Exhibit 4.14

EXECUTION VERSION

SHARE PURCHASE AGREEMENT

by and among

INKIA ENERGY LTD.,

IC POWER DISTRIBUTION HOLDINGS, PTE. LTD.,

NAUTILUS INKIA HOLDINGS LLC,

NAUTILUS DISTRIBUTION HOLDINGS LLC

AND

NAUTILUS ISTHMUS HOLDINGS LLC

Dated as of November 24, 2017

i

4.21	Compliance with Anti-Corruption Laws	26
4.22	No Brokers	27
4.23	Change of Control	27
4.24	Data Room	27
4.25	Customers and Suppliers	27
4.26	No Other Representations and Warranties	28

ARTICLE V REPRESENTATIONS AND WARRANTIES OF SELLER		28
5.1	Organization	28
5.2	Authority, Validity and Effect	28
5.3	No Conflict; Required Consent	29
5.4	Title	29
5.5	Legal Proceedings	29
5.6	No Brokers	29
5.7	No Other Representations and Warranties	30

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF BUYERS		30
6.1	Organization	30
6.2	Authority, Validity and Effect	30
6.3	No Conflict; Required Consents	31
6.4	Independent Investigation; No Reliance	31
6.5	Financial Capacity	31
6.6	Solvency	32
6.7	Legal Proceedings	32
6.8	Compliance with Anti-Corruption Laws	32
6.9	No Brokers	33
6.10	No Other Representations and Warranties	33

ARTICLE VII COVENANTS AND AGREEMENTS		33
7.1	Interim Operations of the Acquired Companies	33
7.2	Reasonable Access; Financial Assistance	36
7.3	Update and Disclosure	38
7.4	Publicity	38
7.5	Reasonable Efforts; Cooperation; Regulatory Filings	38
7.6	Contact with Customers, Suppliers and Other Business Relations	40
7.7	Financing Cooperation	40
7.8	Further Assurances	42
7.9	Support Obligations	42
7.10	Minimum Cash; Restricted Cash	43
7.11	Interim Operating Covenants Concerning Anti-Corruption Laws	43
7.12	Casualty and Condemnation	44
7.13	Kanan Project	46
7.14	Agua Clara Debt	51
7.15	Intercompany and Intragroup Balances	51
7.16	Other Transaction Agreements	51

ARTICLE VIII CONDITIONS TO CLOSING		51
8.1	Conditions to Obligations of the Seller	51
8.2	Conditions to Obligations of Buyers	52
8.3	Frustration of Closing Conditions	53

ARTICLE IX TERMINATION OF AGREEMENT		54
9.1	Termination	54
9.2	Effect of Termination	55

ARTICLE X SURVIVAL; INDEMNIFICATION		55
10.1	Survival	55
10.2	Indemnification by Buyers	56
10.3	Indemnification by Sellers	57
10.4	Exclusive Remedy	58
10.5	Limitations	58
10.6	Procedures	60
10.7	Subrogation	62
10.8	Mitigation	62
10.9	Adjustment to Purchase Price	62
10.10	Setoff Rights	62

ARTICLE XI TAX MATTERS		63
11.1	Transfer Taxes	63
11.2	Tax Returns	63
11.3	Straddle Period Tax Liabilities	64
11.4	Assistance and Cooperation	64
11.5	Audits	64
11.6	Certain Actions	65
11.7	Tax Refunds	65
11.8	Limitation on Sellers’ Rights	66

ARTICLE XII MISCELLANEOUS AND GENERAL		66
12.1	Expenses	66
12.2	Successors and Assigns	67
12.3	Third Party Beneficiaries	67
12.4	Notices	67
12.5	Complete Agreement	69
12.6	Captions	69
12.7	Amendment	69
12.8	Governing Law	69
12.9	Consent to Jurisdiction and Service of Process	69
12.10	Severability	71
12.11	Construction	71
12.12	Counterparts	71
12.13	No Recourse	71
12.14	Waivers	72

EXHIBITS

Exhibit A	Form of Mutual Release
Exhibit B	Form of Local Transfer Agreements
Exhibit C	Buyer Guarantee
Exhibit D	The Deferred Payment Agreement Term Sheet, the Collateral Agreement Term Sheet, and the form of Seller Guarantee
Exhibit E	Form of Contingent Payment and Assignment Agreement
Exhibit F	Form of Transition Services Agreement

SCHEDULES

Schedule 1.1(a)	Cash Extraction Costs
Schedule 1.1(b)	Buyers’ Knowledge Persons
Schedule 1.1(c)	Development Projects
Schedule 1.1(d)	Relevant Material Contract Amount
Schedule 1.1(e)	Sellers’ Knowledge Persons
Schedule 2.3(a)	Estimated Closing Statement
Schedule 2.4	Withholding
Schedule 3.2(d)	Resigning Directors
Schedule 3.2(j)	Intercompany Support Obligations
Schedule 4.2	Capitalization
Schedule 4.3(a)	Subsidiaries
Schedule 4.3(b)	Ownership
Schedule 4.4(b)	Conflicts and Consents
Schedule 4.5(d)	Liabilities Related to Certain Matters
Schedule 4.7(a)	Absence of Change (MAE)
Schedule 4.7(b)	Absence of Change (Other)
Schedule 4.8	Taxes
Schedule 4.8(j)	Tax Exemptions
Schedule 4.9	Real Property
Schedule 4.10(c)	Tangible Personal Property
Schedule 4.11	Compliance with Laws
Schedule 4.12(a)	Material Permits
Schedule 4.12(b)	Future Development Permits
Schedule 4.13(b)	Labor Agreements
Schedule 4.13(c)	Labor Issues
Schedule 4.13(d)	Acceleration
Schedule 4.13(h)	Director/Officer/Employee Lists
Schedule 4.14(a)	Material Contracts
Schedule 4.17	Legal Proceedings
Schedule 4.18(a)	IP Ownership
Schedule 4.18(b)	IP Issues
Schedule 4.19	Insurance
Schedule 4.20	Environmental
Schedule 4.23	Change in Control
Schedule 4.25(a)	Suppliers

Schedule 4.25(b)	Customers
Schedule 5.3	Conflicts
Schedule 6.3(b)	Consents (to be provided by Buyers)
Schedule 7.1(a)	Interim Operating Covenants
Schedule 7.2(c)	Financial Statements Assistance
Schedule 7.15	Intercompany Balances
Schedule 8.2(g)	Audited Financials (List of Subsidiaries) for 2018 Closing
Schedule 12.14	Waiver Counsel

ANNEXES

Annex I	Definitions
v

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is dated as of November 24, 2017, by and among Inkia Energy Limited, an exempted company incorporated under the laws of Bermuda (“Seller 1”), IC Power Distribution Holdings, Pte. Ltd., a company organized and existing under the laws of Singapore (“Seller 2”), Nautilus Inkia Holdings LLC, a company organized and existing under the laws of Cayman Islands (“Buyer 1”), Nautilus Distribution Holdings LLC, a company organized and existing under the laws of Cayman Islands (“Buyer 2”), and Nautilus Isthmus Holdings LLC, a company organized and existing under the laws of Cayman Islands (“Buyer 3”). Each of Seller 1 and Seller 2 is sometimes referred to herein individually as a “Seller” and collectively as “Sellers”. Each of Buyer 1, Buyer 2 and Buyer 3 is sometimes referred to herein individually as a “Buyer” and collectively as “Buyers”. Each of the Sellers and Buyers is sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, as of the date of this Agreement, Sellers are the record owners of the Acquired Interests in the Acquired Companies as shown on Schedule 4.2.

WHEREAS, Sellers desire to sell to Buyers, and Buyers desire to purchase from Sellers, all of the Acquired Interests on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Buyer Guarantor, simultaneously with the execution and delivery of this Agreement, has agreed pursuant to a guarantee, dated as of the date hereof, by Buyer Guarantor in favor of Sellers (the “Buyer Guarantee”) in the form attached hereto as Exhibit C to guarantee certain obligations of Buyers under this Agreement; and

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and subject to the terms and conditions set forth herein, Sellers and Buyers hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1          Definitions. Capitalized terms used in this Agreement shall have the respective meanings set forth or referenced in Annex I attached hereto.

ARTICLE II
SALE AND PURCHASE

2.1           Sale and Purchase. At the Closing (a) Seller 1 shall sell and transfer to (i) Buyer 1 all of the Buyer 1 Acquired Interests and (ii) Buyer 3 all of the Buyer 3 Acquired Interests, (b) Seller 1 and Seller 2 shall sell and transfer to Buyer 2 all of the Buyer 2 Acquired Interests, in each case, free and clear of all Liens and (c) Buyers shall purchase and acquire the Acquired Interests and Buyer 1 shall make the payments described in Section 2.2. For the avoidance of doubt, Sellers are not selling, assigning or otherwise transferring to any Buyer, and no Buyer is acquiring or assuming any asset or Liability of any kind of the Sellers, except as expressly provided in this Agreement, the CPAA Agreement, Seller Support Agreements and any other agreement expressly contemplated hereby.

2.2          Purchase Price.

(a)           Subject to the adjustments set forth in Section 2.3, in full consideration for the transfer of the Acquired Interests, Buyer 1 shall pay or cause to be paid to Seller 1 at the Closing, an aggregate amount in cash equal to:

(i)	$1,177,000,000 (the “Base Purchase Price”);

(ii)	plus any Estimated Working Capital Adjustment;

(iii)	minus any Estimated Debt Adjustment;

(iv)	minus the Closing Date Escrow Amount (if any);

(v)	plus the Estimated Excess Cash Adjustment; and

(vi)	plus the Estimated Agua Clara Contribution Amount,

(such resulting amount calculated by clauses (i) through (vi), the “Initial Purchase Price”).

(b)          The Initial Purchase Price will be net of any Tax required to be withheld pursuant to the Withholding Tax Statement and the net amount shall be paid by Buyer 1 to Seller 1 at the Closing by bank wire transfer of immediately available funds to an account or accounts designated by Seller 1 in writing to Buyers at least three (3) Business Days prior to the Closing Date except as otherwise provided in Section 3.3(a); provided that the Deferred Payment Principal Amount shall be paid into the Deferred Payment Escrow Account.

2.3          Purchase Price Adjustment.

(a)           Estimated Statement. At least twenty (20) calendar days prior to the Closing Date, Sellers shall prepare and deliver, or cause to be prepared and delivered, to Buyers a preliminary statement (the “Preliminary Statement”) reflecting the items to be included in the Estimated Statement (as defined below). Following delivery of the Preliminary Statement, Buyers and their representatives shall have the right to review and comment upon such information. Sellers shall consider in good faith any such input of Buyers and their representatives and shall inform Buyers of any material adjustments to be reflected on the Estimated Statement that were not shown on the Preliminary Statement. At least five (5) Business Days prior to the Closing Date, Sellers shall deliver a statement (the “Estimated Statement”) setting forth Sellers’ good faith estimate of:

(i)            the Proportionally Consolidated Group Net Working Capital as of the Effective Time (the “Estimated Closing Proportionally Consolidated Group Working Capital”);

(ii)           the Proportionally Consolidated Group Debt outstanding as of the Effective Time (the “Estimated Closing Proportionally Consolidated Group Debt”);

(iii)          the Excess Cash Adjustment (the “Estimated Excess Cash Adjustment”);

(iv)          the Agua Clara Debt outstanding as of the Effective Time (the “Estimated Agua Clara Debt”);

(v)           the Agua Clara Contribution Amount as of the Effective Time (the “Estimated Agua Clara Contribution Amount”); and

(vi)          the Initial Purchase Price calculated therefrom.

The statements provided pursuant to this Section 2.3(a) shall be calculated in the manner set out in Schedule 2.3(a) and shall be prepared in accordance with the Closing Accounting Policies.

(b)           Closing Statement. Within ninety (90) days after the Closing Date, Buyers shall prepare and deliver, or cause to be prepared and delivered, to Sellers a statement (the “Closing Statement”) setting forth Buyers’ calculation of:

(i)            the Proportionally Consolidated Group Net Working Capital as of the Effective Time (the “Closing Proportionally Consolidated Group Working Capital”);

(ii)           the Proportionally Consolidated Group Debt outstanding as of the Effective Time (the “Closing Proportionally Consolidated Group Debt”);

(iii)          the Excess Cash Adjustment (the “Closing Excess Cash Adjustment”);

(iv)          the Agua Clara Debt outstanding as of the Effective Time (the “Closing Agua Clara Debt”);

(v)           the Agua Clara Contribution Amount as of the Effective Time (the “Closing Agua Clara Contribution Amount”); and

(vi)          the Purchase Price calculated therefrom.

The Closing Statement shall follow the same format (including with respect to each line item) as the Estimated Statement and shall be prepared and calculated in accordance with the Closing Accounting Policies and in accordance with Schedule 2.3(a). The Closing Statement shall not take into account any events occurring after the Closing Date. If Buyers fail to deliver the Closing Statement within such 90-day period, then in addition to any other rights Sellers may have under this Agreement, Sellers shall have the right to elect that the Initial Purchase Price (and each component thereof) be deemed to be the amount of the Purchase Price and be final, conclusive and binding on the Parties and used for purposes of calculating the adjustment pursuant to this Section 2.3.

(c)           Closing Statement Dispute.

(i)            Within sixty (60) days following receipt by Sellers of the Closing Statement, Sellers shall deliver written notice to Buyers of any dispute they have with respect to the preparation or content of the Closing Statement (the “Adjustment Dispute Notice”). If Sellers do not notify Buyers of a dispute with respect to the Closing Statement within such 60-day period, such Closing Statement will be final, conclusive and binding on the Parties.

(ii)           In the event Sellers deliver an Adjustment Dispute Notice with respect to only certain of the amounts set forth in the Closing Statement but not others, then any undisputed amount shall be deemed to be final, binding and conclusive. In the event the Sellers deliver an Adjustment Dispute Notice to Buyers, then Sellers and Buyers shall cooperate in good faith for a period of thirty (30) calendar days commencing on the date of delivery of the Adjustment Dispute Notice to resolve any such dispute as promptly as possible. During such thirty- day (30-day) period, the Buyers shall provide Sellers reasonable access to the Buyers’ and the Group’s personnel, properties, Contracts, documents, books, records, files and other data (including Tax Returns) relevant to the calculation of the Closing Statement (subject to the execution of customary work paper access letters and confidentiality agreements if requested).

(iii)          If Buyers and Sellers fail to resolve such disputed items within 30 days after Sellers advise Buyers of Sellers’ objections in writing, then Buyers and Sellers jointly shall engage the Arbitration Firm to resolve only such disputed items. In the event Buyers and Sellers engage the Arbitration Firm, as promptly as practicable thereafter, Buyers, on the one hand, and Sellers, on the other hand, shall each prepare and submit a presentation to the Arbitration Firm. As soon as practicable thereafter, Buyers and Sellers shall cause the Arbitration Firm to choose one of the Party’s positions on each of the disputed items based solely upon the presentation by Buyers and Sellers. The Arbitration Firm (A) may only resolve disagreements as to matters covered by the Adjustment Dispute Notice (which disagreements shall refer to the definitions and specific line items set out in Schedule 2.3(a) (if applicable)); (B) shall base its determination solely on (1) the written submissions of the Parties and shall not conduct an independent investigation and (2) the Closing Accounting Policies and the provisions set forth in this Section 2.3; and (C) shall not assign any value with respect to a disputed amount that is greater than the highest value for such amount claimed by either Sellers or Buyers or that is less than the lowest value for such amount claimed by either Sellers or Buyers. The Arbitration Firm shall be instructed to render a determination as soon as reasonably possible (which the Parties agree should not be later than thirty (30) calendar days following the day on which the disagreement is referred to the Arbitration Firm). The Arbitration Firm shall conduct the determination activities in a manner wherein (x) each of Sellers and Buyers promptly provide their assertions regarding the specific items in dispute set forth in the Adjustment Dispute Notice to the Arbitration Firm and to each other, substantially simultaneously and (y) all materials submitted are held in confidence and shall not be disclosed to any third parties.

(iv)          Buyers, on the one hand, and Sellers, on the other hand, shall each be responsible for fifty percent (50%) of the fees and expenses of the Arbitration Firm; provided, however, that the allocation of such fees and expenses among Buyers and Sellers may be modified by the Arbitration Firm to the extent the Arbitration Firm determines that either Buyers or Sellers took any position with respect to the Closing Statement in bad faith. All determinations made by the Arbitration Firm (including any determination concerning the allocation of fees and expenses pursuant to the immediately preceding sentence) will be final, conclusive and binding on the Parties. The Parties agree that judgment may be entered upon the determination of the Arbitration Firm in any court having jurisdiction over the Party against which such determination is to be enforced. Notwithstanding anything herein to the contrary, the dispute resolution mechanism contained in this Section 2.3(c) shall be the exclusive mechanism for resolving disputes regarding the Purchase Price adjustment, if any. Except in the instance of fraud, the Parties further agree not to pursue any legal claim or action against the Arbitration Firm as a result of its determinations pursuant to this Section 2.3(c).

(d)           Access. For purposes of complying with the terms set forth in this Section 2.3, Buyers, on the one hand, and Sellers, on the other hand, shall cause the Acquired Companies and Subsidiaries to, cooperate with and make available to each other and their respective representatives all information, records, data and working papers, and shall permit access to its facilities and personnel, as may be reasonably requested in connection with the preparation and analysis of the Closing Statement and the resolution of any disputes thereunder.

(e)           Payment.

(i)            If the Purchase Price (as finally determined pursuant to Section 2.3(b) or Section 2.3(c)) is less than the Initial Purchase Price, Sellers shall pay to Buyer 1, by bank wire transfer of immediately available funds to the accounts designated in writing by Buyer 1, an amount in cash equal to the difference between the Initial Purchase Price and the Purchase Price within five (5) Business Days from the date on which the Purchase Price is finally determined pursuant to Section 2.3(b) or Section 2.3(c).

(ii)           If the Purchase Price (as finally determined pursuant to Section 2.3(b) or Section 2.3(c)) is greater than the Initial Purchase Price, Buyer 1 shall pay or cause to be paid to Seller 1 by bank wire transfer of immediately available funds to the accounts designated in writing by Sellers, an amount in cash equal to the difference between the Purchase Price and the Initial Purchase Price within five (5) Business Days from the date on which the Purchase Price is finally determined pursuant to Section 2.3(b) or Section 2.3(c); provided, however, that if the Tax Basis Certificate has not been obtained at least five (5) Business Days prior to the date such payment is due (such that it is valid), Buyer 1 shall pay such amount into the Basis Certificate Escrow Account.

(iii)          If the Purchase Price (as finally determined pursuant to Section 2.3(b) or Section 2.3(c)) is equal to the Initial Purchase Price, neither Buyer 1 nor Seller 1 shall make any payment pursuant to this Section 2.3.

2.4          Withholding Taxes.

(a)           Except as set forth in Section 2.4(b), Buyers shall be entitled to deduct and withhold such amounts that they are required to deduct and withhold under applicable Tax Law from the Initial Purchase Price, any adjustment payment payable pursuant to Section 2.3(e), and any amount payable to Sellers from an Escrow Account or otherwise pursuant to Section 7.12 or Section 7.13, provided however, that Buyers and any of its successors or assignees shall not be permitted to deduct and withhold any amounts in respect of Taxes to the extent such withholding obligation arises from or is attributable to an assignment by Buyer to another person under Section 12.2. Except as provided in Schedule 2.4, as of the date of this Agreement, Buyers are not aware of any fact or circumstance that would make the payment of the Initial Purchase Price and any adjustment payment payable pursuant to Section 2.3(e), subject to any withholding Tax under applicable Tax Law. Should Buyers determine that such payment or payments are subject to any withholding Tax under applicable Tax law, Buyers shall provide a statement of the Tax required to be withheld from such amounts to Sellers at least five (5) days prior to the scheduled date of payment (a “Withholding Tax Statement”). To the extent that amounts are withheld by Buyers, (a) such withheld amounts shall be remitted by Buyers to the applicable Taxing Authority, (b) Buyers shall provide Sellers with official receipts (or copies thereof) evidencing the payment of any such amounts and (c) such withheld amounts shall be treated for all purposes of this Agreement as having been paid to Sellers. Notwithstanding the foregoing, if Buyers determine that any amounts are required by applicable Tax Law to be deducted or withheld from any of the foregoing payments, Buyers shall, to the extent reasonably practicable and as permitted by applicable Tax Law, give Sellers at least twenty (20) days prior notice of any such deduction or withholding and Sellers and Buyers shall reasonably cooperate with the other Party in order to reduce, limit or avoid such deduction or withholding to the maximum extent permissible under applicable Tax Law, including by affording Sellers the opportunity to provide such Tax forms or other documentation that would eliminate or reduce the amount to be so withheld pursuant to this Section 2.4. For the avoidance of doubt, no amounts shall be deducted or withheld from any payments under this Agreement except to the extent shown on a Withholding Tax Statement delivered to Sellers prior to Closing in the case of the Initial Purchase Price and prior to the scheduled date of payment in the case of any adjustment payment payable pursuant to Section 2.3(e).

(b)          Notwithstanding Section 2.4(a), in the event that Buyers deliver a Withholding Tax Statement showing withholding Taxes in excess of $20 million prior to Closing and Sellers and Buyers have not agreed on the applicable amount of withholding Taxes, then:

(i)           Buyers shall deposit into a withholding tax escrow account maintained by the Escrow Agent in accordance with the Escrow Agreement (the “Withholding Tax Escrow Account”) the amounts shown on the Withholding Tax Statement and that otherwise would have been deducted pursuant to Section 2.4(a) plus a reasonable amount for any interest and penalties that may become due as a result of the failure to timely pay over the withholding Taxes to the applicable Governmental Authority (the “Withholding Tax Escrow Amount”) on the Closing Date;

(ii)           Buyers and Sellers shall reasonably cooperate with the other Party in order to reduce, limit or avoid such deduction or withholding to the maximum extent permissible under applicable Tax Law, including by affording Sellers the opportunity to provide such Tax forms or other documentation that would eliminate or reduce the amount to be withheld. If Buyers and Sellers agree to the applicable amount of withholding Tax in respect of the Initial Purchase Price, then (A) Buyers and Sellers shall jointly instruct the Escrow Agent to pay such agreed withholding Tax and any applicable interest and penalties to the applicable Governmental Authorities where such withholding Taxes are due, (B) if the withholding Tax, interest and penalty amount is greater than the Withholding Tax Escrow Amount, Sellers shall immediately remit the difference to the Escrow Agent and (C) if the withholding Tax, interest and penalty amount is less than the Withholding Tax Escrow Account, the balance shall be paid to Sellers; and

(iii)          In the event that Buyers and Sellers are unable to agree the amount of withholding Taxes within a twenty (20)-day period following the Closing, then Buyers and Sellers jointly shall engage an Arbitration Firm to determine the applicable amount of Taxes to be deducted from the Initial Purchase Price. The Arbitration Firm shall be instructed (a) to render a determination as soon as reasonably possible (which the Parties agree should not be later than ten (10) calendar days following the day on which the disagreement is referred to the Arbitration Firm) and (b) determine the applicable withholding Tax, interest and penalty amount. Buyers, on the one hand, and Sellers, on the other hand, shall each be responsible for fifty percent (50%) of the fees and expenses of the Arbitration Firm. All determinations made by the Arbitration Firm (including any determination concerning the allocation of fees and expenses pursuant to the immediately preceding sentence) will be final, conclusive and binding on the Parties. Following determination by the Arbitration Firm of the applicable Tax, interest and penalty amount to be withheld, (A) Buyers and Sellers shall jointly instruct the Escrow Agent to pay such applicable Tax, interest and penalty amount that is finally determined by the Arbitration Firm pursuant to this Section 2.4(b)(iii) to the applicable Governmental Authorities where such withholding Taxes are due, (B) if the withholding Tax, interest and penalty amount is greater than the Withholding Tax Escrow Amount, Sellers shall immediately remit the difference to the Escrow Agent, and (C) if the withholding Tax, interest and penalty amount is less than the Withholding Tax Escrow Account, the balance shall be paid to Sellers.

2.5          Assumption of Indebtedness. Buyers and Sellers agree that, as a part of the consideration for the transactions contemplated by this Agreement, Buyer 1 shall assume Seller 1’s obligations under the Note Indenture at Closing in accordance with Sections 3.2(h) and 3.3(e).

2.6           Claims Retained by IC Power Ltd. The Parties agree that IC Power Ltd. retains all rights it currently has in relation to the Investment Treaty Claims and there shall be no effect on such rights by virtue of this Agreement. For the avoidance of doubt, the Parties expressly acknowledge that this Agreement is being made without prejudice to IC Power Ltd. receiving whatever redress is possible from an arbitration tribunal for its Investment Treaty Claims.

2.7           Purchase Price Allocation. The Parties agree that the values set across from the Acquired Companies and Subsidiaries listed on Schedule 2.7 represent the fair values attributable to such companies in connection with the transactions contemplated by this Agreement.

ARTICLE III
CLOSING AND DELIVERIES

3.1           Closing. The closing of the transactions contemplated hereby (the “Closing”) will take place remotely via the exchange of documents and signatures on (i) the last Business Day of the calendar month in which each of the conditions set forth in ARTICLE VIII (other than those conditions that are to be satisfied at the Closing) are either satisfied or waived, if such conditions are satisfied or waived on or before the fifteenth (15th) calendar day of the month, (ii) the last Business Day of the calendar month immediately following the calendar month in which each of the conditions set forth in ARTICLE VIII (other than those conditions that are to be satisfied at the Closing) are either satisfied or waived, if such conditions are satisfied or waived after the fifteenth (15th) calendar day of the month, or (iii) on such other date as Sellers and Buyers mutually agree in writing. All proceedings to be taken and all documents to be executed and delivered by all Parties at the Closing will be deemed to have been taken and executed simultaneously and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered. The date on which the Closing actually occurs is the “Closing Date”. The effective time of the Closing will be 11:59 p.m. Eastern Time on the Closing Date (the “Effective Time”).

3.2           Deliveries by the Sellers. At the Closing, Sellers shall deliver, or cause to be delivered, to Buyers the following items:

(a)           Certificates representing the Acquired Interests, duly endorsed (or accompanied by a duly executed share transfer form) for transfer to Buyers or to such account or such Person designated by Buyers in writing prior to the Closing Date;

(b)          Certificates of the Secretary of each of the Acquired Companies, given by him or her on behalf of the Acquired Companies, as applicable, and not in his or her individual capacity, certifying as to the memorandum of association and by-laws (if any) of the Acquired Companies;

(c)           Certificates from an officer of each Seller, given by him or her on behalf of each of the Acquired Companies, as applicable, and not in his or her individual capacity, to the effect that, the conditions set forth in Section 8.2(a) and Section 8.2(b) have been satisfied;

(d)           Resignations or removals of the directors set forth on Schedule 3.2(d), effective as of the Effective Time, by means of letters sent to the Acquired Company or Subsidiary that employs such directors (in their capacity as directors) and countersigned by the relevant Acquired Company or Subsidiary, which letters shall also contain (i) a statement to the effect that such director does not have any claim against the Acquired Company or such Subsidiary, as applicable, for any reason whatsoever, (ii) a statement to the effect that such Acquired Company or Subsidiary does not have any claim against such director, for any reason whatsoever (excluding any violations of any Anti- Corruption Laws), (iii) a release of the Acquired Company or such Subsidiary, as applicable, from any claim such director may have against the Acquired Company or Subsidiary, and (iv) a release of such director from any claim such Acquired Company or Subsidiary may have against such director (excluding any violations of any Anti- Corruption Laws);

(e)           a counterpart to each Local Transfer Agreement duly executed by Seller;

(f)            a counterpart to the Transition Services Agreement duly executed by Seller;

(g)           the Mutual Release duly executed by Sellers, the Acquired Companies and each Subsidiary;

(h)          with respect to the Indenture, dated as of November 9, 2017, between Seller 1, as issuer of the Notes, and Citibank, N.A., as Trustee (the “Note Indenture”), a supplemental indenture duly executed by Seller 1;

(i)            a valid and effective “Certificate of Invested Capital” from the Superintendencia Nacional de Aduanas y de Administración Tributaria (SUNAT) with respect to Seller 1’s Tax basis in Inkia Americas Ltd. that was issued by SUNAT within the 45-day period ending on the Closing Date (the “Tax Basis Certificate”);

(j)            an assignment agreement, in form and substance reasonably satisfactory to Buyers, providing for the assignment and transfer to Buyers or a Subsidiary thereof of any intercompany Support Obligations set forth on Schedule 3.2(j), duly executed by Seller 1;

(k)           an executed copy of the Trust Agreement duly executed by Inkia Americas Holding Ltd. (Bermuda) and Maples FS, as trustee;

(l)           an executed copy of the Trust Agreement duly executed by Inkia Salvadorian Panama Ltd. (Cayman), Nejapa Holdings Company Ltd. (Cayman) and Maples FS, as trustee (together with the Trust Agreement referenced in Section 3.2(k), and instruments of assignment of the applicable voting rights contemplated by such Trust Agreement, each dated as of the Closing Date, in each case in form and substance as reasonably agreed between the Sellers and Buyers, the “Trust Agreements”);

(m)          a counterpart to the CPAA Agreement duly executed by the Sellers and/or each Affiliate of Seller that is party to any such CPAA Agreement;

(n)           a counterpart to each Seller Support Agreement, dated as of the Closing Date, duly executed by each Seller and/or each Affiliate of Seller that is party to any such Seller Support Agreements;

(o)           if any portion of the Initial Purchase Price is to be deposited in the Escrow Accounts in accordance with this Agreement, a counterpart to the Escrow Agreement, dated as of the Closing Date, and duly executed by Seller 1;

(p)           an amendment to the by-laws of IC Power Holdings (Kallpa) Ltd., Compañía de Energía de Centroamerica S.A. de C.V. Cenergica, and Nejapa Power Company S.A., in each case in form and substance reasonably agreed between Sellers and Buyers;

(q)           executed copies of director appointment agreements with three independent directors of IC Power Holdings (Kallpa) Ltd., Compañía de Energía de Centroamerica S.A. de C.V. Cenergica and Nejapa Power Company S.A.; and

(r)            the original shareholders register of each Acquired Company duly updated to evidence the transfer of the Acquired Interests to Buyers or such other documentation as may be reasonably required under applicable Law to evidence the transfer of the Acquired Interests to Buyers.

3.3          Deliveries by Buyers. At the Closing, Buyers shall deliver, or cause to be delivered, to Sellers the following items:

(a)           the Initial Purchase Price paid by Buyer 1 in accordance with Section 2.2 to the Person or Persons entitled thereto less an amount equal to the aggregate amount of all Closing Date Escrow Amounts;

(b)           the Closing Date Escrow Amounts, by wire transfer of immediately available dollars, to the Escrow Agent to be held, invested, applied and released as provided in the Escrow Agreement;

(c)           a certificate of the Secretary of each Buyer, given by him or her on behalf of such Buyer and not in his or her individual capacity, certifying as to the Organizational Documents of such Buyer and as to the resolutions of the managers of such Buyer authorizing this Agreement and the transactions contemplated hereby;

(d)           A certificate of an officer of each Buyer, given by him or her on behalf of such Buyer and not in his or her individual capacity, to the effect that the conditions set forth in Section 8.1(a) and Section 8.1(b) have been satisfied with respect to such Buyer;

(e)           with respect to the Note Indenture, (i) a supplemental indenture, in form and substance reasonably satisfactory to the Trustee (as defined in the Note Indenture), duly executed by Buyer 1 and the Trustee (ii) an officer’s certificate of Buyer 1 (as successor issuer), in form and substance reasonably satisfactory to the Trustee (as defined in the Note Indenture) and Sellers’ counsel, and (iii) a legal opinion of the successor issuer’s counsel in form and substance reasonably satisfactory to the Trustee;

(f)           a counterpart to each Local Transfer Agreement duly executed by Buyer 1, Buyer 2 or Buyer 3, as applicable;

(g)          a counterpart to the Transition Services Agreement duly executed by Buyer 1, Buyer 2 or Buyer 3, as applicable;

(h)          a counterpart to the CPAA Agreement duly executed by Buyer 1 and Buyer 2;

(i)           if any portion of the Initial Purchase Price is to be deposited in the Escrow Accounts in accordance with this Agreement, a counterpart to the Escrow Agreement duly executed by Buyer 1, Buyer 2 or Buyer 3, as applicable; and

(j)           a counterpart to each Seller Support Agreement duly executed by Buyer 1, Buyer 2 or Buyer 3, as applicable.

3.4           Basis Certificate Escrow Account. Buyers and Sellers shall procure that, following delivery of the Tax Basis Certificate to Buyers, any amounts paid into the Basis Certificate Escrow Account (if any) and any earnings thereon shall be promptly paid to Sellers. Buyers and Sellers shall take all actions necessary to instruct and cause the Escrow Agent to make such payments pursuant to the preceding sentence.

3.5           Casualty and Condemnation Escrow Account. Buyers and Sellers shall procure that, following final determination (if any) in accordance with Section 7.12, any amounts paid into the Casualty and Condemnation Escrow Account (if any) and any earnings thereon due to Sellers in accordance with Section 7.12 shall be promptly paid to Sellers and the remainder (if any) shall be promptly paid to Buyers. Buyers and Sellers shall take all actions necessary to instruct and cause the Escrow Agent to make such payments pursuant to the preceding sentence.

3.6           Kanan Project Escrow Account. Buyers and Sellers shall procure that, in accordance with Section 7.13, any amounts paid into the Kanan Project Escrow Account (if any) and any earnings thereon and (a) due to Sellers in accordance with Section 7.13 shall be promptly paid to Sellers and (b) due to Buyers in accordance with Section 7.13 shall be promptly paid to Buyers. Buyers and Sellers shall take all actions necessary to instruct and cause the Escrow Agent to make such payments pursuant to the preceding sentence.

3.7           Withholding Tax Escrow Account. Buyers and Sellers shall procure that any amounts paid into the Withholding Tax Escrow Account (if any) to be paid to (a) a Governmental Authority in accordance with Section 2.4(b)(ii) and Section 2.4(b)(iii) shall be promptly paid to such Governmental Authority and (b) Sellers in accordance with Section 2.4(b)(ii) and Section 2.4(b)(iii) shall be promptly paid to Sellers. Buyers and Sellers shall take all actions necessary to instruct and cause the Escrow Agent to make such payments pursuant to the preceding sentence.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES REGARDING THE ACQUIRED
COMPANIES AND THE SUBSIDIARIES

Except as set forth on the applicable Schedules (it being understood that any matter disclosed in any Schedule (i) will be deemed to be disclosed on any other Schedule to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is applicable to such other Schedule or Schedules and (ii) does not represent a determination that such item is material or establish a standard of materiality or that such matter did not arise in the ordinary course of business), the Sellers represents and warrants to Buyers as of the date hereof and as of the Effective Time as follows:

4.1          Organization and Standing.

(a)           Each Acquired Company and Subsidiary is an entity, duly organized or formed, validly existing and, to the extent such concept is recognized under applicable Law, in good standing, under the Laws of its jurisdiction of incorporation or formation, and has all the requisite power and authority to own, lease and operate its assets and properties and conduct its business as it is presently conducted, in all material respects.

(b)           Each Acquired Company and Subsidiary is duly qualified to do business, and, to the extent such concept is recognized under applicable Law, in good standing, in each jurisdiction in which the character of the assets and properties owned, operated or leased by it or in which the conduct of its business requires it to be so qualified, except where the failure to be so qualified or to be in good standing would not have, individually or in the aggregate, a Material Adverse Effect on the Group.

(c)           Sellers have made available to Buyers true, complete and correct copies of the Organizational Documents of the Acquired Companies and each of the Subsidiaries.

4.2           Capitalization. The authorized Equity Securities of the Acquired Companies that have been issued are set forth in Schedule 4.2. All of the Acquired Interests have been duly authorized and are validly issued, fully paid and non-assessable shares. Except as set forth on Schedule 4.2, there are no: (a) outstanding Equity Securities, Contracts or commitments obligating the Acquired Companies or any Subsidiary to, directly or indirectly, issue, transfer, sell or otherwise acquire or dispose of any Equity Securities of the Company or any Subsidiary; or (b) Contracts, Organizational Documents, proxies, or other similar instruments or understandings to which the Acquired Companies or any Subsidiary are a party, by which the Acquired Companies or any Subsidiary are bound or to which the Acquired Interests or the Subsidiary Interests are subject with respect to the voting, transfer or other disposition of its Equity Securities.

4.3          Subsidiaries.

(a)           Schedule 4.3(a) sets forth for each Subsidiary: (i) its jurisdiction of formation, (ii) the authorized amount and the number of issued and outstanding Equity Interests of such Subsidiary (such issued and outstanding Equity Interests, the “Subsidiary Interests”), (iii) all Equity Interests or voting interests of the Subsidiaries owned by the Acquired Companies or a Subsidiary, (iv) all Equity Interests or voting interests of the Subsidiaries owned by any Person other than the Acquired Companies, or a Subsidiary and the identity of such Person. Except as set forth on Schedule 4.3(a), all Subsidiary Interests owned by the Acquired Companies or a Subsidiary are duly authorized, validly issued, fully paid and nonassessable and, in each case, owned free and clear of all Liens other than Liens arising under or securing Debt of the Acquired Companies and the Subsidiaries set forth on Schedule 4.3(a) or arising under applicable securities Laws.

(b)           Except as set forth on Schedule 4.3(b), the Acquired Companies do not, directly or indirectly, own any Equity Securities or voting interests of any other Person other than the Subsidiaries. All of the outstanding Equity Securities or voting interests set forth on Schedule 4.3(b) that are owned, directly or indirectly, by the Acquired Companies are duly authorized, validly issued, fully paid and nonassessable and, in each case, owned free and clear of all Liens other than Liens arising under or securing Debt of the Acquired Companies and the Subsidiaries set forth on Schedule 4.3(b) or arising under applicable securities Laws.

4.4          No Conflict; Required Filings and Consents.

(a)           Neither the execution and delivery of this Agreement by Sellers or the Acquired Companies or the other agreements and documents contemplated hereby to be executed and delivered by Sellers or the Acquired Companies, nor the consummation by Sellers or the Acquired Companies of the transactions contemplated herein or therein, nor compliance by Sellers or the Acquired Companies with any of the provisions hereof or thereof, does or will (i) conflict with or result in a breach of any provisions of the Organizational Documents of the Acquired Companies or any of the Subsidiaries, (ii) constitute or result in any material Default under any Material Contract, (iii) result in the creation or imposition of a Lien (other than a Permitted Lien) upon any property or assets of the Acquired Companies or the Subsidiaries, or (iv) subject to receipt by Buyers of the requisite approvals referred to in Schedule 6.3(b), violate, in any material respect, any Consent, Permit, Order or Law applicable to the Acquired Companies or the Subsidiaries or any of their respective properties, assets or businesses, in each case except as set forth on Schedule 4.4(b).

(b)           Other than as set forth on Schedule 4.4(b), no Consent of any Person is required to be obtained by Sellers, the Acquired Companies or any Subsidiary in connection with the execution and delivery of this Agreement or the consummation by Sellers of the transactions contemplated by this Agreement, except for any Consents that, if not obtained, would not be material to the Acquired Companies or Subsidiaries or the business, operations or condition of the Acquired Companies or Subsidiaries.

4.5          Financial Statements; No Undisclosed Liabilities.

(a)           Copies of the following financial statements have been delivered to Buyers or have been made available to Buyers for their review: (i) the audited consolidated balance sheets of Seller 1 and its consolidated subsidiaries as of December 31, 2016 and December 31, 2015, and the related audited consolidated statements of operations, stockholders’ equity, and cash flows for the fiscal years then ended, together with the notes thereto (the “Audited Financial Statements”), (ii) the unaudited consolidated balance sheet of Seller 1 and its consolidated subsidiaries as of June 30, 2017 (such balance sheet referred to as the “Balance Sheet” and June 30, 2017, referred to as the “Balance Sheet Date”), and the related unaudited consolidated statements of operations for the 6-month period ended thereon (the “Interim Financial Statements”) and (iii) the unaudited consolidated balance sheet of Seller 1 and its consolidated subsidiaries as of September 30, 2017 and the related unaudited consolidated statements of operations for the 9-month period ended thereon (the “9-Month Financial Statements” and, together with the Interim Financial Statements and the Audited Financial Statements, the “Seller Financial Statements”).

(b)           The Seller Financial Statements have been prepared in accordance with IFRS consistently applied and fairly present, in all material respects, the assets and liabilities, financial position, results of operations, stockholders’ equity, and cash flows of the Acquired Companies and the Subsidiaries, on a consolidated basis, as of the dates and for the periods indicated.

(c)           Copies of the consolidation file of the Group as of and for the six months ended June 30, 2017, (the “6-Month Consolidation File”) and the consolidation file of the Group as of and for the nine months ended September 30, 2017, (the “9-Month Consolidation File”) have been delivered or otherwise made available to Buyers by Sellers. The Interim Financial Statements have been prepared based on, and are consistent with, the 6-Month Consolidation File. The 9-Month Financial Statements have been prepared based on, and are consistent with, the 9-Month Consolidation File.

(d)           Except for (a) the Liabilities as set forth on the Balance Sheet, (b) the Liabilities incurred by the Acquired Companies and the Subsidiaries since June 30, 2017 in the ordinary course of their respective businesses, consistent with past practice, (c) Liabilities incurred in connection with this Agreement, (d) Liabilities related to the matters set forth on Schedule 4.5(d), and (e) Liabilities solely between Group members incurred in the ordinary course of their respective businesses, consistent with past practice, the Acquired Companies and the Subsidiaries have no Liabilities of the nature required to be disclosed in a balance sheet prepared in accordance with IFRS consistently applied.

(e)           There are no Liabilities in excess of $500,000 in the aggregate between any of the Acquired Companies or Subsidiaries, unless both the obligor and obligee Acquired Company or Subsidiary are owned, directly or indirectly, by Sellers in the same proportion of Equity Interests.

4.6          Insolvency.

(a)           No Acquired Company nor any Subsidiary is involved in any bankruptcy, liquidation, receivership, administration, arrangement or scheme with creditors, moratorium, interim or provisional supervision by the court or court appointee or any other similar or analogous proceedings under Law (“Insolvency Proceedings”).

(b)           To the Sellers’ Knowledge, no order has been made, petition or application presented, notice or any other documents filed or resolution passed for the winding up of any of the Acquired Companies or Subsidiaries, or for the appointment of a liquidator, receiver, administrator, administrative receiver or similar officer over any of the Acquired Companies or Subsidiaries, or all or any of their assets or commencement of any Insolvency Proceedings.

(c)          The Acquired Companies and each of the Subsidiaries are Solvent.

4.7          Absence of Certain Changes.

(a)           Since December 31, 2016, except as set forth on Schedule 4.7(a), there has not been any change, event, condition, effect, fact, circumstance, matter, occurrence or development which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on (i) the Acquired Companies and Subsidiaries that conduct their respective businesses in the Republic of Peru, taken as a whole, (ii) Energuate or (iii) the Group, taken as a whole.

(b)           Since the Balance Sheet Date, except as set forth on Schedule 4.7(b), each Acquired Company and each Subsidiary (i) has conducted its respective business and operated its respective assets and properties in the ordinary course of business and (ii) has not taken any action or consummated any transaction which if taken or consummated from the date of this Agreement until the Closing or the earlier termination of this Agreement would constitute a breach of the covenants set forth in Section 7.1.

4.8          Taxes. Except as set forth on Schedule 4.8:

(a)           Each of the Acquired Companies and Subsidiaries has filed all material Tax Returns that it was required to file and has timely paid all material Taxes that it was required to pay (whether or not shown as due and owing on a Tax Return). All such Tax Returns were correct and complete in all material respects. All material Taxes not yet due and payable by the Acquired Companies and Subsidiaries have been properly accrued on the Seller Financial Statements to the extent required by IFRS.

(b)           Sellers have delivered to Buyers true, complete and correct copies of all income Tax Returns and material other Tax returns filed by each of the Acquired Companies and Subsidiaries for all periods beginning on or after January 1, 2012. Sellers have also made available to Buyers true, complete and correct copies of all available examination reports or other available similar reports and statements of deficiencies assessed against or agreed to by, or on behalf of, the Acquired Companies or any of the Subsidiaries on or after January 1, 2012.

(c)           Each of the Acquired Companies and Subsidiaries has complied in all material respects with all applicable Tax Laws with respect to the withholding of Taxes and timely and properly paid all such material withheld Taxes to the appropriate Taxing Authority in accordance with applicable Tax Laws.

(d)           No Acquired Company nor any Subsidiary has any Liability for Taxes of any Person (other than any Liability for Taxes of the Acquired Companies and the Subsidiaries) as the result of being a member of an affiliated, consolidated, aggregate, unitary or combined group for purposes of filing any Tax Return or as a result of being a transferee or successor.

(e)           No Acquired Company nor any Subsidiary has agreed to, or requested, or taken any other action that resulted in any extension or waiver of the statute of limitations applicable to any material Tax Return or to any material Taxes payable by or with respect to the Acquired Companies or any of the Subsidiaries, or agreed to any extension of time with respect to a material Tax assessment, reassessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired.

(f)           No Acquired Company nor any Subsidiary is a party to or bound by any Tax indemnity, allocation or sharing agreement (other than any customary agreements with customers, vendors, lenders, lessors or the like entered into in the ordinary course of business and any other agreements for which Taxes is not the principal subject matter).

(g)          There are no Liens for Taxes on the assets of any of the Acquired Companies or Subsidiaries, except for Permitted Liens.

(h)           There is no Action, as of the date of this Agreement, pending with respect to any of the Acquired Companies or Subsidiaries in respect of any material Tax. No Acquired Company nor any of the Subsidiaries has received written notice of any pending or threatened Action in respect of any material Tax of any Acquired Company or any of the Subsidiaries.

(i)           No Acquired Company nor any Subsidiary has entered into a closing agreement or other similar agreement with a Governmental Authority relating to Taxes of such Acquired Company or Subsidiary with respect to a taxable period for which the statute of limitations is still open.

(j)           Schedule 4.8(j) sets forth a true, complete and correct list of all currently effective income Tax exemptions and currently effective preferential income Tax treatments granted to any Acquired Company or any Subsidiary. No submission made to any Governmental Authority in connection with the procurement of such income Tax exemptions or preferential income Tax treatments contained any misstatement or omission that would have materially affected the granting of such income Tax exemptions or preferential income Tax treatments. No Acquired Company nor any Subsidiary has received written notice of the repeal, cancellation or revocation of any such income Tax exemptions or preferential income Tax treatments.

(k)           No Acquired Company nor any Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Post-Closing Tax Period or for the portion of any Straddle Period beginning after the Closing Date as a result of any (i) intercompany transaction entered into prior to the Closing Date outside the ordinary course of business, (ii) installment sale or open transaction disposition made at or prior to the Closing outside the ordinary course of business, (iii) prepaid amount received at or prior to the Closing outside the ordinary course of business, or (iv) change in accounting method made prior to Closing that would be applicable to a Post-Closing Tax Period or the portion of any Straddle Period beginning after the Closing Date.

(l)            Sellers have delivered or made available to Buyers true, complete and correct copies of any transfer pricing studies, statements filed with a Governmental Authority relating to transfer pricing matters and related materials relating to any material transactions covering any tax period starting on or after January 1, 2012 by, for or in respect of any Acquired Company or any Subsidiary.

(m)          No jurisdiction where the Acquired Companies or the Subsidiaries do not file a Tax Return has made a claim in writing that any Acquired Company or Subsidiary is or may be required to file a Tax Return or is subject to Tax in such jurisdiction.

(n)          No Acquired Company nor any Subsidiary has made a U.S. entity classification election under Treasury Regulation Section 301.7701-3(c).

(o)           No Acquired Company nor any Subsidiary has entered into a record retention agreement relating to Taxes with any Governmental Authority that is still in effect.

(p)          The amount of the net operating losses reflected on all of the Peruvian income Tax Returns filed by Kallpa Generación S.A., Cerro del Aguila and Samay I S.A. for periods beginning on or after January 1, 2012 is true and correct.

Notwithstanding any other representations and warranties in this ARTICLE IV, the representations and warranties in this Section 4.8 and Section 4.13 are the sole and exclusive representations and warranties of the Acquired Companies and Subsidiaries relating to Tax matters, including compliance with and liabilities arising under Tax Laws. No provision of this Agreement (including this Section 4.8) will be construed as providing a representation or warranty with respect to the existence, amount, expiration date or limitations (or availability of) any Tax attribute of the Acquired Companies and their Subsidiaries, except to the extent provided by the representations and warranties in Sections 4.8(k), (n) and (p). Schedule 4.8 contains a complete list of the specific proceedings with respect to which no indemnity will be available to Buyers pursuant to Section 10.3.

4.9          Real Property. Schedule 4.9 contains a complete and accurate description of (a) all of the material Real Property owned by the Acquired Companies or the Subsidiaries (the “Owned Real Property”), (b) all of the material Real Property leased by the Acquired Companies or the Subsidiaries (the “Leased Real Property”) and (c) all of the material Real Property in or to which any Acquired Company or any Subsidiary has any Real Property Rights. Except as disclosed in Schedule 4.9, the Acquired Companies and Subsidiaries have good and marketable title to the Owned Real Property, free and clear of all Liens except for Permitted Liens. Each Acquired Company and Subsidiary has good and valid leasehold rights to the Leased Real Property required to conduct its business as currently conducted subject to the General Enforceability Exceptions. Each Acquired Company and each Subsidiary has valid and enforceable rights under any Real Property Agreements required to conduct its business as currently conducted subject to the General Enforceability Exceptions. The Real Property listed on Schedule 4.9 comprises all material Real Property used in the conduct of the business and operations of the Acquired Companies and the Subsidiaries as now conducted.

4.10        Sufficiency of Assets; Tangible Personal Property.

(a)           The Acquired Companies and the Subsidiaries own, lease, license or have valid, enforceable contractual rights for all of the assets (personal, tangible and intangible) that are necessary to conduct and operate their respective businesses as presently conducted and operated.

(b)           The Acquired Companies and the Subsidiaries have good and valid title to, or valid enforceable rights to use (under Contracts or otherwise), all of their property and assets (personal, tangible and intangible), free and clear of all Liens, except for Permitted Liens.

(c)           Except as set forth on Schedule 4.10(c) all items of equipment owned, leased or used by the Acquired Companies or the Subsidiaries in the conduct and operation of their respective businesses are suitable for the purposes for which they are employed, are in customary operating condition and repair, subject to ordinary wear and tear, and have been maintained by the Acquired Companies and the Subsidiaries in accordance with Good Utility Practices.

4.11        Compliance with Laws. Except as set forth on Schedule 4.11 and except for those matters that are the subject of the representations included in Sections 4.8, 4.12, 4.13(f), 4.20, and 4.21:

(a)           Neither the Acquired Companies nor any Subsidiary is, or in the past two (2) years has been, in material violation of any material Law, Order or Permit applicable to any Acquired Company or any Subsidiary, their respective businesses or by which the Acquired Interests or Subsidiary Interests are bound or subject, including any material Laws in respect of social performance; and

(b)          No Acquired Company or Subsidiary has received written notification from any Governmental Authority that has not yet, to the Sellers’ Knowledge, been resolved asserting that such Acquired Company or Subsidiary is in material violation of, or is under investigation with respect to any material violation of, any material Law, Order or Permit.

4.12          Permits.

(a)          Schedule 4.12(a) contains a true, complete and correct list of all Material Permits held by any Acquired Company or any Subsidiary as of the date of this Agreement. True, complete and correct copies of all such Material Permits have been made available to Buyers. Except as disclosed in Schedule 4.12(a), all such Material Permits are in full force and effect and the Acquired Companies and the Subsidiaries are in compliance in all material respects with their respective obligations thereunder. There are no proceedings pending or, to the Sellers’ Knowledge, threatened which would reasonably be expected to result in the amendment, suspension, revocation or termination of any such Material Permit. The Acquired Companies and the Subsidiaries hold all Material Permits required to conduct their respective businesses as presently conducted and in accordance with applicable Law, Contracts and Permits in all material respects.

(b)          Schedule 4.12(b) contains a true, complete and correct list of all material Permits that (based on Laws currently in effect) will be required by any Acquired Company or any Subsidiary to develop, construct, own and operate the Development Projects (the “Future Development Permits”). To the Sellers’ Knowledge, there are no facts, circumstances, events or conditions that would reasonably be expected to prevent or delay obtaining any Future Development Permits from being issued in due course as and when required in accordance with any Acquired Company’s or Subsidiary’s current plan for developing, constructing, owning and operating any assets or business currently in development by that Acquired Company or Subsidiary, in each case, without any material adverse conditions being imposed in any such Future Development Permit or otherwise affecting the Acquired Company or Subsidiary or its current plan for developing, constructing, owning and operating any assets or business currently in development by that Acquired Company or Subsidiary.

4.13          Employee Matters.

(a)          All material amounts due and payable by any Acquired Company or any Subsidiary to their respective employees as remuneration of any nature have been paid to such employees in the ordinary course of business. To the extent required by IFRS consistently applied, each Acquired Company and Subsidiary has adequate reserves reflected in the Seller Financial Statements for all employment Liabilities, including those in respect of severance and remuneration.

(b)          Except as set forth on Schedule 4.13(b), no Acquired Company or Subsidiary is party to or subject to any collective bargaining agreements or labor agreements in respect of the Acquired Companies or any Subsidiary, (ii) no employee of the Acquired Companies or any Subsidiary is represented by any labor union, works council, or labor organization with respect to their employment with the Acquired Companies or any Subsidiary, (iii) to the Sellers’ Knowledge, there are no labor union organizing activities with respect to any employees of the Acquired Companies or any Subsidiary relating to their employment with the Acquired Companies or any Subsidiary and (iv) to the Sellers’ Knowledge, no labor union, works council or labor organization has made a written demand of the Acquired Companies or any Subsidiary for recognition that is pending as of the date hereof and there are no representation proceedings or written petitions seeking a representation proceeding currently pending against or involving the Acquired Companies or any Subsidiary with respect to any of their respective employees.

(c)          Except as set forth on Schedule 4.13(c), (i) since January 1, 2015, there have been no strikes, work stoppages, work slowdowns or lockouts pending or, to the Sellers’ Knowledge, threatened against or involving any of the Acquired Companies or any Subsidiaries; and (ii) except as would not, individually or in the aggregate, result in any material Liability to the Acquired Companies or Subsidiaries, (A) there are no unfair labor practice charges, grievances or complaints pending, and, to the Sellers’ Knowledge, since January 1, 2015 none have been threatened by or on behalf of any employee or group of employees of any of the Acquired Companies or Subsidiaries with respect to their employment with the Acquired Companies or Subsidiaries, and (B) since January 1, 2015 there has been no mass layoff, plant closing or reduction in force with respect to employees or any group of employees of any of the Acquired Companies or Subsidiaries with respect to their employment with the Acquired Companies or Subsidiaries.

(d)          Except as set forth in Schedule 4.13(d), neither the execution, delivery and performance of this Agreement, nor the consummation of the transactions contemplated hereby and thereby will (either alone or upon the occurrence of any additional or further acts or events) result in any payment (whether of severance pay or otherwise) or any acceleration or vesting of any compensation or equity awards becoming due from any Acquired Company or Subsidiary to any current or former director, officer, or employee thereof. To the Sellers’ Knowledge, no senior executive of any Acquired Company or any Subsidiary has any plans to terminate their employment or arrangement with such company.

(e)          All employer and employee contributions to each “employee benefit plan” (as defined in Section 3(3) of ERISA and whether or not subject thereto) that is sponsored or maintained by the Acquired Companies or the Subsidiaries in respect of any of their current or former employees (each a “Benefit Plan”) required by applicable Law or by the terms of such Benefit Plan have been made, or if applicable, accrued in accordance with applicable accounting principles. The fair market value of the assets of each Benefit Plan that is required to be funded, together with any book reserve and accrued contributions, is not less than the accrued benefit obligations with respect to all current and former participants in such Benefit Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Benefit Plan and each Benefit Plan required to be registered has been registered and has been maintained in material compliance with applicable regulatory authorities.

(f)          The Acquired Companies and the Subsidiaries are in compliance with all applicable Laws with respect to outsourcing schemes used by the Acquired Companies or any Subsidiary in connection with services rendered to them by contractors, except where such non-compliance would not adversely affect the business, operation or condition of any such Acquired Company or Subsidiary or the operations of such Acquired Company or Subsidiary in any material respect. Each individual who provides outsourcing services to any Acquired Company or any Subsidiary has been properly classified as a common law employee or independent contractor and exempt or non-exempt worker for purposes of all applicable Laws and benefit plans, except as would not, individually or in the aggregate, result in any material Liability to the Acquired Companies or Subsidiaries.

(g)          No Acquired Company, Subsidiary or any ERISA Affiliate sponsors, maintains, participates in, contributes to or has any liability in respect of any defined benefit pension plan subject to Title IV of ERISA or Section 412 of the U.S. Tax Code, any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA or post- employment welfare benefits, other than post-retirement group health plan benefits required pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) or similar applicable law.

(h)          Set forth on Schedule 4.13(h) is a true, complete and correct list, as of the date hereof, of all directors and officers of the Acquired Companies or any Subsidiary, and all employees, directors and officers located in the U.S. and Mexico, together with their title, position and work location.

4.14          Material Contracts.

(a)          The following Contracts to which the Acquired Companies or any Subsidiary are a party or by which any of their respective properties or assets are bound shall be referred to as “Material Contracts”:

(i)           Any Contract with (A) any Seller or any of its Affiliates (excluding the Acquired Companies and the Subsidiaries) or (B) any current officer or director of any of the Acquired Companies or Subsidiaries (excluding any employment contract or similar arrangement of such current officer or director), in each case, that will not be terminated (without any material Liability of any kind on the part of any Acquired Company or any Subsidiary) prior to the Effective Time;

(ii)          (A) any Contract of any current employee, officer, director or independent contractor relating to their employment or provision of services on a full-time, part-time, consulting or other basis, in each case to the extent providing for an annual compensation in excess of $100,000, and (B) each material Benefit Plan;

(iii)         (A) any Power Purchase Contract relating to the purchase or sale of power in excess of 5 megawatts of energy generation or capacity, and (B) any Contract relating to the transmission or interconnection of electricity pursuant to which the Acquired Company or Subsidiary received annual payments in excess of $100,000;

(iv)         Any Contract with any labor union or other Person representing any employee of any of the Acquired Companies or Subsidiaries in connection with such employee’s employment with the Acquired Companies or Subsidiaries, including any collective bargaining agreements;

(v)          Any Contract with Governmental Authorities, excluding any Contract of the nature set forth in Section 4.14(a)(iii), involving annual payments in excess of the Relevant Material Contract Amount;

(vi)         Any Contract establishing a partnership, limited liability company, joint venture Contract or other similar collaboration;

(vii)        Any Contract providing for indemnification to or from any Person with respect to Liabilities relating to any current or former business of any Acquired Company or any Subsidiary or any predecessor Person, excluding customary indemnifications included in any financing or related documentation in connection with corporate finance activities of the Group, in excess of the Relevant Material Contract Amount;

(viii)       Any Contract providing for capital expenditures in excess of the Relevant Material Contract Amount to be made after the Effective Time;

(ix)         Any Contract under which any Acquired Company or Subsidiary is obligated to purchase, sell or lease real or personal property having a value in excess of the Relevant Material Contract Amount;

(x)          Any shareholders, voting or similar Contract relating to the Equity Securities of the Acquired Companies or any of the Subsidiaries, or by which the Equity Securities of the Acquired Companies or any of the Subsidiaries are bound;

(xi)         Any Contract for any letters of credit, guarantees or other Support Obligations entered into by or on behalf of any Acquired Company or any Subsidiary involving amounts in excess of the Relevant Material Contract Amount;

(xii)        Any Contract under which any Acquired Company or any Subsidiary has (A) created, incurred or assumed any Debt with a principal amount in excess of the Relevant Material Contract Amount, (B) extended credit to, or agreed to make any Investment in, any Person in an amount in excess of the Relevant Material Contract Amount or (C) granted a Lien on any of its material assets, tangible or intangible;

(xiii)       Any Contract (A) for the purchase or sale of any asset, property or product or that grants a right or option to purchase or sell any asset, property or product or (B) for the provision or receipt of any services or that grants a right or option to provide or receive any services, in each case, having a value in excess of the Relevant Material Contract Amount;

(xiv)       Any Contract that materially restricts or otherwise limits (A) the Company’s or any Subsidiary’s freedom to compete in any line of business or in any geographic area or (B) the Company’s or any Subsidiary’s ability to solicit or hire any Person for employment;

(xv)        Any Contract that is a Real Property Agreement; and

(xvi)       Any Contract that is otherwise material to the business, operations or condition of (A) the Acquired Companies and Subsidiaries that conduct their respective businesses in the Republic of Peru, taken as a whole, (B) Energuate or (C) the Group, taken as a whole, (each of (A), (B) and (C) a “Reference Group”), and for purposes of this Section 4.14(a)(xvi) only, “material” means any such Contract that could reasonably be expected to represent a Liability of the Reference Group after the Effective Time greater than (x) in the case of the Acquired Companies and Subsidiaries that conduct their respective businesses in the Republic of Peru, taken as a whole, $12 million, (y) in the case of Energuate, $6 million, and (z) in case of the Group, taken as a whole, $22 million, in each case, that are not otherwise disclosed or required to be disclosed under any of the prior clauses of this Section 4.14(a).

(b)         Set forth on Schedule 4.14(a) is a true, complete and correct list of each Material Contract. True, complete and correct copies of all Material Contracts, including all amendments, supplements, schedules and exhibits thereto, have been made available to Buyers.

(c)          Each of the Material Contracts is in full force and effect and is a legal, valid, binding and enforceable obligation of the Acquired Companies or the Subsidiaries, as applicable, and, to Sellers’ Knowledge, the other parties thereto, subject only to the General Enforceability Exceptions, and there is no Default by the Acquired Companies or the Subsidiaries, as applicable, or, to the Sellers’ Knowledge, any other party thereto under any Material Contract.

(d)          No Acquired Company nor any Subsidiary has given or received notice or any other communication regarding any actual, alleged, possible or potential material Default under, or intent to cancel or terminate, any Material Contract.

4.15          Books and Records. The minute books and other similar corporate records of the Acquired Companies as made available to Buyers are accurate and complete in all material respects. The minute books of each Acquired Company contain accurate and complete records, in all material respects, of all meetings, and material actions taken by written consent, of its stockholders or other equity holders, its board of directors or similar governing body and any committees thereof. Each Acquired Company maintains its own books and records.

4.16          Internal Controls. Each Acquired Company and Subsidiary maintains books and records that in reasonable detail accurately reflect the transactions and dispositions of the assets of such Acquired Company or Subsidiary and maintains adequate internal control over financial reporting which are designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of the Seller Financial Statements, including that (a) such Acquired Company’s or Subsidiary’s transactions are executed with management’s authorization; (b) such Acquired Company’s or Subsidiary’s transactions are recorded as necessary to permit preparation of the Seller Financial Statements and to maintain accountability for such Acquired Company’s or Subsidiary’s assets; (c) access to such Acquired Company’s or Subsidiary’s assets is permitted only in accordance with management’s authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

4.17          Legal Proceedings. Except as set forth on Schedule 4.17, there are no Actions pending or, to the Sellers’ Knowledge, threatened against the Acquired Companies or the Subsidiaries that would, individually be reasonably be expected to result in Liabilities in excess of the Relevant Material Contract Amount. Except as set forth on Schedule 4.17, no Acquired Company nor any Subsidiary is subject to any Order which materially restricts the operation of its business or which would reasonably be expected to have a Material Adverse Effect.

4.18          Intellectual Property.

(a)          Schedule 4.18(a) contains a true, complete and correct list of all Company Intellectual Property, including all registrations or applications for registration of any Intellectual Property owned by the Acquired Companies or the Subsidiaries.

(b)          Except as set forth on Schedule 4.18(b), the Acquired Companies and the Subsidiaries own, free and clear of all Liens other than Permitted Liens, or have valid and enforceable licenses to use all material Intellectual Property used by them in the ordinary course of business. Except as set forth on Schedule 4.18(b), (i) the conduct of the respective businesses of the Acquired Companies and the Subsidiaries does not infringe, in any material respect, upon or otherwise violate any Person’s Intellectual Property, (ii) to the Sellers’ Knowledge, no Person is infringing or otherwise violating any Intellectual Property of the Acquired Companies or the Subsidiaries, (iii) no Acquired Company or Subsidiary has received any written notice (A) challenging the ownership, use, validity or enforceability of any material Intellectual Property or (B) of any Default under any material Contract pursuant to which a third party grants any Acquired Company or Subsidiary, or pursuant to which any Acquired Company or Subsidiary grants a third party, the right to use any material Intellectual Property.

4.19          Insurance. Schedule 4.19 sets forth, as of the date of this Agreement, all material third party policies of insurance maintained by or on behalf of the Acquired Companies, the Subsidiaries or their respective businesses. Except as set forth on Schedule 4.19, each such insurance policy is in full force and effect, all premiums due and payable thereunder have been paid in full, no Acquired Company nor any Subsidiary is in breach of such insurance policies and the Acquired Companies and the Subsidiaries have otherwise complied with the terms and conditions of such insurance policies in all material respects. The insurance policies maintained by or on behalf of the Acquired Companies, the Subsidiaries or their respective businesses are sufficient to comply in all material respects with all applicable Laws, Permits and Material Contracts. Neither the Acquired Companies nor any Subsidiary has received any notice from the insurer under any such insurance policies disclaiming coverage, reserving rights with respect to a particular claim or such insurance policy in general or cancelling or materially amending any such insurance policy. Except as set forth on Schedule 4.17, there are no pending insurance claims with respect to the Acquired Companies, the Subsidiaries or their respective businesses.

4.20          Environmental Matters. Notwithstanding anything to the contrary contained in this Agreement (including any other representations and warranties contained in this Agreement), the representations and warranties in this Section 4.20 are the sole and exclusive representations and warranties made by the Sellers relating to environmental matters, including Environmental Laws and Hazardous Materials. Except as set forth on Schedule 4.20:

(a)          the Acquired Companies and the Subsidiaries are, and at all times since January 1, 2015 have been, in compliance in all material respects with all applicable Environmental Laws, including compliance with the terms and conditions of all material Permits required by applicable Environmental Laws;

(b)          there are no Actions or Orders pending or, to the Sellers’ Knowledge, threatened against any Acquired Company or any Subsidiary with respect to any violation of or Liability under any applicable Environmental Law;

(c)          no Hazardous Materials have been Released into the soil, surface water or ground water at, on or under any Acquired Company’s or any Subsidiary’s Real Property or any Acquired Company’s or any Subsidiary’s facilities that would reasonably be expected to result in any actual or potential material Liability, and to the Sellers’ Knowledge, no Hazardous Materials are present in, on or under any Acquired Company’s or any Subsidiary’s Real Property or any Acquired Company’s or any Subsidiary’s facilities that are required by Environmental Laws to be investigated or remediated by any Acquired Company or Subsidiary;

(d)          no Acquired Company nor any Subsidiary has since January 1, 2015 received from any Governmental Authority any written notice of any actual or alleged material violation, demand, complaint or claim under any Environmental Law or Permit required by Environmental Law or written notice of any investigation with respect to actual or potential material Liability under any Environmental Law or Permit required by Environmental Law;

(e)          the Acquired Companies and the Subsidiaries hold all environmental Permits required to conduct their respective businesses as presently conducted and in accordance with applicable Law, all such Permits are in full force and effect and not subject to any appeal or challenge nor, to the Sellers’ Knowledge, has any such appeal or challenge been threatened in writing, and the Acquired Companies and the Subsidiaries are in compliance in all material respects with their respective obligations thereunder;

(f)           (i) there are no material capital projects or expenditures that are either pending or planned by any Seller, any Acquired Company or any of the Subsidiaries that, to the Sellers’ Knowledge, are necessary to comply with any current or reasonably anticipated Environmental Law or any Permit required by Environmental Law, or that would reasonably be expected to require new, or changes to existing Permits under Environmental Law; and (ii) to the Sellers’ Knowledge, there are no facts, circumstances, events or conditions that would reasonably be expected to prevent or delay obtaining any Permit required under any Environmental Law from being issued in due course as and when required in accordance with any Acquired Company’s or Subsidiary’s current plan for developing, constructing, owning and operating any assets or business currently in development by that Acquired Company or Subsidiary, in each case, without any material adverse conditions being imposed in any such Permit or otherwise materially affecting the Acquired Company or Subsidiary or its current plan for developing, constructing, owning and operating any assets or business currently in development by that Acquired Company or Subsidiary;

(g)          no Acquired Company nor any of the Subsidiaries is presently subject to any material Liability relating to any Environmental Laws or any Hazardous Materials pursuant to any Contract, including by virtue of any breach thereof; and

(h)          all copies of material correspondence to or from Governmental Authorities since January 1, 2015, and any material environmental investigations, studies, audits, reviews or other analyses performed by a third party and in the possession of Sellers, in each case, in relation to the Company, any Subsidiary or any Real Property have been made available to Buyers.

4.21          Compliance with Anti-Corruption Laws.

(a)          None of the Sellers, Acquired Companies, Subsidiaries, nor the Compliance Group Members is a Restricted Party. To Sellers’ Knowledge, none of the Compliance Group Employees and Third Parties is a Restricted Party.

(b)          None of the Acquired Companies, Subsidiaries, nor any Compliance Group Member, is in violation or has been in violation of any Anti-Corruption Laws since five years prior to the date hereof, except in the case of Energuate and any related Compliance Group Member, since January 22, 2016.

(c)          To Sellers’ Knowledge: (i) no Compliance Group Employees and Third Parties are in violation or have been in violation of any Anti-Corruption Laws since the date five years prior to the date hereof, and (ii) none of Energuate or any related Compliance Group Employees and Third Parties are in violation or have been in violation of any Anti-Corruption Laws from the date five years prior to the date hereof to January 22, 2016.

(d)          No funds or assets directly or indirectly invested in the Sellers, any Acquired Companies or any Subsidiaries or any of their Affiliates constitute the property of or are beneficially owned, directly or indirectly, by any Person which is (i) identified on any Sanction List, or otherwise qualifies as a Restricted Party or (ii) in violation of any Anti-Corruption Laws.

(e)          Each Seller, each Acquired Company and each of their Subsidiaries have instituted and maintain policies and procedures designed to promote and achieve compliance with all Anti-Corruption Laws.

(f)           Each Seller, each Acquired Company and their Subsidiaries, have used such Commercially Reasonable Efforts as required by applicable Anti-Corruption Laws to comply and to ensure that Compliance Group Members and Compliance Group Employees and Third Parties comply with all Anti-Corruption Laws.

(g)          For the last five (5) years, no Acquired Company nor any of their Subsidiaries or Affiliates, no Compliance Group Member, and, to Sellers’ Knowledge, no Compliance Group Employees and Third Parties Member has, is or has been the subject of any (a) administrative, civil, or criminal action, investigation, indictment, suit, or proceeding, or (b) suspension, debarment, or audit (other than a routine contract audit) by any other party alleging any violation of Anti-Corruption Laws.

4.22          No Brokers. Except for Merrill Lynch International, no broker, finder or similar agent has been employed by or on behalf of Sellers, the Acquired Companies or any Subsidiary, and no Person with which Sellers, the Acquired Companies or any Subsidiary has had any dealings or communications of any kind is entitled to any brokerage commission, finder’s fee or other payment, directly or indirectly, in connection with this Agreement or the transactions contemplated hereby. No Acquired Company or Subsidiary has any Liability for amounts payable to Merrill Lynch International.

4.23          Change of Control. Except as set forth on Schedule 4.23, the acquisition of the Acquired Interests will not result in a Default under any Material Contract or material Permit or any Debt of any Acquired Company or Subsidiary.

4.24          Data Room. To Sellers’ Knowledge, the documents contained in the electronic data site maintained on behalf of Sellers in connection with the transactions contemplated by this Agreement contained, in all material respects, true and correct copies of such documents represented to be contained therein.

4.25          Customers and Suppliers.

(a)          Schedule 4.25(a) sets forth a list of the top twenty (20) suppliers and vendors (by monetary value of goods and services provided) of DEOCSA and DEORSA during the 2017 calendar year. As of the date of this Agreement, neither DEOCSA nor DEORSA has received notice that any such supplier or vendor intends to cancel or terminate its agreements with DEOCSA or DEORSA, as applicable.

(b)          Schedule 4.25(b) set forth a list of the top twenty (20) customers (by monetary value of goods and services purchased) of DEORSA and DEOCSA during the 2017 calendar year. As of the date of this Agreement, neither DEOCSA nor DEORSA has received notice that any such customer intends to cancel or terminate its agreements with DEOCSA or DEORSA, as applicable.

(c)          All charges made by each of DEOCSA and DEORSA to its customers for electricity distribution services have been made in accordance with the terms and conditions set forth in applicable Law and any Contract with the Guatemalan Electricity Commission (Comisión Nacional de Energía Electrica) and the Guatemalan Institute of Electrification (Instituto Nacional de Electrificación), in each case, in all material respects and other than non-material, ordinary course deviations from such terms and conditions.

4.26          No Other Representations and Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE IV AND ARTICLE V, SELLERS MAKE NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THEMSELVES, THE ACQUIRED INTERESTS OR OTHERWISE WITH RESPECT TO ANY ACQUIRED COMPANY OR ANY SUBSIDIARY OR ANY OF THEIR RESPECTIVE ASSETS, LIABILITIES OR OPERATIONS, INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED AND IF MADE, SUCH OTHER REPRESENTATIONS OR WARRANTIES MAY NOT BE RELIED UPON BY BUYERS OR ANY OF THEIR AFFILIATES AND REPRESENTATIVES. BUYERS HEREBY ACKNOWLEDGE AND AGREE THAT, EXCEPT TO THE EXTENT SPECIFICALLY SET FORTH IN THIS ARTICLE IV AND ARTICLE V, BUYERS ARE ACQUIRING THE ACQUIRED INTERESTS ON AN “AS IS, WHERE IS” BASIS.

ARTICLE V
 REPRESENTATIONS AND WARRANTIES OF SELLER

Sellers represents and warrants to Buyers as of the date hereof and as of the Effective Time as follows:

5.1            Organization. Each of the Sellers is a private company limited by shares duly organized, validly existing and, to the extent such concept is recognized under applicable Law, in good standing, under the Laws of its jurisdiction of incorporation or formation.

5.2            Authority, Validity and Effect. Each of the Sellers has the requisite power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby to be executed and delivered by it, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and such other agreements and documents and the consummation of the transactions contemplated herein and therein have been duly and validly authorized by all necessary corporate or other action on the part of Sellers. This Agreement has been duly and validly executed and delivered by each of the Sellers and constitutes the legal, valid and binding obligation of Sellers, enforceable against Sellers in accordance with its terms, except as limited by the General Enforceability Exceptions.

5.3            No Conflict; Required Consent. Neither the execution and delivery of this Agreement by Sellers or the other agreements and documents contemplated hereby to be executed and delivered by Sellers, nor the consummation by Sellers of the transactions contemplated herein or therein, nor compliance by Sellers with any of the provisions hereof or thereof, does or will (i) conflict with or result in a breach of any provisions of the Organizational Documents of such Seller, (ii) except as set forth on Schedule 5.3, constitute or result in a Default under any Contract or result in the creation or imposition of any Lien upon any property or assets of such Seller that would reasonably be expected to have a Material Adverse Effect on such Seller or (iii) violate any Consent, Permit, Order or Law applicable to such Seller.

5.4            Title.

(a)          Seller 1 (a) is the record and beneficial owner of the Buyer 1 Acquired Interests and the Buyer 2 Acquired Interests, and (b) has good and valid title to the Buyer 1 Acquired Interests and the Buyer 2 Acquired Interests, free and clear of all Liens. There are no (i) outstanding Equity Securities, Contracts or commitments obligating Seller 1 to, directly or indirectly, issue, transfer, sell or otherwise acquire or dispose of any Equity Securities of any Acquired Company or any Subsidiary or (ii) Contracts, proxies or other similar instruments or understandings to which Seller 1 is a party or by which Seller 1 is bound with respect to the voting, transfer or other disposition of any Acquired Interests, in each case, other than this Agreement.

(b)          Seller 2 (a) is the record and beneficial owner of the Buyer 3 Acquired Interests, and (b) has good and valid title to the Buyer 3 Acquired Interests, free and clear of all Liens. There are no (i) outstanding Equity Securities, Contracts or commitments obligating Seller 2 to, directly or indirectly, issue, transfer, sell or otherwise acquire or dispose of any Equity Securities of any Acquired Company or any Subsidiary or (ii) Contracts, proxies or other similar instruments or understandings to which Seller 2 is a party or by which Seller 2 is bound with respect to the voting, transfer or other disposition of any Acquired Interests, in each case, other than this Agreement.

5.5            Legal Proceedings. There is no Action pending against any Seller that relates to this Agreement or the transactions contemplated hereby or, to Sellers’ Knowledge, threatened against any Seller that challenges the validity or enforceability of this Agreement or seeks to enjoin or prohibit consummation of, or seeks other material equitable relief with respect to, the transactions contemplated by this Agreement or that would reasonably be expected to impair or delay Sellers’ ability to consummate the transactions contemplated by this Agreement.

5.6            No Brokers. Except for Merrill Lynch International, no broker, finder or similar agent has been employed by or on behalf of Sellers, the Acquired Companies or any Subsidiary, and no Person with which Sellers, the Acquired Companies or any Subsidiary has had any dealings or communications of any kind is entitled to any brokerage commission, finder’s fee or other payments, directly or indirectly, in connection with this Agreement or the transactions contemplated hereby. No Acquired Company nor any Subsidiary has any Liability for amounts payable to Merrill Lynch International.

5.7            No Other Representations and Warranties. EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE IV AND THIS ARTICLE V, SELLERS MAKE NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THEMSELVES, THE ACQUIRED INTERESTS OR OTHERWISE WITH RESPECT TO ANY ACQUIRED COMPANY OR ANY SUBSIDIARY OR ANY OF THEIR RESPECTIVE ASSETS, LIABILITIES OR OPERATIONS, INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED AND IF MADE, SUCH OTHER REPRESENTATIONS OR WARRANTIES MAY NOT BE RELIED UPON BY BUYERS OR ANY OF THEIR AFFILIATES AND REPRESENTATIVES. BUYERS HEREBY ACKNOWLEDGE AND AGREE THAT, EXCEPT TO THE EXTENT SPECIFICALLY SET FORTH IN ARTICLE IV AND THIS ARTICLE V, BUYERS ARE ACQUIRING THE ACQUIRED INTERESTS ON AN “AS IS, WHERE IS” BASIS.THE DISCLOSURE OF ANY MATTER OR ITEM IN ANY SCHEDULE HERETO WILL NOT BE DEEMED TO CONSTITUTE AN ACKNOWLEDGMENT THAT ANY SUCH MATTER IS REQUIRED TO BE DISCLOSED.

ARTICLE VI
 REPRESENTATIONS AND WARRANTIES OF BUYERS

Except as set forth on the applicable Schedules (it being understood that any matter disclosed in any Schedule (i) will be deemed to be disclosed on any other Schedule to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is applicable to such other Schedule or Schedules and (ii) does not represent a determination that such item is material or establish a standard of materiality or that such matter did not arise in the ordinary course of business), Buyers represent and warrant to Sellers, jointly and severally, as of the date hereof and as of the Effective Time, as follows:

6.1            Organization. Buyer 1 is a company organized and existing under the laws of Cayman Islands, Buyer 2 is a company organized and existing under the laws of Cayman Islands, and Buyer 3 is a company organized and existing under the laws of Cayman Islands, and each Buyer is duly organized, validly existing and, to the extent such concept is recognized under applicable Law, in good standing, under the Laws of its jurisdiction of incorporation or formation.

6.2            Authority, Validity and Effect. Each Buyer has the requisite power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby to be executed and delivered by it, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and such other agreements and documents and the consummation of the transactions contemplated herein and therein have been duly and validly authorized by all necessary corporate or other action on the part of each Buyer. This Agreement has been duly and validly executed and delivered by each Buyer and constitutes the legal, valid and binding obligation of each Buyer, enforceable against each Buyer in accordance with its terms, except as limited by the General Enforceability Exceptions.

6.3            No Conflict; Required Consents.

(a)          Neither the execution and delivery of this Agreement by Buyers or the other agreements and documents contemplated hereby to be executed and delivered by Buyers, nor the consummation by Buyers of the transactions contemplated herein or therein, nor compliance by Buyers with any of the provisions hereof or thereof, does or will (i) conflict with or result in a breach of any provisions of the Organizational Documents of Buyers, (ii) constitute or result in a Default under any Contract or result in the creation or imposition of any Lien upon any property or assets of any Buyer that would reasonably be expected to have a Material Adverse Effect on such Buyer or (iii) violate any Consent, Permit, Order or Law applicable to any Buyer.

(b)          Other than as set forth on Schedule 6.3(b), no Consent of any Person is required to be made or obtained by any Buyer in connection with the execution and delivery of this Agreement or the consummation by Buyers of the transactions contemplated by this Agreement.

6.4            Independent Investigation; No Reliance. In connection with its investment decision, Buyers and/or their representatives have inspected and conducted such reasonable independent review, investigation and analysis (financial and otherwise) of the Acquired Companies and the Subsidiaries as desired by Buyers. The purchase of the Acquired Interests by Buyers and the consummation of the transactions contemplated hereby by Buyers are not done in reliance upon any representation or warranty or omission by, or information from, Sellers, the Acquired Companies, the Subsidiaries or any of their respective Affiliates, employees or representatives, whether oral or written, express or implied, including any implied warranty of merchantability or of fitness for a particular purpose, except for the representations and warranties specifically and expressly set forth in ARTICLE IV and ARTICLE V (in each case, subject to the disclosures set forth on the Schedules), and each Buyer acknowledges that the Acquired Companies and Sellers expressly disclaim any other representations and warranties. Such purchase and consummation are instead done entirely on the basis of Buyers’ own investigation, analysis, judgment and assessment of the present and potential value and earning power of the Acquired Companies and the Subsidiaries, as well as those representations and warranties made by Sellers, specifically and expressly set forth in ARTICLE IV and ARTICLE V (in each case, subject to the disclosures set forth on the Schedules). Each Buyer acknowledges that neither the Acquired Companies nor Sellers have made any representations or warranties to Buyers regarding the probable success or profitability of the Acquired Companies, the Subsidiaries or their respective businesses. Each Buyer further acknowledges that none of Sellers, the Acquired Companies, the Subsidiaries nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Acquired Companies, the Subsidiaries, their respective businesses or the transactions contemplated by this Agreement not specifically and expressly set forth in ARTICLE IV and ARTICLE V (in each case, subject to the disclosures set forth on the Schedules).

6.5            Financial Capacity. Buyer 1 has furnished to Sellers a true and complete copy of a fully executed equity commitment letter, dated as of the date hereof, by and between Buyer 1 and the Investor (together with all exhibits, schedules, annexes, supplements and amendments thereto, the “Equity Commitment Letter”) pursuant to which the Investor has committed to invest, directly or indirectly, in Buyer 1 the cash amounts set forth therein subject to the terms and conditions set forth therein. The Equity Commitment Letter has not been amended or modified in any manner prior to the date of this Agreement. Neither Buyer 1 nor any of its Affiliates has entered into any agreement, side letter or other arrangement relating to the financing of the Initial Purchase Price, other than as set forth in the Equity Commitment Letter. The aggregate proceeds of the financing set forth in the Equity Commitment Letter, when funded, will be sufficient to consummate the transactions contemplated hereby, including the payment of the Initial Purchase Price on the Closing Date. The commitments contained in the Equity Commitment Letter have not been withdrawn or rescinded in any respect. The Equity Commitment Letter is in full force and effect and represents a valid, binding and enforceable obligation of Buyer 1 and, to Buyers’ Knowledge, each other Party, to provide the financing contemplated thereby except as limited by the General Enforceability Exceptions. Assuming the accuracy of the representations and warranties of Sellers contained in ARTICLE IV and ARTICLE V, as of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default on the part of Buyer 1 or, to Buyers’ Knowledge, any other Party under the Equity Commitment Letter, other than any such default or breach that has been irrevocably waived by the Investor or otherwise cured. Buyer 1 has fully paid (or caused to be paid) any and all amounts that are required to be paid on or prior to the date of this Agreement in connection with the financing of the Initial Purchase Price. There are no conditions precedent or other contingencies related to the funding of the full amount of the Initial Purchase Price under the Equity Commitment Letter, except as set forth therein. Buyer 1 understands and acknowledges that under the terms of this Agreement, Buyer 1’s obligation to consummate the purchase of the Acquired Interests is not in any way contingent upon or otherwise subject to Buyer 1’s consummation of any financing arrangements, Buyer 1’s obtaining of any financing or the availability, grant, provision or extension of any financing to Buyer 1.

6.6            Solvency. After giving effect to the transactions contemplated by this Agreement, and assuming the accuracy of the representations and warranties set forth in ARTICLE IV, Buyer 1 will be Solvent.

6.7            Legal Proceedings. There is no Action pending against any Buyer that relates to this Agreement or the transactions contemplated hereby or, to the knowledge of Buyers, threatened against any Buyer that challenges the validity or enforceability of this Agreement or seeks to enjoin or prohibit consummation of, or seeks other material equitable relief with respect to, the transactions contemplated by this Agreement or that would reasonably be expected to impair or delay Buyers’ ability to consummate the transactions contemplated by this Agreement.

6.8            Compliance with Anti-Corruption Laws. None of the cash or property that Buyer 1 will pay or will contribute to Sellers for the Acquired Interests in the Acquired Companies has been or shall be derived from, or related to, any activity by a Restricted Party, and is in compliance with all material respects with the USA Patriot Act of 2001, as amended, to the extent applicable to any such Person, or any applicable Anti-Money Laundering Law.

6.9         No Brokers. Other than Credit Suisse, no broker, finder or similar agent has been employed by or on behalf of any Buyer, and no Person with which any Buyer has had any dealings or communications of any kind is entitled to any brokerage commission, finder’s fee or other payment, directly or indirectly, in connection with this Agreement or the transactions contemplated hereby.

6.10       No Other Representations and Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE VI, BUYERS MAKE NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED AND IF MADE, SUCH OTHER REPRESENTATIONS OR WARRANTIES MAY NOT BE RELIED UPON BY SELLERS OR ANY OF THEIR RESPECTIVE AFFILIATES AND REPRESENTATIVES.

ARTICLE VII
COVENANTS AND AGREEMENTS

7.1         Interim Operations of the Acquired Companies.

(a)           From the date of this Agreement until the Closing or the earlier termination of this Agreement, except (i) as set forth on Schedule 7.1(a), (ii) as otherwise contemplated by this Agreement, (iii) as required by applicable Law or any existing Contract or (iv) with the prior written consent of any Buyer (which consent shall not be unreasonably withheld, delayed, or conditioned, and which will be deemed granted if such Buyer does not respond to a written request for consent within five (5) Business Days), the Acquired Companies shall not and shall not permit the Subsidiaries to:

(A)       (1) create, incur or assume any Debt, other than short-term borrowings under existing lines of credit, or lines of credit renewed or extended consistent with past practice on substantially the same terms as those existing as of the date hereof, utilized in the ordinary course of business and Debt between the Acquired Companies and the Subsidiaries (provided that the Acquired Companies and Subsidiaries shall not draw down on the line of credit marked with a “y” on Schedule 4.4(b)), (2) enter into any Support Obligations except in the ordinary course of business consistent with past practice and to replace existing Debt, without any increase in the aggregate amount of Debt incurred, (3) make any Investment in any Person (other than the Acquired Companies and the Subsidiaries), or (4) subject any of its material properties or assets to any Liens (other than Permitted Liens);

(B)        (1) except in the ordinary course of business consistent with past practice, acquire, sell, transfer or dispose of, any material property or assets, pertaining to the respective businesses of the Acquired Companies and the Subsidiaries from or to any Person or (2) acquire the Equity Securities, business, operations or Liabilities of any Person (or division of unit of any Person) in excess of $1,000,000 for the Acquired Companies and Subsidiaries domiciled in the Republic of Peru, $750,000 for Energuate and $500,000 for all the other Acquired Companies and Subsidiaries, in each case, excluding any transactions among the Acquired Companies and the Subsidiaries;

(C)        (i) make any commitment for capital expenditures in excess of $3,000,000 in the aggregate for the Group (excluding Energuate) and $200,000 for individual expenditures in each Acquired Company and Subsidiary except for those domiciled in Peru, or (ii) make any commitment for capital expenditures in excess of $3,000,000 in the aggregate for Energuate, in each of clauses (i) and (ii) that would not be payable until after the Closing Date and is not otherwise accounted for in the Closing Statement;

(D)       enter into any Contracts with any Affiliates of the Acquired Companies, excluding, in each case, any Contracts among the Acquired Companies and the Subsidiaries;

(E)        except to the extent required by Law or any existing Contract, enter into, adopt, amend or terminate any Contract relating to severance or the compensation in respect of any employee of the Acquired Companies or Subsidiaries with an annual salary in excess of $100,000;

(F)        terminate, establish, adopt, enter into, make any new grants or awards of compensation or other benefits under, amend or otherwise materially modify any Benefit Plan, other than in the ordinary course of business consistent with past practice;

(G)        liquidate, dissolve or otherwise wind up any businesses or operations of the Acquired Companies and Subsidiaries;

(H)        enter into any Contract that would be a Material Contract if it were in effect on the date hereof, or amend, modify, grant a waiver in respect of, cancel, terminate or consent to the termination of any Material Contract or Permit other than (1) entering into any Contract in the ordinary course of business to the extent such Contract is necessary or advisable for any Acquired Company or any Subsidiary to conduct its respective business as presently conducted, (2) any amendment, modification, or waiver which is not material to such Material Contract or Permit, (3) Contracts of the type contemplated by (and specifically permitted under) any other subsection of this Section 7.1(a) and (4) any termination of a Material Contract that results from the expiration or complete performance of the Material Contract in accordance with the terms thereof;

(I)         enter into any material Contract for the purchase of Real Property or any Contract for the lease of Real Property or with respect to any Real Property Rights;

(J)         make any material change to its accounting (including Tax accounting) methods, principles or practices, except as may be required by IFRS;

(K)        make any amendment to its Organizational Documents;

(L)        waive, release, assign, settle, compromise, pay, discharge or satisfy any Action (which shall include, but not be limited to, any pending or threatened Action) that exceeds $1,500,000 in the aggregate;

(M)       enter into or agree to enter into any merger or consolidation with any Person (other than a merger among the Acquired Companies and its Subsidiaries approved by the Buyers);

(N)        engage in any material new line of business;

(O)        (1) issue, grant, deliver, sell, transfer or propose to issue, grant, deliver, sell or transfer, or purchase or propose to purchase any Equity Securities of the Acquired Companies or the Subsidiaries, (2) split, combine or subdivide the Equity Securities of the Acquired Companies or the Subsidiaries or (3) create or suffer to exist any Lien upon the Equity Securities of the Acquired Companies or the Subsidiaries (other than Permitted Liens);

(P)        (1) make or change any material election with respect to Taxes, (2) change any material Tax accounting method, (3) settle any material Tax claim, (4) amend any material Tax Return, (5) file any Tax Return that is prepared on a basis that is materially inconsistent with the elections, accounting methods, conventions and principles of taxation used for the most recent taxable periods for which comparable Tax Returns involving similar Tax items have been filed, (6) waive any material Tax refund claim, or (7) consent to any material extension or waiver of the limitation period applicable to any Tax assessment, reassessment or deficiency;

(Q)        other than in the ordinary course of business consistent with past practice, transfer, license, encumber, abandon, allow to lapse or otherwise dispose of any rights to material Intellectual Property used in connection with the respective businesses of the Acquired Companies and the Subsidiaries;

(R)       amend in a manner materially detrimental to the Acquired Companies and the Subsidiaries, terminate, allow to lapse or fail to renew any Permit held by the Acquired Companies or the Subsidiaries or fail to obtain any Permit required by Law for the conduct of the respective businesses of the Acquired Companies and the Subsidiaries;

(S)        fail to maintain insurance coverage substantially equivalent to its insurance coverage as in effect on the date hereof; or

(T)        agree in writing or otherwise make any commitment to do any of the foregoing in this Section 7.1.

(b)           Sellers covenant and agree that except (i) as otherwise expressly required by this Agreement, (ii) with the prior written consent of any Buyer (which consent shall not be unreasonably withheld, delayed, or conditioned, and which will be deemed granted if such Buyer does not respond to a written request for consent within five (5) Business Days), from the date of this Agreement until the Closing or the earlier termination of this Agreement, Sellers shall cause the Acquired Companies and the Subsidiaries to be operated in the ordinary course of business consistent with past practice and shall use Commercially Reasonable Efforts to (A) preserve, maintain and protect all material assets and properties of the Company, the Subsidiaries and their respective businesses, (B) maintain all material Permits held by the Acquired Companies and any Subsidiary, (C) maintain the Company’s or any Subsidiary’s relationships with customers, suppliers and Governmental Authorities, (D) cause the Acquired Companies and the Subsidiaries to perform in all material respects the Material Contracts and (E) cause the Acquired Companies and the Subsidiaries to comply in all material respects with applicable Laws, Orders and Material Permits.

7.2           Reasonable Access; Financial Assistance.

(a)           Prior to the Closing Date or the date on which this Agreement is earlier terminated, Sellers shall, and shall cause the Acquired Companies and the Subsidiaries to, upon reasonable prior notice by any Buyer, permit Buyers, their Affiliates and their and their Affiliates’ agents and representatives, to have access to the properties, books, records and management personnel of the Acquired Companies and the Subsidiaries during normal business hours to review information and documentation relevant to the properties, books, Contracts, commitments and other records of the Acquired Companies and the Subsidiaries and discuss with the management personnel of the Acquired Companies and the Subsidiaries the operation of their respective businesses; provided, however, that any such access by, or furnishing of information to, Buyers, their Affiliates or their or their Affiliates’ agents or representatives shall not unreasonably disrupt the personnel and operations of the Acquired Companies and the Subsidiaries and shall be at Buyers’ sole cost and expense. Notwithstanding the foregoing, Sellers shall not be required to provide any access or information to any Buyer, its Affiliates or its or its Affiliates’ agents and representatives which Sellers are prohibited from providing to such Persons by reason of applicable Law or Contract or which constitutes or allows access to information protected by attorney-client privilege.

(b)          From and after the Closing Date, each Buyer shall cause the applicable Acquired Companies and Subsidiaries to preserve and keep all books, records, computer files, software programs and any data processing files (including consolidation files) of the applicable Acquired Companies and Subsidiaries that relate to pre-Closing periods for a period of not less than seven (7) years from the Closing Date. For a period of not less than the later of (i) seven (7) years from the Closing Date and (ii) in relation to any Action or threatened Action, for so long as any such Action or threatened Action is outstanding (provided that Sellers gave written notice to the applicable Buyer of such Action or threatened Action reasonably promptly upon becoming aware of such Action and, in any event, prior to such Action being barred by the applicable statute of limitations), each Buyer will, upon reasonable prior notice from Seller: (i) provide Sellers and their Affiliates with reasonable access to all documents and information that relate to pre-Closing periods retained by the applicable Acquired Companies and Subsidiaries as necessary to complete Sellers’ and their Affiliate’s accounting books and records consistent with past practice and in order to assist Sellers and their Affiliates in the preparation of their financial statements in accordance with Section 7.2(c); (ii) make such books and records available to Sellers and their Affiliates as may be reasonably required by Sellers and their Affiliates in connection with any audit, investigation, dispute, litigation or any other reasonable business purpose; and (iii) permit Sellers and their Affiliates to make such inspections of such books and records as they may reasonably require; provided, however, that any such access by, or furnishing of information to, Sellers or their Affiliates shall not unreasonably disrupt the personnel and operations of the Acquired Companies and the Subsidiaries and shall be at Sellers’ sole cost and expense. Notwithstanding the foregoing, no Buyer shall be required to provide any access or information to Sellers or their Affiliates which such Buyer is prohibited from providing to such Persons by reason of applicable Law or which constitutes or allows access to information protected by attorney-client privilege.

(c)           From and after Closing, each Buyer shall cause the applicable Acquired Companies and Subsidiaries to, use Commercially Reasonable Efforts to provide assistance to Sellers and their Affiliates in connection with the preparation and audit or review of any financial statements of Sellers or their Affiliates relating to the Acquired Companies and the Subsidiaries for pre-Closing periods that Sellers (or the relevant Affiliate) determines, in its reasonable discretion, are required or advisable under applicable Laws (including applicable securities laws and regulations) or stock exchange rules (the “Financial Statement Assistance”). As part of the Financial Statement Assistance (and without limiting the generality of the foregoing), each Buyer shall use Commercially Reasonable Efforts to (i) cause the applicable Acquired Companies’ and Subsidiaries’ accountants and auditors to be available to Sellers, their Affiliates or their accountants and auditors (upon reasonable prior notice and at mutually agreeable times) to respond to questions and information requests and otherwise provide assistance to the extent reasonably necessary in connection with Sellers’ preparation and audit or review of any such financial statements and internal control reports and auditor attestations, such assistance to include the matters set forth in Schedule 7.2(c), and (ii) cause its managers, officers and other agents to execute and deliver any and all management representation letters and other certificates or other documents or information as may reasonably be requested by Sellers, their Affiliates or their accountants in connection with the preparation and/or audit of any such financial statements for pre-Closing periods. Each Buyer shall, and shall use Commercially Reasonable Efforts to cause the applicable Acquired Companies and Subsidiaries to, provide any other information and cooperation reasonably requested by Sellers or their Affiliates in connection with their requirements under applicable regulation or stock exchange rules. Sellers will pay or, if paid, promptly reimburse each Buyer, as applicable, following invoice from such Buyer, for any reasonable out-of-pocket and overhead costs incurred by the Acquired Companies and Subsidiaries in complying with the provisions of this Section 7.2(c).

7.3          Update and Disclosure. Prior to the Closing (but in any event, on or before the fifth (5th) Business Day prior to the Closing), the Sellers may deliver to Buyers in writing supplements or updates to the Schedules reflecting Post-Signing Events (a “Schedule Update”). If Buyers have the right to terminate this Agreement pursuant to Section 9.1(f) as a result of any Post-Signing Event set forth in a Schedule Update and do not exercise such right within ten (10) Business Days thereof, then such Schedule Update shall be deemed to have amended the Schedules as of the date of this Agreement, to have qualified the representations and warranties contained in ARTICLE IV and ARTICLE V as of the date of this Agreement and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the existence of such Post-Signing Event. Sellers shall provide to Buyers any information relating to any Schedule Update reasonably requested by Buyers. For the avoidance of doubt, if Buyers would not have the right to terminate this Agreement pursuant to Section 9.1(f) as a result of any Post-Signing Event set forth in a Schedule Update, then such Schedule Update shall not be deemed to have amended the Schedules as of the date of this Agreement, to have qualified the representations and warranties contained in ARTICLE IV and ARTICLE V as of the date of this Agreement or to have cured any misrepresentation or breach of warranty that may exist hereunder by reason of the existence of such Post-Signing Event.

7.4          Publicity. Except as may be required to comply with the requirements of any applicable Law or stock exchange rules (as such requirements are reasonably interpreted by the disclosing Party), no Party will issue any press release or other public announcement relating to the subject matter of this Agreement or the transactions contemplated hereby without the prior written approval (which approval will not be unreasonably withheld or delayed) of the other Party; provided, however, that after the Closing, each Party and its respective Affiliates will be entitled to issue any such press release and make any such other public announcement concerning the transactions contemplated hereby, without obtaining prior approval of the other Party, and Sellers and their Affiliates shall be permitted to file this Agreement to the extent required by the rules and regulations promulgated under the U.S. Securities Exchange Act of 1934.

7.5           Reasonable Efforts; Cooperation; Regulatory Filings.

(a)           Subject to the provisions of this Section 7.5(a), each of the Parties agrees to use Commercially Reasonable Efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and to obtain satisfaction or waiver of the conditions precedent to the consummation of the transactions contemplated hereby, including (i) obtaining all of the necessary Permits and Consents from Governmental Authorities or other Persons, including the Consents set forth on Schedule 4.4(b) and Schedule 6.3(b), (ii) the preparation and filing of all applications, notices, petitions, filings and other documents, and the taking of all steps, necessary to (A) obtain any Permits or Consents from Governmental Authorities or other Persons and (B) avoid any Action and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. The Sellers shall use their Commercially Reasonable Efforts to refinance the Debt issued under the instrument marked with an “x” on Schedule 4.4(b).

(b)           Each Party will use Commercially Reasonable Efforts to prepare and file, or cause to be prepared and filed, as promptly as practicable (but in any event within 30 days after the date hereof), all filings and submissions with or to any Governmental Authority under any Laws applicable to such Party and its Affiliates and required for the consummation of the transactions contemplated herein and, in each case, include in each filing or submission a request for early termination or acceleration of any applicable waiting or review periods, to the extent available under the applicable Laws. Subject to applicable Laws relating to the exchange of information, each Party will have the right to review in advance, and to the extent practicable will consult with each other Party on, all the information that is required to appear in any such filings or submissions. In exercising the foregoing right, each Party will act reasonably and as promptly as practicable. Buyers will pay all fees associated with all filings and submissions referred to in this Section 7.5(b).

(c)           Subject to Section 7.5(f), each Party will comply with any additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions by any Governmental Authority. Each Party agrees to use Commercially Reasonable Efforts to take any and all steps necessary to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Authority or any other Person so as to enable the Parties to expeditiously close the transactions contemplated hereby.

(d)           Except as specifically required by this Agreement and subject to Section 7.5(f), none of the Parties will take any action, or refrain from taking any action, the effect of which would be to delay or impede the ability of the Parties to consummate the transactions contemplated hereby. Without limiting the generality of the foregoing, the Parties will not, and will not permit any of their Affiliates to, acquire or agree to acquire (by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner), any Person or portion thereof, or otherwise acquire or agree to acquire any assets, if the entering into a definitive agreement relating to, or the consummation of, such acquisition, merger or consolidation could reasonably be expected to (i) impose any delay in the obtaining of, or increase the risk of not obtaining, any permits, orders or other approvals of any Governmental Authority necessary to consummate the transactions contemplated hereby or the expiration or termination of any applicable waiting period, (ii) increase the risk of any Governmental Authority entering an order prohibiting the consummation of the transactions contemplated hereby, (iii) increase the risk of not being able to remove any such order on appeal or otherwise, or (iv) delay or prevent the consummation of the transactions contemplated hereby beyond the Termination Date.

(e)           Each Party will keep each other Party apprised of the status of all filings and submissions referred to in Section 7.5(b), including promptly furnishing each other Party with copies of notices or other substantive communications received by such Party in connection therewith. None of the Parties will permit any of their respective officers, employees or other representatives or agents to participate in any meeting with any Governmental Authority in respect of such filings and submissions unless it consults with the other Party in advance and, to the extent permitted by such Governmental Authority, gives the other Party and its counsel and its representatives the opportunity to attend and participate thereat.

(f)            Nothing in this Section 7.5 shall require any Party (without such Party’s prior written consent) to (i) litigate, pursue, defend or otherwise contest any Action or Order prohibiting, enjoining, restraining, conditioning or otherwise restricting in any material respect the transactions contemplated by this Agreement, (ii) execute settlements, undertakings, consent decrees, stipulations or other Contracts with any Governmental Authority, (iii) agree to sell, divest or otherwise convey any particular assets or categories of assets or businesses of such Party or its Affiliates prior to, contemporaneously with or subsequent to the Closing or (iv) become subject or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, undertaking, Order or Contract of any Governmental Authority (A) to sell, license, assign, transfer, divest, hold separate or otherwise dispose of any of such Party’s or its Affiliates’ businesses or assets, (B) that limits the freedom of action of such Party or its Affiliates with respect to the ownership or operation of, or their ability to retain, the Company, the Subsidiaries or their respective businesses or (C) that alters, changes or restricts in any way the business or commercial practices of such Party or its Affiliates.

(g)           For the avoidance of doubt, failure to obtain the statutory approvals not marked with an asterisk on Schedule 4.4(b) and Schedule 6.3(b) prior to satisfaction or waiver of the conditions set forth in ARTICLE VIII shall not in any manner impede or delay the Closing, and following the Closing, Buyers shall be solely responsible for (a) pursuing and obtaining such approvals and (b) complying with the results and conditions thereof without any recourse to Sellers (including without any claim or right to indemnification under Section 10.3); provided that Sellers shall have materially complied with its obligations in this Section 7.5 prior to Closing.

7.6           Contact with Customers, Suppliers and Other Business Relations. To the extent permitted by applicable Law, prior to the Closing, Buyers and their Affiliates and representatives may contact and communicate with the employees, customers and suppliers of the Acquired Companies and the Subsidiaries in connection with the transactions contemplated hereby only after prior consultation with and written approval of Sellers (which approval may not be unreasonably withheld, delayed or conditioned).

7.7           Financing Cooperation. Until Closing, Sellers shall, and shall cause the Acquired Companies and Subsidiaries (and their Affiliates’ employees, counsel, and accountants) to, use Commercially Reasonable Efforts to take, at Buyers’ sole cost and expense, such actions as may be reasonably requested by any Buyer in connection with arranging and obtaining any financing (including the issuance by Seller 1 of Additional Notes (as defined in the Note Indenture) of an amount up to $150 million), including:

(a)           assisting Buyers and each agent, arranger, lender, investor, potential agent, potential arranger, potential lender, potential investor, underwriter, initial purchaser and placement agent providing or potentially providing, or acting in connection with, any financing, or any Affiliate of such Person (each of the foregoing, and each of its respective officers, controlling persons, directors, employees, agents, counsel and representatives or any respective successors and assigns, a “Financing Source”) in the preparation of customary (i) offering documents, private placement memoranda and bank information memoranda and similar marketing documents (including providing such information and data in connection therewith as any Buyer shall reasonably request), including the execution and delivery of customary representation letters in connection with bank information memoranda authorizing the distribution of information to prospective lenders and identifying any portion of such information that constitutes material, non-public information regarding the respective businesses of the Acquired Businesses and the Subsidiaries and (ii) materials for rating agency presentations;

(b)          cooperating with the marketing efforts for any financing, including participating in a reasonable number of customary meetings, presentations, road shows, due diligence sessions (including accounting due diligence sessions), drafting sessions and sessions with prospective lenders, initial purchasers, investors and rating agencies, including direct contact with senior management of the respective businesses of the Acquired Businesses and the Subsidiaries (and other employees with appropriate seniority and expertise) and advisors, in each case, at times and locations to be mutually agreed upon;

(c)           furnishing, to the extent available, all financial statements, financial data, audit reports and such other financial information regarding the respective businesses of the Acquired Companies and the Subsidiaries of the type and form required by Regulation S-K or Form 20-F (including, without limitation, Item 303 Management’s Discussion and Analysis of Financial Condition and Results of Operations and Item 301 Selected Financial Data) and Regulation S-X under the Securities Act of 1933, as amended (the “Securities Act”), for offerings of non-convertible debt securities on a registration statement on Form S-1 or Form F-1, as applicable, but in each case limited to, as applicable for any part of any financing, (i) the type and form customarily included in a private placement of debt securities pursuant to Rule 144A promulgated under the Securities Act, and (ii) the type and form customarily included in offering documents used to syndicate any credit facilities (whether term loan A, loan B, project finance or otherwise). Buyers are aware that no audited consolidated financial statements of the Group exist and nothing in this Section 7.7 shall require Sellers to procure audited consolidated financial statements of the Group;

(d)           causing the independent accountants of the Acquired Companies and the Subsidiaries to provide assistance and cooperation, including providing customary consents and comfort letters in connection with any financing;

(e)           cooperating, to the extent the satisfaction of such condition requires the cooperation of, or is within the control of, the Acquired Companies and the Subsidiaries, in satisfying the conditions precedent set forth in any definitive document relating to any financing to the extent that such cooperation is reasonable and customary; and

(f)            upon request, furnishing any documentation and other information required by a Governmental Authority or Financing Source under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act of 2001.

Notwithstanding anything to the contrary contained herein, Buyers shall, promptly upon request by Sellers, reimburse Sellers for all reasonable and documented out-of-pocket costs (including accountants’ and legal fees) incurred by Sellers or any of their Affiliates in connection with such cooperation (including any fees incurred by the Acquired Companies or the Subsidiaries). Each Buyer shall indemnify and hold harmless Sellers and their Affiliates, and each of their representatives from and against any and all losses suffered or incurred by them in connection with the arrangement of any financing and any information utilized in connection therewith (other than information provided by Sellers or any of their or their Affiliates’ employees, counsel, and accountants). Notwithstanding the foregoing, (A) nothing contained in this Section 7.7 shall require cooperation with Buyers to the extent it would materially and unreasonably interfere with the ongoing customary operations of the respective businesses of the Acquired Companies and the Subsidiaries (provided, that the delivery of financial information referred to above (to the extent available) and the information required by Item 303 Management’s Discussion and Analysis of Financial Condition and Results of Operations of Regulation S-K shall not constitute such interference), encumber any of the Acquired Interests or Subsidiary Interests prior to Closing, require Sellers to pay any commitment or other fee or make any other payment in connection with any financing, could reasonably be expected to cause Sellers, the Acquired Companies or any of their respective Affiliates or any director, officer or employee or stockholder of the foregoing to incur any personal liability, or would cause any representation or warranty or covenant in this Agreement to be breached by Sellers, (B) neither Sellers nor their Affiliates, including the Acquired Companies and Subsidiaries, nor Sellers nor any of their or their Affiliates’ (including the Acquired Companies and Subsidiaries) respective directors or officers shall (1) be required to take any action in their capacity as directors, members or managers to authorize or approve any financing, (2) have any liability or any obligation under any definitive agreement or any other agreement or document related to any financing (except with respect to any customary authorization letters contemplated by this Section 7.7) or (3) enter into any definitive agreement in connection with any financing that would be effective prior to the Closing Date and (C) nothing in this Section 7.7 shall be deemed a condition to any Buyer’s obligation to effect the Closing.

7.8          Further Assurances. Each Seller and each Buyer agree that from time to time after the Closing they will execute and deliver, and will cause their respective Affiliates to execute and deliver, such further instruments, and take, and cause their respective Affiliates to take, such other actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

7.9           Support Obligations. Each Seller and each Buyer agree to take any and all actions reasonably necessary to transfer and assign to Buyers any Support Obligations issued by Sellers or any Affiliate of Sellers (excluding those issued by any Acquired Company or any Subsidiary) and outstanding in connection with or for the benefit of the Acquired Companies or the Subsidiaries or their respective businesses that are assignable or transferable. Each Buyer agrees to use its Commercially Reasonable Efforts (and Sellers and their Affiliates will cooperate with Buyers) to cause Sellers and their Affiliates (other than the Group) to be absolutely and unconditionally relieved on or prior to the Closing Date of all Liabilities arising out of or resulting from any such Support Obligations, and each Buyer shall indemnify Sellers and their Affiliates (other than the Group) against any Losses with respect to such Liabilities. To the extent that Sellers and their Affiliates are not absolutely and unconditionally relieved of all such Liabilities on or prior to the Closing Date, each Buyer agrees to (i) use its Commercially Reasonable Efforts to absolutely and unconditionally relieve Sellers and their Affiliates of all such Liabilities as promptly as reasonably practicable after the Closing Date, (ii) indemnify Sellers and their Affiliates (other than the Group) against all Losses with respect to any such Liabilities. Any costs associated with any termination of such Support Obligations shall be borne by Sellers and any costs associated with the implementation of new or substituted arrangements of Buyers shall be borne by Buyers.

7.10         Minimum Cash; Restricted Cash. Sellers shall, and shall cause their Affiliates to, ensure that, as of the Closing, the Acquired Companies and the Subsidiaries shall hold (a) an amount of Proportionally Consolidated Group Cash equal to at least (i) $49,900,000 minus (ii) the difference of (which can be a negative number) (A) the refinancing costs incurred by Seller 1 in connection with the issuance of the Notes issued on November 9, 2017 and (B) $22,000,000, minus (iii) the financing costs incurred by Seller 1 in connection with any issuance of Additional Notes (as defined in the Note Indenture) and any interest paid by Seller 1 on any Additional Notes, in each case, that may occur between the date hereof and the Closing Date, minus (iv) the costs incurred by the Acquired Companies and Subsidiaries to refinance the Debt issued under the instrument marked with an “x” on Schedule 4.4(b) (without duplication of any unamortized transaction costs that have been excluded from such Debt in the Proportionally Consolidated Group Debt), in each case of clause (ii)(B), (iii) and (iv) including underwriter discounts and commissions and fees and expenses of legal counsel (including underwriting counsel to the extent payable by Seller 1) and audit and accounting services (the “Minimum Cash”); and (b) an amount of Restricted Cash equal to the balance of Restricted Cash held by the Acquired Companies and the Subsidiaries, on a proportionately consolidated basis, as of June 30, 2017, subject to any reduction in such balance that occurs as a result of the operation of the Acquired Companies or the Subsidiaries in the ordinary course of business through the Closing. For the avoidance of doubt, the amount of Restricted Cash required to be held by the Acquired Companies and the Subsidiaries pursuant to this Section 7.10 shall not be subject to reduction as a result of or in connection with any Debt financing or refinancing or repayment of any Debt of any Acquired Company or Subsidiary. For the avoidance of doubt, nothing in this Section 7.10 shall prohibit Sellers from causing the Acquired Companies and Subsidiaries to dividend or distribute any amounts in excess of the Minimum Cash and Restricted Cash in accordance with this Section 7.10.

7.11         Interim Operating Covenants Concerning Anti-Corruption Laws.

(a)           Each Compliance Group Member shall, and shall use its Commercially Reasonable Efforts to cause its Compliance Group Employees and Third Parties to, comply with all Anti-Corruption Laws. The Acquired Companies and their respective Affiliates shall maintain in effect and enforce policies and procedures designed to ensure such compliance.

(b)          Each Compliance Group Member shall, and shall use its Commercially Reasonable Efforts to cause its Compliance Group Employees and Third Parties to, not directly or indirectly, lend, contribute or otherwise make available funds (i) to any Person to finance or facilitate any activity with a Restricted Party or for any activity relating to any Restricted Country that would breach any Sanctions or other Anti-Corruption Laws, or (ii) for any activity or transaction that would breach any Anti-Corruption Laws. The Acquired Companies and their respective Affiliates shall maintain in effect and enforce policies and procedures designed to ensure such compliance.

(c)           The operations of the Acquired Companies and the Subsidiaries shall not be funded out of proceeds derived, directly or indirectly, from any business activities with a Restricted Party or in a Restricted Country.

7.12         Casualty and Condemnation.

(a)           If any of the material physical assets or properties of the Acquired Companies and Subsidiaries (taken as a whole) that are primarily used and necessary for the conduct of the businesses of the Acquired Companies are damaged or destroyed by casualty loss after the date hereof and prior to the Closing, and (a) the cost of restoring such damaged or destroyed material physical assets or properties to a condition reasonably comparable to their prior condition and (b) the amount of any lost profits, in each case, only to the extent such costs and lost profits are reasonably expected to accrue after the Closing as a result of such damage or destruction to such material physical assets or properties (net of and after giving effect to any insurance coverage available to the Acquired Companies and Subsidiaries for such restoration and lost profits and any Tax benefits and Tax costs related thereto) (such costs and lost profits with respect to any such material physical assets or properties, the “Restoration Cost”) is greater than a dollar amount equal to two percent (2%) of Base Purchase Price, Sellers shall within forty-five (45) days after the date of such casualty loss notify the Buyers in writing (the “Casualty Loss Notice”) and Buyers and Sellers shall negotiate in good faith a reduction of the amount of the Base Purchase Price by the estimated Restoration Cost. If Buyers and Sellers do not agree on a reduction to the Base Purchase Price within five (5) Business Days of notification to Buyers, then Buyers may elect, with prior written notification to Sellers, to reduce the Base Purchase Price by the Restoration Cost estimated by Buyers in good faith and after applying Good Utility Practices (including consideration of an external qualified firm’s estimate of the Restoration Cost), provided that such estimated Restoration Cost shall be no higher than the Restoration Cost then estimated by Buyers in its negotiations with Sellers (the “Casualty Initial Purchase Price Reduction”). If the Restoration Cost estimated by Buyers pursuant to the previous sentence or as otherwise set forth in the Casualty Loss Notice is in excess of a dollar amount equal to ten percent (10%) of Base Purchase Price, Buyers or Sellers may elect to terminate this Agreement. If the estimated Restoration Cost is a dollar amount equal to two percent (2%) of Base Purchase Price or less, (i) Sellers shall not be obligated to repair or replace the damaged or destroyed material physical asset or property, (ii) neither Buyers nor Sellers shall have the right or option to terminate this Agreement, and (iii) there shall be no reduction in the amount of the Purchase Price. In the event that there is a reduction to the Base Purchase Price pursuant to this Section 7.12, prior to Closing, Sellers shall, and shall cause their Affiliates to, use Commercially Reasonable Efforts to collect amounts due (if any) under available insurance policies or programs in respect of any such casualty loss and shall cause any such insurance proceeds to be contributed or assigned to the applicable Acquired Company that has suffered such casualty loss without any adjustment to the Proportionally Consolidated Group Net Working Capital.

(b)           If any of the material physical assets or properties of the Acquired Companies (taken as a whole) that are primarily used and necessary for the conduct of the business of the Acquired Companies are taken by condemnation after the date hereof and prior to the Closing and such material physical assets or properties have the sum of (x) a condemnation value and (y) to the extent not included in preceding clause (x), the amount of any lost profits reasonably expected to accrue after the Closing as a result of such condemnation of such material physical assets or properties (net of and after giving effect to any condemnation award and any Tax benefits and Tax costs related thereto) (such sum with respect to any such material physical assets or properties of the Acquired Companies (taken as a whole) that are primarily used and necessary for the conduct of the businesses of the Acquired Companies, the “Condemnation Value”) greater than a dollar amount equal to two percent (2%) of Base Purchase Price, Sellers shall within forty-five (45) days after the date of such condemnation loss notify the Buyers in writing (the “Condemnation Loss Notice”) and Buyers and Sellers shall negotiate in good faith a reduction of the amount of the Base Purchase Price by the estimated Condemnation Value. If Buyers and Sellers do not agree on a reduction to the Base Purchase Price within five (5) Business Days of notification to Buyers, then Sellers may elect, with prior written notification to Buyers, to reduce the Base Purchase Price by the Condemnation Value estimated by Sellers in good faith and applying Good Utility Practices (including consideration of an external qualified firm’s estimate of the Condemnation Value), provided that such estimated Condemnation Value shall be no lower than the Condemnation Value then estimated by Sellers in its negotiations with Buyers (the “Condemnation Initial Purchase Price Reduction”). If the Condemnation Value estimated by Sellers pursuant to the previous sentence or as otherwise set forth in the Condemnation Loss Notice is in excess of a dollar amount equal to ten percent (10%) of Purchase Price, Buyers or Sellers may elect to terminate this Agreement.

(c)           In the event of a Casualty Initial Purchase Price Reduction or a Condemnation Initial Purchase Price Reduction, Buyers shall, at Closing, pay the amount of any Casualty Initial Purchase Price Reduction and Condemnation Initial Purchase Price Reduction (if any) (together, the “Casualty and Condemnation Escrow Amount”) into a casualty and condemnation escrow account maintained by the Escrow Agent in accordance with the Escrow Agreement (the “Casualty and Condemnation Escrow Account”). Within thirty (30) days following the Closing Date, Buyers and Sellers jointly shall engage the Arbitration Firm to finally determine the Restoration Cost and/or Condemnation Value, as applicable. Buyers and Sellers shall, and Buyers shall cause the Acquired Companies and Subsidiaries to, provide the Arbitration Firm with all information and documentation reasonably requested by the Arbitration Firm in order for it to determine the Restoration Cost and/or Condemnation Value. As soon as practicable thereafter, Buyers and Sellers shall cause the Arbitration Firm to determine the Restoration Cost and/or the Condemnation Value, as applicable. Buyers, on the one hand, and Sellers, on the other hand, shall each be responsible for fifty percent (50%) of the fees and expenses of the Arbitration Firm. All determinations made by the Arbitration Firm will be final, conclusive and binding on the Parties. Except in the instance of fraud, the Parties further agree not to pursue any legal claim or action against the Arbitration Firm as a result of its determinations pursuant to this Section 7.12.

(d)           In the event that:

(i)            the Casualty Difference is a negative number, then Buyer 1 and Seller 1 shall cause the Escrow Agent to pay the Casualty Difference plus the Escrow Accrued Interest to Seller 1;

(ii)           the Casualty Difference is a positive number, then Seller 1 shall pay the Casualty Difference to Buyer 1;

(iii)          the Condemnation Difference is a negative number, then Buyer 1 and Seller 1 shall cause the Escrow Agent to pay the Condemnation Difference to Seller 1; and

(iv)          the Condemnation Difference is a positive number, then Seller 1 shall pay the Condemnation Difference plus the Escrow Accrued Interest to Buyer 1;

provided, however, that if the Tax Basis Certificate has not been obtained at least five (5) Business Days prior to the date any such payment to Seller 1 pursuant to this Section 7.12(c) is due (such that it is valid), Buyer 1 and Seller 1 shall cause the Escrow Agent to pay such amounts into the Basis Certificate Escrow Account.

(e)           For the purposes of this Section 7.12:

(i)            “Casualty Difference” which may be a positive or negative number means the difference of (A) the Restoration Cost as finally determined pursuant to Section 7.12(c) minus (B) the Casualty Initial Purchase Price Reduction; and

(ii)           “Condemnation Difference” which may be a positive or negative number means the difference of (A) the Condemnation Value as finally determined pursuant to Section 7.12(c) minus (B) the Condemnation Initial Purchase Price Reduction.

7.13         Kanan Project.

(a)            If (and only if) Kanan Escrow Trigger Events (as defined below) occur and continue to exist on the Closing Date, then, on the Closing Date, Buyers will withhold from the Initial Purchase Price (as part of the Closing Date Escrow Amount, if any, as provided in Section 2.2(a)) and transfer to the Kanan Project escrow account maintained by the Escrow Agent in accordance with the Escrow Agreement (the “Kanan Project Escrow Account”) the following amounts: (i) $10 million if none of the DISCOs has issued a notice to terminate a PPA; or (ii) $20 million if any one or more of the DISCOs has issued a notice to terminate a PPA that has not been Cured on or before the Closing Date; or (iii) $0 in any other case, provided however, that if the Closing Date is after the Target Project Completion Date, then, notwithstanding whether the Kanan Escrow Trigger Events occur, on the Closing Date, Buyers shall withhold from the Initial Purchase Price (as part of the Closing Date Escrow Amount, if any, as provided in Section 2.2(a)) and transfer to the Kanan Project Escrow Account (A) $20 million if any one or more of the DISCOs has issued a notice to terminate a PPA on or prior to the Target Project Completion Date, which has not been Cured on or before the Closing Date, or (B) $0 in any other case.

(b)           Any amount held in the Kanan Project Escrow Account will be released on or after the Closing Date as follows:

(i)            to Seller 1 promptly after the first to occur of (A) the date a Force Majeure Claim Resolution has been obtained; (B) the date the Kanan Project has reached COD; or (C) the Target Project Completion Date; provided that, in each case, if any one or more of the DISCOs has issued a notice to terminate a PPA which has not been Cured as of the date such amounts would otherwise be released under clause (A), (B) or (C) such amounts will not be released at such time and instead will be retained in the Kanan Project Escrow Account until such time as, and will be released to Seller 1 promptly following, the date such PPA termination has been Cured if and only if that date is prior to the Cure Date; or

(ii)            to Buyer 1 promptly following the Cure Date, to the extent any funds are not released to the Seller 1 pursuant to Section 7.13(b)(i).

(c)           Seller 1 agrees to cause Kanan to use Commercially Reasonable Efforts to reach COD by the Target Project Completion Date or as soon as reasonably practicable thereafter, including by making appropriate capital expenditures in accordance with Good Utility Practices. Until the Closing Date, any Kanan Insurance Proceeds shall be used only to make expenditures on the Kanan Project (which, for the avoidance of doubt, includes payments pending from Kanan to PQP for up to the amount of La Esperanza Barge Price) or otherwise to reach COD. Buyer 3 agrees to pay Seller 1, at Closing, ninety-five percent (95%) of any balance that remains unpaid by Kanan to PQP of the La Esperanza Barge Price at Closing.

(d)           Seller 1 agrees to cause Kanan to grant Buyers and their representatives, upon reasonable notice and during normal business hours, at Buyers’ sole expense, reasonable access to the Kanan Project, accompanied by a representative of Kanan, and to make the local project director and local management available to discuss the affairs and developments of the Kanan Project with Buyers and their representatives in order for Buyers to assess the progress towards COD of the Kanan Project. The rights granted to Buyers and their representatives in this Section 7.13(d) are observer rights only, and Buyers and their representatives shall not be permitted to give any order or instruction in respect of or exert any control over the Kanan Project. Seller 1 agrees that it shall discuss with Buyers in good faith any concerns or issues Buyers raise in connection with the development of the Kanan Project.

(e)            If, following the Closing, Kanan or any of its Affiliates recovers, in cash, any penalties paid by Kanan in connection with Kanan Casualty Event (such recovered amount, the “Kanan Recovered Amount”), Buyer 3 shall pay or cause to be paid, in cash, to Seller 1 as promptly as practicable following the later of (i) COD or (ii) five (5) Business Days after receipt of such Kanan Recovered Amount an amount equal to fifty percent (50%) of the Kanan Recovered Amount actually received by Kanan, it being understood that the remaining fifty percent (50%) of the Kanan Recovered Amount shall be retained by Kanan or its Affiliates; provided, however, that to the extent that (i) the Kanan Insurance Proceeds and (ii) fifty percent (50%) of the Kanan Recovered Amount retained by Kanan are together not sufficient to fully cover the construction costs of the Kanan Project, then Kanan (or any of its Affiliates) shall be entitled to retain such portion of the Kanan Recovered Amount that would otherwise be paid to Seller 1 pursuant to this Section 7.13(e) necessary in order to cover such construction costs.

(f)            Between the date of this Agreement and the Closing Date, the Parties shall discuss, in good faith, following review by Buyers, the sharing of any VAT that may be incurred in respect of the sale of the La Esperanza Barge by PQP to Kanan.

(g)           For the purposes of this Section 7.13:

(i)            “ASEP” means the National Authority of Public Services (Autoridad Nacional de los Servicios Públicos) of the country;

(ii)           “CND” means the National Dispatch Center of Empresa de Transmision Electrica S.A. (Centro Nacional de Despacho de la Empresa de Transmisión Eléctrica);

(iii)          “COD” means:

(A)       all work required to be completed for the Kanan Project to operate utilizing the La Esperanza Barge at at least 92 megawatts as a replacement for the Estrella del Norte Barge and the Santa Inés Barge has been performed in accordance with Good Utility Practice, and such that the technical specifications of the Kanan Project are in compliance in all material respects with applicable Law (including Environmental Law) and the Power Purchase Agreements and Kanan’s other contractual obligations;

(B)       the Kanan Project has obtained all Material Permits necessary for the importation, restoration and operation of the La Esperanza Barge at at least 92 megawatts as a replacement for the Estrella del Norte Barge and the Santa Inés Barge, in each case in accordance with applicable Law (including Environmental Law) and the Power Purchase Agreements and Kanan’s other contractual obligations; and

(C)       the Kanan Project is operating and capable of delivering energy to the Panamanian National Interconnected System at a capacity of at least 92 megawatts (as certified by CND);

(iv)         “Cure Date” means the date which is the two months anniversary of the Target Project Completion Date;

(v)         “Cured” means that Kanan complies with the covenant or agreement under the relevant PPA, the breach of which caused the notice of termination, on or prior to the Cure Date. Such compliance may be evidenced by the authorization to enter into commercial operation issued by CND;

(vi)         “DISCO” means EDECHI, EDEMET, or ENSA;

(vii)         “EDECHI” means Empresa de Distribución Eléctrica Chiriquí, S.A., a sociedad anonima organized and existing under the laws of the Republic of Panama;

(viii)        “EDECHI PPA” means the contrato de suministro no. 31-14, dated January 22, 2015, between EDECHI and Kanan, as amended by amendments dated as of April 7, 2015, September 4, 2015, November 18, 2015 and April 14, 2016;

(ix)           “EDEMET” means Empresa de Distribución Eléctrica Metro - Oeste, S.A., a sociedad anonima organized and existing under the laws of the Republic of Panama;

(x)            “EDEMET PPA” means the contrato de suministro no. 27-14, dated January 22, 2015, between EDEMET and Kanan, as amended by amendments dated as of April 7, 2015, September 4, 2015, November 18, 2015 and April 14, 2016;

(xi)           “ENSA” means Elektra Noreste, S.A., a sociedad anonima organized and existing under the laws of the Republic of Panama;

(xii)          “ENSA PPA” means the contrato de suministro dme-10-14, dated January 19, 2015, between ENSA and Kanan, as amended by amendments dated as of January 19, 2015, August 25, 2015 and November 26, 2015;

(xiii)         “Estrella del Norte Barge” means the electrical power generation barge named “Estrella del Norte” owned as of the date hereof by Kanan and registered in Panama under registration number 47981-PEXT;

(xiv)        “Force Majeure Claim Resolution” means a resolution or decision taken or adopted by ASEP by which it affirmatively accepts that the unavailability of capacity in the system to back up the loss of capacity caused by the Kanan Casualty Event constitutes a force majeure excusing Kanan´s breach of its capacity obligations under the Power Purchase Agreements and any related termination event including the application of all penalties related to such failure to provide capacity;

(xv)         “Kanan” means Kanan Overseas I Inc., a corporation (Sociedad anonima) organized under the laws of the Republic of Panama;

(xvi)        “Kanan Casualty Event” means the fire that occurred at Kanan resulting in the Santa Inés Barge and the Estrella del Norte Barge being placed off-line;

(xvii)       “Kanan Escrow Trigger Events” means the occurrence of each of the following circumstances, events or conditions: either (A) a Force Majeure Claim Resolution has not been obtained on or prior to the Closing Date, or (B) the Kanan Project has not reached COD on or prior to the Closing Date;

(xviii)      “Kanan Insurance Proceeds” means any casualty loss, business interruption and loss of profits insurance proceeds received in cash (net of any costs of recoveries, deductions, or retention amounts) by Kanan as a result of and in connection with the Kanan Casualty Event;

(xix)         “Kanan Project” means relocation, installment and commencement of commercial operations of the La Esperanza Barge in connection with the Kanan Casualty Event at Kanan;

(xx)          “La Esperanza Barge” means the electrical power generation barge named “La Esperanza” owned as of the date hereof by PQP;

(xxi)         “La Esperanza Barge Price” means $63,126,000 million;

(xxii)        “National Interconnected System” means the National Interconnected System (Sistema Interconectado Nacional) of the Republic of Panama;

(xxiii)       “Power Purchase Agreement” or “PPA” means each of EDECHI PPA, EDEMET PPA and ENSA PPA (as applicable);

(xxiv)       “PQP means Puerto Quetzal Power LLC, a limited liability company organized under the laws of the State of Delaware and registered in Guatemala under registration number 160, folio 14, book 2 of Foreign Companies;

(xxv)        “Santa Inés Barge” the electrical power generation barge named “Santa Ines Barge” owned as of the date hereof by Kanan and registered in Panama under registration number 29177-PEXT-2; and

(xxvi)       “Target Project Completion Date” means February 10, 2018, provided that if the La Esperanza Barge is not located in the Port of Colon, Republic of Panama, by December 15, 2017, then for each calendar day after December 15, 2017, that the La Esperanza Barge is not located in the Port of Colon, Republic of Panama, the Target Project Completion Date shall be extended by one (1) calendar day. For example, if the La Esperanza Barge first arrives at the Port of Colon, Republic of Panama, on December 20, 2017, then the Target Project Completion Date would be February 15, 2018.

7.14         Agua Clara Debt.

(a)           From the date hereof until the earlier of the Closing Date or the date on which this Agreement is earlier terminated, Seller 1 shall, and shall cause the Acquired Companies and the Subsidiaries to, permit Buyers, their Affiliates and their and their Affiliates’ agents and representatives, to participate in financing discussions related to Agua Clara Debt, including providing sufficient notice to ensure that such parties may review and comment on financing documents, participate in negotiating such documents, and have access to all relevant information.

(b)           In connection with material actions regarding the Agua Clara Debt, Seller 1 agrees that it shall, and shall cause the Acquired Companies and Subsidiaries to, not take any such actions without Buyers’ prior written consent (such consent not to be unreasonably withheld).

7.15         Intercompany and Intragroup Balances. Prior to the Closing:

(a)           Sellers shall, and shall cause the Acquired Companies and Subsidiaries and their Affiliates to, settle all Intercompany Balances, including those set forth on Schedule 7.15; and

(b)           Sellers shall not create any Liability between any of the Acquired Companies or Subsidiaries, unless Sellers hold the same proportion of Equity Interests in both the obligor and obligee Acquired Company or Subsidiary.

7.16         Other Transaction Agreements. As soon as reasonably practicable following the date hereof, Buyers and Sellers shall confer and negotiate in good faith to reach agreement on a definitive Transition Services Agreement and CPAA Agreement, that is consistent with and reflects the form of Transition Services Agreement set forth in Exhibit F and the form of CPAA Agreement set forth in Exhibit E, respectively. The definitive Transition Services Agreement and CPAA Agreement entered into at the Closing shall incorporate the terms as mutually agreed by Buyers and Sellers in accordance with this Section 7.16.

CONDITIONS TO CLOSING

8.1           Conditions to Obligations of the Sellers. The obligations of the Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver (if permitted by applicable Law) at or prior to the Closing of each of the following conditions:

(a)           Representations and Warranties. (i) the representations and warranties of Buyers set forth in Sections 6.1 (Organization), 6.2 (Authority, Validity and Effect), 6.6 (Solvency) and 6.9 (No Brokers) (the “Buyer Fundamental Representations”) shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date) and (ii) the representations and warranties of Buyers (other than the Buyer Fundamental Representations) set forth in ARTICLE VI shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (ii), where the failure to be true and correct would not in the aggregate have a Material Adverse Effect on the Buyers.

(b)           Performance of Obligations. Each Buyer must have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.

(c)           Consents. All Consents set forth on Schedule 6.3(b) and marked with an asterisk (i) shall have been obtained in a form reasonably satisfactory to Sellers, (ii) shall be in full force and effect and (iii) shall have been delivered to Sellers.

(d)           No Injunction. No Order shall have been entered which restrains, enjoins or otherwise prohibits or makes illegal the consummation of any of the transactions contemplated by this Agreement and no Action shall have been instituted by any Governmental Authority of competent jurisdiction seeking to restrain, enjoin or otherwise prohibit or make illegal the consummation of any of the transactions contemplated by this Agreement.

(e)           Closing Deliveries. Buyers shall have delivered to Sellers all of the closing deliveries required to be delivered by them pursuant to Section 3.3.

(f)            Withholding Taxes. Buyers shall not have delivered a Withholding Tax Statement that discloses more than $60 million of Taxes to be withheld at Closing.

8.2           Conditions to Obligations of Buyers. The obligations of Buyers to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver (if permitted by applicable Law) at or prior to the Closing of each of the following conditions:

(a)           Representations and Warranties. (i) the representations and warranties regarding the Acquired Companies and the Subsidiaries set forth in Sections 4.1(a) (Organization and Standing; Authority), 4.2 (Capitalization), 4.3 (Subsidiaries), 4.22 (No Brokers) and Sellers set forth in Sections 5.1 (Organization), 5.2 (Authority; Validity and Effect), 5.4 (Title), and 5.6 (No Brokers) (the “Seller Fundamental Representations”) shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date) and (ii) the representations and warranties regarding the Acquired Companies and the Subsidiaries set forth in ARTICLE IV and Sellers set forth in ARTICLE V (in each case, other than the Seller Fundamental Representations) shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (ii), where the failure to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect on the Group.

(b)          Performance of Obligations. Except as set forth in  Section 7.7, Sellers must have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.

(c)          Consents. All Consents set forth on  Schedule 4.4(b) and marked with an asterisk (i) shall have been obtained in a form reasonably satisfactory to Buyers, (ii) shall be in full force and effect and (iii) shall have been delivered to Buyers.

(d)          No Injunction. No Order shall have been entered which restrains, enjoins or otherwise prohibits or makes illegal the consummation of any of the transactions contemplated by this Agreement and no Action shall have been instituted before any Governmental Authority of competent jurisdiction seeking to restrain, enjoin or otherwise prohibit or make illegal the consummation of any of the transactions contemplated by this Agreement.

(e)          No Material Adverse Effect.   Since the date of this Agreement, no change, condition, effect, fact, circumstance, matter, occurrence, event or development shall have occurred that has had or would reasonably be expected to have a Material Adverse Effect on (i) the Acquired Companies and Subsidiaries that conduct their respective businesses in the Republic of Peru, (ii) Energuate or (iii) the Group, taken as a whole.

(f)           Closing Deliveries.    Sellers shall have delivered, or caused to be delivered, to Buyers all of the closing deliveries required to be delivered by it pursuant to Section 3.2.

(g)          Audited Financial Statements. If the Closing Date is after December 31, 2017, Sellers shall have delivered, or caused to be delivered to Buyers audited financial statements of all the Acquired Companies and Subsidiaries listed on  Schedule 8.2(g) as of December 31, 2017, together with the notes thereto and together with the audit report of any internationally recognized firm of public accountants, which audit report will not contain any qualifications or limitations (on scope or otherwise) of any kind; provided that (A) they are in accordance with IFRS consistently applied, (B) they are delivered to Buyers no later than 30 days prior to the Closing Date and (C) the condition in  Schedule 8.2(g) shall have been met. Sellers shall make the accounting firm responsible for preparation of such audited financial statements reasonably available to Buyers and Buyers’ advisors to address any questions of Buyers regarding such audited financial statements.

(h)          Intercompany Balances. The Intercompany Balances shall have been settled.

8.3          Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in Section 8.1 or Section 8.2, as the case may be, to be satisfied if such failure was caused by such Party’s failure to comply with its obligations to consummate the transactions contemplated by this Agreement as required by and subject to Section 7.5.

ARTICLE IX
TERMINATION OF AGREEMENT

9.1          Termination.  Notwithstanding any other provision of this Agreement, this Agreement may be terminated at any time prior to the Closing:

(a)          by the mutual written consent of Buyers and Seller;

(b)          by Buyers or Sellers, upon written notice to the other, if the transactions contemplated by this Agreement have not been consummated on or prior to the date that falls on the nine (9) month anniversary of the date hereof or such later date, if any, as Buyers and Sellers agree upon in writing (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this  Section 9.1(b) is not available to any Party whose breach of any provision of this Agreement results in or causes the failure of the transactions contemplated by this Agreement to be consummated by such time; provided, further, that if on the Termination Date the conditions to Closing set forth in  Sections 8.1(c) and  8.2(c) have not been satisfied because of the failure of any Party to obtain the Consents marked with an asterisk set forth on  Schedule 6.3(b) and  Schedule 4.4(b), but all other conditions to Closing (other than those conditions which, by their terms, cannot be satisfied until the Closing) have been satisfied or waived, then, to the extent the applicable Party is capable of obtaining such Consents by the date that is ninety (90) days following the Termination Date (the “Extended Termination Date”), the Parties shall continue to diligently and in good faith pursue such Consents and neither Buyers nor Sellers shall have the right to terminate this Agreement pursuant to this Section 9.1(b) until the Extended Termination Date;

(c)          by Buyers or Sellers, upon written notice to the other, if a Governmental Authority of competent jurisdiction and residing in a jurisdiction in which any Acquired Company or Subsidiary does business has issued an Order or any other Action permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and such Order has become final and non-appealable; provided,   however, that the right to terminate this Agreement pursuant to this Section 9.1(c)is not available to any Party whose breach of any provision of this Agreement results in or causes such Order or other Action or such Party is not in compliance with its obligations under Section 7.5;

(d)          by Sellers, if:

(i)           Buyers have breached or failed to perform any of their covenants or other agreements contained in this Agreement to be complied with by Buyers such that the closing condition set forth in Section 8.1(b) would not be satisfied; or

(ii)          there exists a breach of or inaccuracy in any representation or warranty of Buyers contained in this Agreement such that the closing condition set forth in Section 8.1(a) would not be satisfied, and in the case of both (i) and (ii) above, such breach, inaccuracy or failure to perform is not cured within thirty (30) days after receipt of written notice thereof or is incapable of being cured by Buyers by the Termination Date; or

(iii)         Buyers have delivered a Withholding Tax Statement that discloses more than $60 million of Taxes to be withheld at Closing; or

(e)          by Buyers, if (i) Sellers have breached or failed to perform any of its covenants or other agreements contained in this Agreement to be complied with by it such that the closing condition set forth in  Section 8.2(b) would not be satisfied or (ii) there exists a breach of or inaccuracy in any representation or warranty made by Sellers contained in this Agreement such that the closing condition set forth in  Section 8.2(a) would not be satisfied, and in the case of both (i) and (ii) above, such breach, inaccuracy or failure to perform is not cured within thirty (30) days after receipt of written notice thereof or is incapable of being cured by the Sellers by the Termination Date; or

(f)           by Buyers, upon written notice to Sellers, in accordance with Section 7.3.

9.2          Effect of Termination.

(a)          In the event of termination of this Agreement pursuant to  Section 9.1 by Buyers or Sellers, this Agreement will become void and have no effect, without any liability or obligation on the part of any Buyer or Seller (or any of their respective representatives or Affiliates), other than the provisions of  Section 1.1,  Section 7.4, this Section 9.2, and  ARTICLE XII which will survive any termination of this Agreement; provided, however, that nothing herein will relieve any Party from any liability for any pre-termination breach of this Agreement by such Party.

(b)          In the event that this Agreement is terminated (i) by Sellers pursuant to Section 9.1(d)(iii) or (ii) by Sellers or Buyers under  Section 9.1(b)  solely as a result of the condition in  Section 8.1(f) not having been satisfied or waived, then Sellers shall pay Buyers a fee of $15,000,000, by wire transfer of same day funds to an account designated by Buyers, within two (2) Business Days after such termination.

(c)          Upon termination of this Agreement by Buyers or Sellers for any reason, each Party shall return to the other Parties or destroy any information relating to the Parties, the Subsidiaries or their respective businesses furnished by one Party to another, whether obtained before or after the execution of this Agreement.

ARTICLE X
 SURVIVAL; INDEMNIFICATION

10.1       Survival.     Except  as  set  forth  below,  the  rights  of  the  Parties  to indemnification under this Agreement with respect to the representations and warranties made hereunder shall survive the Closing for a period beginning on the date hereof and ending on (and excluding) the date which is eighteen (18) months from the date of Closing; provided, however:

(a)          that the rights of Buyers to indemnification under this Agreement with respect to  Section 4.20 (Environmental Matters) shall survive until (and excluding) the date which is three (3) years from the date of Closing;

(b)          that the rights of Buyers to indemnification under this Agreement with respect to the Seller Fundamental Representations shall survive the Closing without time limitation;

(c)          that the representations and warranties in Section 4.8 (Taxes) shall not survive the Closing (other than the representations and warranties in  Sections 4.8(k),  (n) and  (p)) and the rights of Sellers to indemnification pursuant to  Section 10.2(b) and the rights of Buyers to indemnification pursuant to  Section 10.3(b) shall survive until the date that is thirty (30) days after the expiration of the applicable statute of limitations; and

(d)          that the rights of Sellers to indemnification under this Agreement with respect to the Buyer Fundamental Representations shall survive without time limit.

The rights of Buyers or Sellers to indemnification for any breach of the covenants or agreements of Sellers or Buyer, as applicable, will survive until the expiration of the statute of limitations applicable to breach of contract claims in New York. Any claim for indemnification pursuant to Section 10.2 (in case of indemnification by Buyers) or Section 10.3 (in case of indemnification by Sellers) that is made in accordance with the requirements set forth in Section 10.6 or  Section 11.5 (as applicable) prior to the expiration of the applicable survival period set forth in this Section 10.1 shall survive solely with respect to such claim (limited to the amount of such claim and matter concerning such claim), until such claim is finally resolved, it being understood that the remaining limitations set forth in this Section 10.1 shall remain unaffected.

10.2        Indemnification by Buyers.  From and after the Closing, Buyers shall indemnify and hold harmless Sellers and their respective successors, permitted assigns and Affiliates, and their respective officers, employees, directors, managers, members, partners, stockholders, heirs and personal representatives (collectively, the “Seller Indemnitees”) from and against:

(a)        any and all Losses of the Seller Indemnitees following the Closing arising out of, related to or as a result of:

(i)         prior to their expiration in accordance with  Section 10.1, any breach of the representations and warranties of any Buyer Fundamental Representations, in each case, as if made as of the Closing Date;

(ii)        prior to their expiration in accordance with  Section 10.1, any breach of the representations and warranties included in ARTICLE VI (other than any Buyer Fundamental Representations), in each case, as if made as of the Closing Date; and

(iii)       prior to their expiration in accordance with  Section 10.1, any breach of the covenants or agreements of Buyers contained in this Agreement (including any related Schedule or exhibit attached hereto and the certificates delivered pursuant hereto).

(b)        (i) any liability for Taxes of any of the Acquired Companies and the Subsidiaries for any Post-Closing Tax Period and the portion of any Straddle Period that begins after the Closing Date (determined in accordance with  Section 11.3 in the case of any Straddle Period) and any Losses related to the foregoing, (ii) Transfer Taxes that are the responsibility of Buyers pursuant to  Section 11.1, and (iii) any liability for Taxes taken into account in determining the final Closing Statement; provided, however, that Buyers shall not be liable for or pay, and shall not indemnify, the Seller Indemnitees for any Taxes to the extent such Taxes are attributable to any breach by Sellers of their covenants in ARTICLE XI.

10.3         Indemnification by Sellers. From and after the Closing, Sellers, jointly and severally, shall indemnify and hold harmless each Buyer and its successors, permitted assigns and Affiliates (including the Acquired Companies and the Subsidiaries), and its and their respective officers, employees, directors, managers, members, partners, stockholders, heirs and personal representatives (collectively, the “Buyer Indemnitees”) from and against:

(a)        any and all Losses of the Buyer Indemnitees arising out of, related to or as a result of:

(i)         any  breach  of  the  representations  and  warranties  of  any  Seller Fundamental Representations, in each case, as if made as of the Closing Date;

(ii)        prior to their expiration in accordance with  Section 10.1, any breach of the representations and warranties included in  ARTICLE IV or  ARTICLE V (other than any Seller Fundamental Representations), in each case, as if made as of the Closing Date; and

(iii)       prior to their expiration in accordance with  Section 10.1, any breach of the covenants or agreements of Sellers contained in this Agreement (including any related Schedule or exhibit attached hereto and the certificates delivered pursuant hereto).

(b)          Prior to their expiration in accordance with  Section 10.1, (i) all Taxes of or required to be paid by the Acquired Companies and the Subsidiaries for any Pre- Closing Tax Period and for the pre-Closing portion of any Straddle Period (determined in accordance with  Section 11.3 in the case of any Straddle Period) that are in excess of such Taxes taken into account in determining the final Closing Statement, (ii) all Taxes required to be paid by the Acquired Companies or any of the Subsidiaries by reason of any of the Acquired Companies or the Subsidiaries (or any predecessor thereof) having been a member of an affiliated, consolidated, aggregate, unitary, or combined group on or prior to the Closing Date, (iii) all Taxes (direct or indirect) required to be paid by Buyer, Sellers, Affiliates of Sellers or the Acquired Companies and the Subsidiaries (including capital gains, income and withholding, but not Transfer Taxes payable  pursuant to Section 11.1) attributable to the sale of the Acquired Interests or the other transactions contemplated by this Agreement, (iv) all Taxes of any Person required to be paid by any of the Acquired Companies or the Subsidiaries as a transferee or successor, by Contract entered into prior to the Closing Date (other than any customary agreements with customers, vendors, lenders, lessors or the like entered into in the ordinary course of business and any other agreements for which Taxes is not the principal subject matter) or pursuant to applicable Law, in each case where the Liability of the Acquired Companies or the Subsidiaries for such Taxes is attributable to an event or transaction occurring on or before the Closing Date, (v) Transfer Taxes that are the responsibility of Sellers pursuant to   Section 11.1, (vi) the Peruvian ITF tax (Impuesto a las Transacciones Financieras) that may be imposed on any amounts to be paid by Buyer 1 into Sellers’ Peruvian bank accounts (if any), (vii) all Taxes attributable to a breach of the representations and warranties in  Sections 4.8(k), (n), and  (p); (viii) fifty percent (50%) of any import Taxes incurred by Kanan in connection with the transfer of the La Esperanza Barge to Kanan for the Kanan Project; and (ix) any Losses related to the foregoing; provided, however, that Sellers shall not be liable for or pay, and shall not indemnify, the Buyer Indemnitees for (A) any Taxes imposed on any of the Acquired Companies and the Subsidiaries or for which such Acquired Company or such Subsidiaries may otherwise be liable as a result of transactions occurring on the Closing Date but after the Closing to the extent such transactions are entered into outside the ordinary course of business (except for actions that are contemplated by this Agreement), (B) any Taxes to the extent such Taxes are attributable to any breach by Buyers of their covenants in  ARTICLE XI, (C) any Taxes arising out of or resulting from the specific proceedings listed on  Schedule 4.8(h) (other than proceedings listed under the countries of Chile, Dominican Republic and El Salvador), (D) any liability for Taxes taken into account in determining the final Closing Statement and (E) any Losses related to the foregoing.

10.4         Exclusive Remedy. Except in cases of Actual Fraud or Willful Breach, or as otherwise provided in  Section 10.10 or the Seller Support Agreements (a) the Parties agree that, from and after the Closing, the sole and exclusive monetary remedies of the Parties and their respective representatives and Affiliates for any Losses (including any Losses from claims for breach of contract, warranty, tortious conduct (including negligence) or otherwise and whether predicated on common law, statute, strict liability, or otherwise) based upon, arising out of or otherwise in respect of the matters set forth in this Agreement (including the Schedules and exhibits attached hereto and the certificates delivered pursuant hereto) or the transactions contemplated hereby are the indemnification obligations of the Parties set forth in this ARTICLE X and (b) the Parties expressly waive any and all rights and remedies against Sellers under any Law. The provisions of this  Section 10.4 will not, however, prevent or limit a cause of action (i) under  Section 12.9 to obtain an injunction or injunctions to prevent breaches of this Agreement  and   to  enforce specifically the terms   and  provisions  hereof,  or  (ii) under Section 2.3(c) and  Section 7.12(c) to enforce any decision or determination of the Arbitration Firm.

10.5         Limitations.          Notwithstanding anything to the contrary contained in this Agreement, the rights of the Buyer Indemnitees and Seller Indemnitees are limited as follows:

(a)          Sellers shall not be required to indemnify or hold harmless any Buyer Indemnitee against, or reimburse any Buyer Indemnitee for, any Losses pursuant to Section 10.3 unless and until the aggregate amount of the Buyer Indemnitee’s Losses for which such Buyer Indemnitee seeks indemnification pursuant to  Section 10.3 exceeds $8,827,500 (the “Basket Amount”), in which event Sellers shall be required to pay or be liable only for such Losses that are in excess of the Basket Amount; provided, however, that the Basket Amount shall not apply to the indemnification obligations of Sellers set forth in Section 10.3(a)(i), Section 10.3(a)(iii) and Section 10.3(b);

(b)          Buyers shall not be required to indemnify or hold harmless any Seller Indemnitee against, or reimburse any Seller Indemnitee for, any Losses pursuant to Section 10.2 unless and until the aggregate amount of the Seller Indemnitee’s Losses for which such Seller Indemnitee seeks indemnification pursuant to  Section 10.2 exceeds the Basket Amount, in which event Buyers shall be required to pay or be liable only for such Losses that are in excess of the Basket Amount; provided, however, that the Basket Amount shall not apply to the indemnification obligations of Buyers set forth in  Section 10.2(a)(i), Section 10.2(a)(iii) and Section 10.2(b);

(c)          Individual Losses of less than $200,000 shall not be recoverable under this ARTICLE X; provided, however, that the foregoing limitation on indemnification shall not apply to (i) the indemnification obligations of Sellers set forth in  Section 10.3(a)(i), Section 10.3(a)(iii) and  Section 10.3(b) or (ii) the indemnification obligations of Buyers set forth in Section 10.2(a)(i), Section 10.2(a)(iii) and Section 10.2(b);

(d)          The cumulative indemnification obligations of Sellers pursuant to  Section 10.3(a)(ii) shall in no event exceed $176,550,000 (the “General Cap Amount”);

(e)          The cumulative indemnification obligations of Buyers pursuant to  Section 10.2(a)(ii) shall in no event exceed the General Cap Amount;

(f)          Sellers shall not have any liability pursuant to this  ARTICLE X in excess of the Base Purchase Price;

(g)         The Materiality Scrape shall apply solely for purposes of determining the amount of Losses subject to any indemnification claim under this ARTICLE X;

(h)          The  Seller Indemnitees’ and the Buyer Indemnitees’ right to indemnification pursuant to  Section 10.2 and  Section 10.3, respectively, will be reduced by (i) any amounts actually received from a third party (including an insurance company) by or on behalf of, or for the account or benefit of any Seller Indemnitee or Buyer Indemnitee, as the case may be, in each case net of the reasonable third party out-of- pocket costs and expenses associated with such recoveries to the Seller Indemnitee or Buyer Indemnitee, as applicable (it being understood and agreed that any obligation of any Seller Indemnitee or Buyer Indemnitee to use Commercially Reasonable Efforts to seek insurance recoveries in respect of Losses to be indemnified hereunder shall not be a prerequisite to asserting a Claim hereunder) and (ii) any amounts which were taken into account (including with respect to any reserves) in the determination of the amount of any purchase price adjustment pursuant to Section 2.3.  The Seller Indemnitees and Buyer Indemnitees shall use their Commercially Reasonable Efforts to take any and all necessary actions to pursue and fully collect from such third parties and under all insurance policies available to them. The Buyer Indemnitees and the Seller Indemnitees shall remit to the applicable Indemnifying Party  any  such third party or insurance proceeds that are paid to any Buyer Indemnitee or Seller Indemnitee with respect to Losses for which any of the Buyer Indemnitees or Seller Indemnitees has been previously compensated pursuant to Section 10.3 or Section 10.2, respectively;

(i)           The  Seller Indemnitees’ and the Buyer Indemnitees’ right to indemnification pursuant to  Section 10.2 and  Section 10.3 on account of any Losses and Taxes will be (i) reduced by the net amount of the Tax benefits actually realized by any such indemnitee by reason of the related Losses or Taxes (including any Tax benefit arising in subsequent taxable years) and (ii) subject to Section 10.9, increased by the amount of any Tax costs incurred in connection with the payment of, or in connection with the receipt of, the indemnity payment (including any Tax costs arising in subsequent taxable years), in each case, as actually realized by the Seller Indemnitee or Buyer Indemnitee. The Seller Indemnitees and the Buyer Indemnitees shall use Commercially Reasonable Efforts to claim and realize such Tax benefits in the earliest Tax year allowable by applicable Law. To the extent any such Tax benefit or Tax cost is actually realized in a subsequent year, the Seller Indemnitee or the Buyer Indemnitee, as the case may be, shall make a payment to Sellers (in case of the Buyer Indemnitee) or Buyers (in case of the Seller Indemnitee) equal to the amount of such net Tax benefit or Tax cost; and

(j)           No Party shall be entitled to indemnification for punitive damages, incidental damages, consequential damages, exemplary damages, special damages, indirect damages or similar damages. The Buyer Indemnitees shall not be entitled to indemnification pursuant to  Section 10.3 to the extent such amount was included in the Purchase Price as finally determined pursuant to  Section 2.3. No Party shall be entitled to be compensated more than once for the same Loss.

 10.6          Procedures.

(a)        Notice of Losses by Seller Indemnitee. As soon as reasonably practicable after a Seller Indemnitee has actual knowledge of any claim that it has under this ARTICLE X that may result in a Loss (a “Seller Claim”), Sellers shall give written notice of such Seller Claim (a “Seller Claims Notice”) to Buyers. A Seller Claims Notice must describe the Seller Claim in reasonable detail, and indicate the amount (estimated, as necessary and to the extent feasible) of the Loss that has been or may be suffered by the applicable Seller Indemnitee. Sellers shall provide a Seller Claims Notice to Buyers pursuant to this  Section 10.6(a) within 30 days after discovery of such Seller Claim by a Seller Indemnitee.

(b)          Notice of Losses by Buyer Indemnitee. As soon as reasonably practicable after a Buyer Indemnitee has actual knowledge of any claim that it has under this ARTICLE X that may result in a Loss (a “Buyer Claim” and together with a Seller Claim, a “Claim”), the Buyer Indemnitee shall give written notice of such Buyer Claim to Seller (a “Buyer Claims Notice” and, together with a Seller Claims Notice, a “Notice”). A Buyer Claims Notice must describe the Buyer Claim in reasonable detail, and indicate the amount (estimated, as necessary and to the extent feasible) of the Loss that has been or may be suffered by the applicable Buyer Indemnitee. Buyers shall provide a Buyer Claims Notice to Sellers pursuant to this  Section 10.6(b) within 30 days after discovery of such Buyer Claim by a Buyer Indemnitee.

(c)          Opportunity to Defend Third Party Claims. In the event of any Claim by a third party against a Buyer Indemnitee or Seller Indemnitee for which indemnification is available hereunder, Buyers or Sellers, as applicable (each an “Indemnifying Party”), have the right, exercisable by written notice to Buyers or Sellers within 60 days of receipt of a Notice from Buyers or Sellers, as applicable, to assume and conduct the defense of such Claim with counsel selected by the Indemnifying Party. If the Indemnifying Party has assumed such defense as provided in this  Section 10.6(c), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by any Indemnitee in connection with the defense of such Claim. If the Indemnifying Party does not assume the defense of any such Claim in accordance with this  Section 10.6(c), the Indemnifying Party may still participate in, but not control, the defense of such Claim at the Indemnifying Party’s sole cost and expense.  The Indemnitee will not consent to a settlement of, or the entry of any judgment arising from, any such Claim, without the prior written consent of the Indemnifying Party (such consent not to be unreasonably withheld or delayed). Except with the prior written consent of the Indemnitee (such consent not to be unreasonably withheld or delayed), no Indemnifying Party, in the defense of any such Claim, will consent to the entry of any judgment or enter into any settlement that (i) provides for injunctive or other nonmonetary relief affecting the Indemnitee or (ii) does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnitee of a release from all liability with respect to such Claim. In any such Claim, the Party responsible for the defense of such Claim (the “Responsible Party”) shall, to the extent reasonably requested by the other Party, keep such other Party informed as to the status of such Claim, including all settlement negotiations and offers.  With respect to such a Claim for which Sellers are the Responsible Party, Buyers shall use Commercially Reasonable Efforts to make available to Sellers and their representatives all books and records of Buyers, the Acquired Companies and the Subsidiaries relating to such Claim (with such documents and information to be used by Sellers and their Representatives solely for the defense of such Claim) and Buyers shall use Commercially Reasonable Efforts to cooperate with Sellers in the defense of such Claim.

(d)          Settlement.  The Responsible Party shall promptly notify the other Party of each settlement offer with respect to a third party Claim. Such other party shall promptly notify the Responsible Party whether or not such Party is willing to accept the proposed settlement offer. If Sellers are willing to accept the proposed settlement offer but Buyers refuse to accept such settlement offer, then if (i) such settlement offer requires only the payment of money damages and provides a complete release of all Indemnitees that are a party to such Claim with respect to the subject matter thereof and (ii) the amount of such proposed settlement will not exceed the limitations contained in this  ARTICLE X, then the amount payable to the Indemnitees with respect to such Claim will be limited to the amount of such settlement offer subject to the limitations contained in this  ARTICLE X. Sellers may nevertheless propose in writing a good faith, reasonable settlement offer that requires only the payment of money damages and provides a complete release of all Indemnitees who are parties to such Claim with respect to the subject matter thereof; provided,  however,  that the amount  of  any such  proposed  settlement  offer  may not exceed the limitations contained in this  ARTICLE X.   If Buyers refuse to agree to or make the proposed settlement offer to the claimant in such Claim, any amount payable to a Buyer Indemnitee with respect to such Claim will be limited to the amount of such proposed settlement offer. If any such settlement offer is made to any claimant and rejected by such claimant, the amount payable to an Indemnitee with respect to such Claim will not be limited to the amount of such settlement offer but will remain subject to all other limitations set forth in this Agreement.

(e)          This   Section 10.6shall not apply to an indemnity Claim for Taxes pursuant to Section 10.2(b)or Section 10.3(b). Such Claims shall be governed exclusively by Section 11.5.

10.7         Subrogation. Upon making any indemnity payment pursuant to  Section 10.2 or  Section 10.3, as applicable, the Indemnifying Party shall be subrogated to all rights of the Indemnitees, as applicable, against any third party (other than any Acquired Company or any Subsidiary) in respect of the Losses to which the payment related. The Parties will execute upon request all instruments reasonably necessary to evidence and perfect the above described subrogation rights.

10.8          Mitigation.  Each Buyer Indemnitee and Seller Indemnitee shall use Commercially Reasonable Efforts to take all reasonable steps to mitigate its Losses upon and after becoming aware of any event or condition that could reasonably be expected to give rise to any Losses that may be indemnifiable or reimbursable hereunder.

10.9          Adjustment to Purchase Price.    All indemnification payments made pursuant to this  ARTICLE X, any payments by Sellers pursuant to  Section 11.2(a) or  Section 11.2(b), and any payments made by Buyers pursuant to  Section 11.7 will be treated as an adjustment to the Purchase Price unless otherwise required by applicable Law.

10.10        Setoff Rights.  If Sellers are obligated to indemnify Buyers or any other Buyer Indemnitee for any indemnification claim in accordance with  ARTICLE X, Buyers may set-off the amount of such claim against any amounts payable by Buyers to Sellers under the Seller Support Agreements, as such amounts becomes due; provided, however, that Buyers shall seek satisfaction of any indemnification claim under Section 10.3 in the following order: first, by exhausting its rights to the Collateral pursuant to the Collateral Agreement; second, following release or sale of all Collateral pursuant to the Collateral Agreement, by exhausting its set-off rights against any payments under the Deferred Payment Security; and third, by recourse to Sellers and the Seller Guarantor. Buyers may set-off pursuant to this Section 10.10 only (a) with respect to those indemnifications claims that have been Finally Determined (as defined below) or (b) with the prior written consent of Sellers. If Buyers intends to set-off any amount hereunder, Buyers shall provide not less than thirty (30) days’ prior written notice to Sellers of its intention to do so, together with the amount subject to set-off, and a reasonably detailed explanation of the basis therefor. For purposes of this Agreement, the term “Finally Determined” shall mean, with respect to any indemnification claim made and any Liability related thereto, when the parties to such claim have so determined by mutual agreement in writing or, if disputed, when a final non- appealable judgment has been issued by a court having proper jurisdiction pursuant to  Section 12.9. Except as set forth in this  Section 10.10, no Party shall have any right of set-off under this Agreement.

ARTICLE XI
 TAX MATTERS

11.1         Transfer Taxes. Buyers, on the one hand, and Sellers on the other, shall economically bear 50% of, and indemnify and hold harmless the other with respect to its proportionate share of, all Transfer Taxes incurred in connection with the consummation of the transactions contemplated by this Agreement, whether such Transfer Taxes are imposed on Buyers, the Acquired Companies and the Subsidiaries, or Sellers. All such Transfer Taxes, if any, shall be timely paid, and any related Tax Returns timely filed, by the Party required to pay for such Taxes, and file such Tax Returns, under applicable Law. Buyers and Sellers agree to cooperate with each other in the filing of any returns with respect to Transfer Taxes payable in accordance with this   Section 11.1, including promptly supplying any information in its possession that is reasonably necessary to complete such returns.

11.2          Tax Returns.  Except as otherwise provided in Section 11.1:

(a)          Sellers shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns that are required to be filed by the Acquired Companies and the Subsidiaries on or before the Closing Date (“Seller Prepared Tax Returns”). Sellers shall ensure that each Seller Prepared Tax Return is prepared and filed in accordance with the prior positions and practices of the Acquired Companies and the Subsidiaries, unless otherwise required by applicable Law. A completed draft of each Seller Prepared Tax Return that relates to income Taxes of Kallpa Generación S.A., Distribuidora de Electricidad Oriente S.A. and Distribuidora de Electricidad Occidente S.A. shall be submitted to Buyers for Buyers’ review as soon as reasonably practicable once drafts are available. Sellers will consider in good faith any reasonable changes to such Tax Returns timely proposed by Buyers, and Sellers shall provide Buyers with a copy of any such revised Tax Return as soon as reasonably practicable after filing.   Subject to the applicable limitations in  ARTICLE X, Sellers shall timely remit (or cause to be timely remitted by the Acquired Companies and their Subsidiaries) any Taxes shown as due on any Seller Prepared Tax Return.

(b)      Buyers shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns that are required to be filed by the Acquired Companies and the Subsidiaries for any Pre-Closing Tax Period with an initial due date (giving effect to any valid extension thereof) that is after the Closing Date and for any Straddle Period (“Buyer Prepared Tax Returns”). Buyers shall ensure that each Buyer Prepared Tax Return is prepared and filed in accordance with the prior positions and practices of the Acquired Companies and the Subsidiaries, unless otherwise required by applicable Law; provided, however,  that  Buyers shall not be required to  prepare and  file Buyer  Prepared Tax Returns on such a consistent basis if Buyers agree to bear any incremental Tax Liability (regardless of whether such incremental Tax Liability is imposed on any Seller, any Acquired Company, or any Buyer) resulting from any inconsistent position or practice. A completed draft of each Buyer Prepared Tax Return that relates to income Taxes or material other Taxes shall be submitted to  Sellers for Sellers’ review as soon as reasonably practicable once drafts are available. Buyers will consider in good faith any reasonable changes to such Tax Returns timely proposed by Sellers.  Buyers shall provide Sellers with a copy of any such revised Buyer Prepared Tax Return as soon as reasonably practicable after filing.  Buyers shall timely remit, or cause to be timely remitted, all Taxes due in respect of any Buyer Prepared Tax Return, and upon the written request from Buyers, but in no event earlier than five (5) Business Days before the due date for the payment of such Taxes of the Acquired Companies and the Subsidiaries, and subject to the applicable limitations in   ARTICLE X, Sellers shall pay or reimburse (as applicable) Buyers for all Taxes payable with respect to a Buyer Prepared Tax Return that relates to a Pre-Closing Tax Period and for Sellers’ share of Taxes for any Straddle Period (determined in accordance with  Section 11.3); except, in each case, to the extent such Taxes payable by Sellers do not exceed the liabilities for such Taxes specifically taken into account in determining the final Closing Statement.

11.3        Straddle Period Tax Liabilities. Where it is necessary for purposes of this Agreement to apportion between Sellers and Buyers the Taxes of any  of the Acquired Companies and the Subsidiaries for a Straddle Period, such liability shall be apportioned between the period deemed to end at the close of the Closing Date and the period deemed to begin at the beginning of the day following the Closing Date on the basis of an interim closing of the books, except that Taxes (such as real or personal property Taxes) imposed on a periodic basis shall be allocated on a daily basis.

11.4        Assistance and Cooperation.  After the Closing, Sellers shall (and shall cause their Affiliates to) assist Buyers in preparing any Buyer Prepared Tax Return and Buyers and Sellers shall (and shall cause their respective Affiliates to) reasonably  cooperate in connection with any Action or in preparing for any audits of, or disputes with any Governmental Authority regarding, any Tax Returns filed by any of the Acquired Companies and the Subsidiaries.

11.5        Audits.

(a)          Buyers shall (or shall cause the Acquired Companies and the Subsidiaries to) give written notice to Sellers of their receipt of any notice of any audit, examination, claim or assessment for any Tax for which Sellers are responsible (a “Tax Claim”) within thirty (30) days after receipt by any Buyer, the Acquired Companies or the Subsidiaries of such notice. Failure to give any such written notice within such thirty (30) day period shall not limit Sellers’ indemnification obligations pursuant to this Agreement, except to the extent Sellers are materially and actually prejudiced by such failure.

(b)         In the case of any Tax Claim relating to any Pre-Closing Period or the portion of any Straddle Period ending on the Closing Date, Sellers (at their sole cost and expense) shall have the right to control the conduct of such Tax Claim and shall have the right to settle such Tax Claim; provided, however, (i) that Buyers may fully participate in the conduct of such Tax Claim (at their own expense), including, without limitation, by participating with their own Tax counsel in any conferences or other meetings (in-person or by telephone) with the applicable Tax authority and attending any court sessions relating to such Tax Claim, advising Sellers on the positions to be taken in relation to such Tax Claim and reviewing and commenting on any written submissions by Sellers to the applicable Tax authority or other Governmental Authority, (ii) Sellers shall not settle, compromise or dispose of any Tax Claim without the applicable Buyer’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), and (iii) Sellers shall keep Buyers fully and timely informed with respect to the status of such Tax Claim, including, without limitation, by timely providing Buyers with copies of documents received from a Tax authority or other Governmental Authority and by providing timely notice of any meetings or court sessions involving a Tax authority or other Governmental Authority.

11.6          Certain Actions.  Unless otherwise required by applicable Law (including, for the avoidance of doubt, a court Order), without Sellers’ prior written consent (which shall not be unreasonably withheld, conditioned or delayed) Buyers shall not, and shall not cause or permit any other Person to, (a) amend, re-file or supplement any Tax Return of the Acquired Companies or the Subsidiaries with respect to any Pre-Closing Tax Period; (b) file any ruling or similar request with any Taxing Authority by or on behalf of the Acquired Companies or the Subsidiaries that relates to a Pre-Closing Tax Period; (c) carry back any income Tax losses, credits or similar items attributable to the Acquired Companies or any of the Subsidiaries to any Pre-Closing Tax Period (d) voluntarily disclose to a Tax authority any information relating to the Acquired Companies or any of the Subsidiaries with respect to any Pre-Closing Tax Period (it being understood that the following shall not be deemed a voluntary disclosure of information: (i) filing a Buyer Prepared Tax Return; (ii) taking actions permitted by this  Section 11.6, such as amending a Tax Return of the Acquired Companies and the Subsidiaries for a Pre-Closing Tax Period or filing a ruling request on their behalf for such period; and (iii) disclosing information to a Tax authority in good faith in connection with any audit, examination, claim, assessment of Tax, information request or other inquiry) (each, a “Seller Tax Matter”) if such action is reasonably likely to (i) increase Sellers’ or any of their Affiliates’ liability for Taxes under Section 10.3(b) and Buyers do not waive their right to an indemnity for such increased liability, or (ii) result in, or change the character of, any income or gain that must be reported on any Tax Return filed or to be filed by Sellers or any of their Affiliates (including any Tax Return filed or required to be filed by any of the Acquired Companies and the Subsidiaries for any Pre-Closing Tax Period (including any Straddle Period)).

11.7          Tax Refunds.   Sellers are entitled to any refund (whether direct or indirect through a right of set-off or credit) of Taxes of the Acquired Companies and the Subsidiaries (a “Tax Refund”), and any interest received thereon, that is attributable to any Pre-Closing Tax Period or to the portion of any Straddle Period ending on the Closing Date, except to the extent (a) such Tax Refund was taken into account in determining the final Closing Statement, (b) such Tax Refund relates to a specific proceeding listed on  Schedule 4.8, (c) such Tax Refund is for a Tax period or portion of a Tax period beginning after the Closing Date that arises from the use of a net operating loss, net capital loss or Tax credit generated in a period (or portion thereof) ending on or before the Closing Date or (d) such Tax Refund is for a Tax period or portion of a Tax period ending on or before the Closing Date that arises from the use of a net operating loss, net capital loss or Tax credit generated in a period (or portion thereof) beginning after the Closing Date. Buyers and Sellers will equitably apportion, consistent with the principles of Section 11.3, any Tax Refund attributable to a Straddle Period. Each Party shall pay to the other Party an amount equal to any Tax Refund that such other Party is entitled to pursuant to this Section 11.7 within thirty (30) days after the actual receipt of such Tax Refund.  Any Tax Refund amount that is actually obtained shall be remitted net of any Taxes and reasonable third- party expenses incurred in connection with obtaining such refund. The Tax incurred by a Party in connection with the receipt or accrual of a Tax Refund shall be determined by assuming that such Party pays Taxes at the highest marginal rate applicable to such Party. Subject to the limitations of  Section 11.6, Buyers shall cause the Acquired Companies to seek to obtain any Tax Refund reasonably requested by Sellers if such Tax Refund would be payable to Sellers in whole or in part under this  Section 11.7, and Buyers shall not seek to obtain any Tax Refund relating or attributable to a Pre-Closing Tax Period if Sellers are otherwise entitled to such Tax Refund in whole or in part pursuant to this  Section 11.7 without Sellers’ prior written consent (which shall not be unreasonably withheld, conditioned or delayed).

11.8           Limitation on Sellers’ Rights. The rights of Sellers and restrictions imposed on Buyers under this ARTICLE XI, including, but not limited to, Sellers’ right to control or participate in Tax Contests and to settle or consent to any settlement thereof under  Section 11.5, the restrictions imposed on actions taken by Buyers under  Section 11.6 and Sellers’ right to Tax Refunds under  Section 11.7, shall not apply if Sellers are not economically liable for Taxes under  Section 10.3(b).  Sellers shall be deemed economically liable for Taxes under  Section 10.3(b)     if (a) the cap on Sellers’ liability in  Section 10.5(f) has not been met and (b) there is sufficient collateral of Sellers reasonably available to Buyers to satisfy an indemnity claim for Taxes under  Section 10.3(b) (the “Seller Economic Liability”). In determining whether there is Seller Economic Liability, the maximum amount payable with respect to other pending claims under  Section 10.3 (including other Tax Claims) shall be taken into account. In addition, Sellers’ right to control the conduct of any Tax Claim under  Section 11.5(b) shall not apply (and in the case of any pending Tax Claim, control shall shift from Sellers to Buyers) if: (i) Sellers fail to diligently prosecute a Tax Claim or (ii) Sellers are no longer obligated to indemnify Buyers for such Tax Claim pursuant to   Section 10.3(b).   In such case, Sellers shall have the same participation and consent rights afforded by Section 11.5(b) to Buyers in the case of a Tax Claim relating to any Pre-Closing Period or the portion of any Straddle Period ending on the Closing Date. Notwithstanding the foregoing, Sellers shall not have the right to contest a Tax Claim (or otherwise control or participate in the conduct of such contest or consent to any settlement thereof) if the initiation  or maintenance of such  contest  requires  the payment of any Tax, penalties or interest and such payment is not timely made by Sellers to the appropriate Governmental Authority.

ARTICLE XII
MISCELLANEOUS AND GENERAL

12.1          Expenses.

(a)          Except as set forth in this Agreement, each Party will pay its own costs and expenses (including all legal, accounting, broker, finder or investment banker fees) incurred in connection with this Agreement and the transactions contemplated hereby, irrespective of when incurred or whether or not the Closing occurs.

(b)         All amounts owed by Buyers to Sellers, or by Sellers to Buyers, under this Agreement and any of the transactions contemplated by this Agreement that are not paid when due shall be paid together with interest thereon at an annual rate equal to four percent (4%), accruing from the sixtieth (60th) day from the date that such payment is due until, and including, the date of payment. For the avoidance of doubt, for the purposes of this   Section 12.1(b), “due” shall mean in respect of any indemnity claim under ARTICLE X when such claim is Finally Determined.

12.2          Successors and Assigns. This Agreement is binding upon and inures to the benefit of the Parties and their  respective  successors and permitted assigns (in each case, including by liquidation, dissolution or otherwise by operation of law), but is not assignable by any Party without the prior written consent of the other Parties.  Notwithstanding the immediately preceding sentence, (i) Sellers may assign all or a portion of its rights and obligations hereunder to any of their Affiliates that directly or indirectly controls Sellers, and (ii) any Buyer may, without the consent of Sellers: (a) assign this Agreement or any portion thereof, including all rights, interests and obligations of such Buyer hereunder to one or more  of such Buyer’s Affiliates as designated by such Buyer; provided, that such assignment shall not (A) release such Buyer from its obligations hereunder or (B) impede or delay the Closing or the consummation of the transactions contemplated by this Agreement; or (b) assign its rights to indemnification under this Agreement to any of its Financing Sources as collateral security.

12.3          Third Party Beneficiaries. Except for the rights of the Buyer Indemnitees and Seller Indemnitees under  ARTICLE X, each Party hereto intends that this Agreement does not benefit or create any right or cause of action in or on behalf of any Person other than the Parties; provided, however, that, notwithstanding the foregoing, the following provisions of this Agreement are intended to benefit, and may be enforced directly by, any of Buyer’s Financing Sources (debt or equity): this Section 12.3, Section 12.7, Section 12.8, Section 12.9, the last sentence of Section 12.2 and Section 12.13.

12.4          Notices. Any notice or other communication provided for herein or given hereunder to a Party must be in writing, and (a) sent by facsimile transmission, (b) sent by electronic mail, (c) delivered in person, (d) mailed by first class registered or certified mail, postage prepaid, or (e) sent by Federal Express or other overnight courier of national reputation, addressed as follows:

If to the Buyers:

c/o I Squared Capital Advisors (US) LLC
410 Park Avenue #830
New York, NY 10022
Attention: General Counsel
Facsimile No.: +1 (212) 339-5390
Email: generalcounsel@isquaredcapital.com

with a copy to:

Norton Rose Fulbright US LLP
1301 Avenue of the Americas
New York, New York 10019
United States
Attention: Charles E. Hord, III, Esq., Marwan Azzi, Esq.,
Facsimile: +1 646 710 5353
Email: charles.hord@nortonrosefulbright.com
            marwan.azzi@nortonrosefulbright.com

If to the Sellers:

1 Temasek Avenue #36-01
Millenia Tower
Singapore 039192
Attention: Legal Department, Finance Department
Email: RobertR@kenon-holdings.com
TzahiG@kenon-holdings.com

with a copy to:

Inkia Energy Limited
Canon’s Court
22 Victoria St.
Hamilton HM12
Bermuda

and

Skadden, Arps, Slate, Meagher & Flom (UK) LLP
40 Bank Street
London E14 5DS
United Kingdom
Attention: Scott V. Simpson, Esq., James A. McDonald, Esq.,
                   Pankaj Sinha, Esq.
Facsimile: +44 (0)207 519 7070
Email: scott.simpson@skadden.com
james.mcdonald@skadden.com
pankaj.sinha@skadden.com

or to such other address with respect to a Party as such Party notifies the other in writing as above provided. Each such notice or communication will be effective (i) if given by facsimile, when the successful sending of such facsimile is electronically confirmed, (ii) if given by electronic mail, when electronic evidence of receipt is received or (iii) if given by any other means specified in the first sentence of this  Section 12.4, upon delivery or refusal of delivery at the address specified in this Section 12.4.

12.5          Complete Agreement.   This Agreement and the Schedules and exhibits hereto and the other documents delivered by the Parties in connection herewith, together with the Confidentiality  Agreement, contain the complete agreement among the Parties hereto with respect to the transactions contemplated hereby and thereby and supersede all prior agreements and understandings among the Parties hereto with respect thereto.

12.6          Captions. The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement.

12.7          Amendment.  This Agreement may be amended or modified only by an instrument in writing duly executed by the Sellers and Buyers; provided, however, that the provisions of this Agreement referenced in the proviso to  Section 12.3 (and any definition or provision related to Buyer’s Financing Sources’ rights under such provisions) may not be amended in a manner adverse to Buyer’s Financing Sources without their prior written consent.

12.8          Governing Law. This Agreement is to be governed by, and construed and enforced in accordance with, the laws of the State of New York (and, for the avoidance of doubt, this Section 12.8 is intended to benefit, and may be enforced directly by, any of Buyer’s Financing Sources (debt or equity)).

12.9          Consent to Jurisdiction and Service of Process.

(a)             Except as set forth in  Section 2.3(c) or  Section 7.12(c) with respect to any dispute to be resolved by the Accounting Firm, any Action arising out of or relating in any  way  to this Agreement and the transactions contemplated hereby, whether in contract, tort, common law, statutory law, equity, or otherwise, including any question regarding its existence, validity, or scope (any “Transaction Dispute”), including, for the avoidance of doubt, any Transaction Dispute against or otherwise involving any of Buyer’s Financing Sources (debt or equity), will exclusively be brought and resolved in the U.S. District Court for the Southern District of New York (where federal jurisdiction exists) or the Commercial Division of the Courts of the State of New York sitting in the County of New York (where federal jurisdiction does not exist), and the appellate courts having jurisdiction of appeals in such courts.   In that context, and without limiting the generality of the foregoing, each Party irrevocably and unconditionally:

(i)              submits for itself and its property to the exclusive jurisdiction of such courts with respect to any Transaction Dispute and for recognition and enforcement of any judgment in respect thereof, and agrees that all claims in respect of any Transaction Dispute shall be heard and determined in such courts;

(ii)             agrees that venue would be proper in such courts, and waives any objection that it may now or hereafter have that any such court is an improper or inconvenient forum for the resolution of any Transaction Dispute; and

(iii)            agrees that the mailing by certified or registered mail, return receipt requested, to the Persons listed in  Section 12.4 of any process required by any such court, will be effective service of process; provided, however, that nothing herein will be deemed to prevent a Party from making service of process by any means authorized by the Laws of the State of New York.

(b)            The foregoing consent to jurisdiction will not constitute submission to jurisdiction or general consent to service of process in the State of New York for any purpose except with respect to any Transaction Dispute.

(c)             EACH  PARTY HERETO  ACKNOWLEDGES AND  AGREES THAT ANY   CONTROVERSY   THAT  MAY  ARISE   HEREUNDER  IS  LIKELY  TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH  PARTY HEREBY IRREVOCABLY  AND UNCONDITIONALLY  WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING (INCLUDING, FOR THE AVOIDANCE OF DOUBT, ANY SUIT, ACTION OR OTHER PROCEEDING AGAINST OR OTHERWISE INVOLVING ANY OF BUYER’S FINANCING SOURCES (DEBT OR EQUITY)) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS  SECTION 12.9(c).

(d)            The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy (including money damages) at law in the event that any of the provisions hereof were not performed in accordance with their specific terms or were otherwise breached and that any defense in any action for specific performance that a remedy at law would be adequate is hereby waived. It is accordingly agreed that prior to the valid termination of this Agreement pursuant to  ARTICLE IX, the Parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief as provided in this Section 12.9(d) to prevent breaches or threatened breaches hereof and to enforce specifically the terms and provisions hereof (including Closing the purchase and sale on the terms and conditions set forth herein), without the necessity of proving the inadequacy of money damages as a remedy, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties acknowledge and agree that the right to an injunction, specific performance or other equitable relief is an integral part of the transactions contemplated by this Agreement and, without that right, the Parties would not have entered into this Agreement. The Parties shall not be required to provide any bond or other security in connection with any such proceeding seeking an injunction, specific performance or other equitable relief to prevent breaches or threatened breaches hereof or to enforce specifically the terms and provisions hereof in accordance with this  Section 12.9(d). The Termination Date shall automatically be extended by the time period between commencement of any action or proceeding by any Party for an injunction or injunctions to prevent breaches or threatened breaches hereof and to enforce specifically this Agreement and the date on which a non-appealable final order of a court of competent jurisdiction is entered with respect to such action or proceeding.

12.10     Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision will be interpreted to be only so broad as is enforceable.

12.11     Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.  The words “include,” “includes” or “including” (or any other tense or variation of the word “include”) in this Agreement shall be deemed to be followed by the words “without limitation.” When reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article, Section, Exhibit or Schedule of this Agreement unless otherwise indicated.  The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The definitions contained in this Agreement are applicable to the singular as well as to the plural forms of such terms and to the masculine as well as the feminine and neuter genders of such terms. Whenever this Agreement states that any document has been “made available”, unless otherwise expressly provided herein, that means the document was (a) made available to Buyers in the electronic data site maintained on behalf of Sellers with respect to the transactions contemplated by  this Agreement (b) delivered in writing to Buyers or any of their Affiliates or (c) access was given to the Buyers to the physical location where such documents were located. In the event of any inconsistency between this Agreement and the Mutual Release, Local Transfer Agreements, Buyer Guarantee, Seller Support Agreements, Trust Agreements, CPAA Agreements, Transition Services Agreement or Escrow Agreement, the terms of this Agreement shall govern.

12.12     Counterparts. This Agreement may be executed in two or more counterparts (including counterparts transmitted via facsimile or in .pdf or similar format), each of which will be deemed an original but all of which will constitute but one instrument.

12.13     No Recourse.  All Actions, claims, obligations or Liabilities that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with or as an inducement to, this Agreement) may be made only against (and are those solely of) Sellers and Buyers (“Contracting Parties”). No Person who is not a Contracting Party, including, without limitation, any director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate, agent, attorney or representative of, and any financial advisor or Financing Source (debt or equity) to, any Contracting Party, or any director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate, agent, attorney or representative of, and any financial advisor or Financing Source (debt or equity) to, any of the foregoing (“Nonparty Affiliates”) will have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any Actions, claims, obligations or Liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance or breach; and, to the maximum extent permitted by law, each Contracting Party hereby waives and releases all such Actions, claims, obligations and Liabilities against any such Nonparty Affiliates.   Without limiting the foregoing, to the maximum extent permitted by law, (a) each Contracting Party hereby waives and releases any and all rights, claims, demands or causes of action that may otherwise by available at law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose Liability of a Contracting Party on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization or otherwise and (b) each Contracting Party disclaims any reliance upon any Nonparty Affiliate with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.

12.14     Waivers.

(a)          It is acknowledged by the Parties that Sellers, the Acquired Companies and the Subsidiaries have used or retained the counsel set forth in  Schedule 12.14 to act as their counsel in connection with the transactions contemplated by this Agreement (“Sellers’ Counsels”) and that Sellers’ Counsels have not acted as counsel for any other Person in connection with the transactions contemplated by this Agreement for conflict of interest or any other purposes. Buyers agree that any attorney-client privilege and the expectation of client confidence attaching as a result of Sellers’ Counsels’ representation of Sellers and the Acquired Companies and Subsidiaries related to the preparation for, and negotiation and consummation of, the transactions contemplated by this Agreement, including all communications among Sellers’ Counsels and Sellers, the Acquired Companies and/or their respective Affiliates in preparation for, and negotiation and consummation of, the transactions contemplated by this Agreement, shall survive the Closing and shall remain in effect. Furthermore, effective as of the Closing, (i) all communications (and materials relating thereto) between the Acquired Companies and Subsidiaries, on the one hand, and Sellers’ Counsels or any  other legal counsel or financial advisor, on the other hand, related to the preparation for, and negotiation and consummation of, the transactions contemplated by this Agreement are hereby assigned and transferred to Sellers, (ii) the Acquired Companies and Sellers hereby release all of their rights and interests to and in such communications and related materials and (iii) the Acquired Companies hereby release any right to assert or waive any privilege related to the communications referenced in this Section 12.14.

(b)         Buyers agree that, notwithstanding any current or prior representation of the Acquired Companies by Sellers’ Counsels, Sellers’ Counsels shall be allowed to represent Sellers or any of their Affiliates in any matters and disputes adverse to any Buyer and/or the Acquired Companies and Subsidiaries that either is existing on the date hereof or arises in the future and relates to this Agreement and the transactions contemplated hereby; and Buyers and the Acquired Companies hereby  waive any conflicts or claim of privilege that may arise in connection with such representation. Further, Buyers agree that, in the event that a dispute arises after the Closing between any Buyers and Sellers or any of their Affiliates, Sellers’ Counsels may represent Sellers or their Affiliates in such dispute even though the interests of Sellers or their Affiliates may be directly adverse to any Buyers, the Acquired Companies and Subsidiaries and even though Sellers’ Counsels may have represented the Acquired Companies or Subsidiaries in a matter substantially related to such dispute.

(c)          Each Buyer acknowledges that any advice given to or communication with Sellers or any of their Affiliates (other than the Acquired Companies) shall not be subject to any joint privilege and shall be owned solely by Sellers or their Affiliates. Each Buyer hereby acknowledge that each of them has had the opportunity to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Agreement, including the opportunity to consult with counsel other than Sellers’ Counsels.

[Signatures on Following Pages]

IN WITNESS WHEREOF, the Sellers and Buyers have executed this Agreement or caused this Agreement to be executed as of the day and year first above written.

SELLER 1:

INKIA ENERGY LTD.

By:
Name: Javier Garcia
Title: Chief Executive Officer

SELLER2:
IC POWER DISTRIBUTION HOLDINGS PTE. LTD.

By:
Name: Javier Garcia
Title: Authorized Signatory

[Signature Page- Share Purchase Agreement]

BUYER 1:

NAUTILUS INKIA HOLDINGS LLC

By:
Name: Thomas Lefebvre
Title: Authorized Signatory

BUYER 2:

NAUTILUS DISTRIBUTION HOLDINGS LLC

By:
Name: Thomas Lefebvre
Title: Authorized Signatory

BUYER 3:

NAUTILUS ISTHMUS HOLDINGS LLC

By:
Name: Thomas Lefebvre
Title: Authorized Signatory

[Signature Page- Share Purchase Agreement]

ANNEX I

DEFINITIONS

For purposes of this Agreement:

“Action” means any claim, action, suit, demand, complaint, notice of violation, proceeding, including administrative enforcement proceedings, arbitration mediation, investigation, inquiry, audit, assessment or examination by or before any Governmental Authority or arbitrator.

“Acquired Companies” means the Persons set forth on Schedule 4.2.

“Acquired Interests” means the Equity Interests of the Acquired Companies owned by the Sellers as set forth on Schedule 4.2. For the avoidance of doubt, the Buyer 1 Acquired Interests, Buyer 2 Acquired Interests and Buyer 3 Acquired Interests collectively constitute all of the Acquired Interests.

“Actual Fraud” means actual and intentional fraud with respect to the representations and warranties expressly set forth in this Agreement that is committed by the Party making such representations or warranties.

“Affiliate” means, with respect to any Person, any Person that directly or indirectly controls, is controlled by or is under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as a trustee or executor or otherwise.

“Agua Clara Contribution Amount” means the amount of any capital contributed by the Acquired Companies or Subsidiaries to the Subsidiary that is developing the Agua Clara Development Project, only to the extent that the Buyers have given their prior written consent to such capital contribution.

“Agua Clara Debt” means the amount of any Debt incurred by the Acquired Companies or Subsidiaries in connection with the Agua Clara Development Project, only to the extent that (i) the Buyers have given their prior written consent to the incurrence of such Debt and (ii) the proceeds of the Debt are contributed to or incurred by the Subsidiary that is developing the Agua Clara Development Project or otherwise applied to pay development costs and expenses for the Agua Clara Development Project.

“Anti-Bribery Laws” means all Laws, rules and regulations issued, administered and/or enforced concerning bribery or corruption, including the FCPA and the UK Bribery Act of 2010, that are applicable to any of the Seller, Acquired Companies and the Subsidiaries.

“Anti-Corruption Laws” means Anti-Bribery Laws, Anti-Money Laundering Laws, Anti- Terrorism Financing Laws, and Sanctions.

“Anti-Money Laundering Laws” means all applicable financial record keeping and reporting requirements and anti-money laundering statutes in each of the jurisdictions in which any of the Sellers, or any Acquired Company is incorporated or domiciled and of all jurisdictions in which each Compliance Group Member conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority.

“Anti-Terrorism Financing Laws” means all applicable references, requirements and regulations of the United Nations (Anti-Terrorism) Regulations, Title III of the USA PATRIOT ACT or similar rules, regulations or guidelines, which in every case are (a) issued, administered or enforced by any Governmental Authority having jurisdiction over any Compliance Group Member, (b) of any jurisdiction in which any Compliance Group Member conducts business and (c) to which any Compliance Group Member is subject. In the absence of an equivalent local regulation, the United Nations (Anti-Terrorism) Regulations shall apply.

“Antitrust Law” means any applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Arbitration Firm” means (i) in respect of Section 2.3 and Section 2.4(b)(iii), Ernst & Young, KPMG, PricewaterhouseCoopers or Deloitte Touche Tohmatsu, excluding any such Arbitration Firm (including any of their Affiliates) that serves as the independent auditor of Sellers, Buyers or any of their Affiliates and (ii) in respect of Section 7.12, means any qualified firm reasonably acceptable to Buyers and Sellers that has experience in the energy utilities industry in the relevant jurisdiction where such casualty and/or condemnation loss occurred.

“Basis Certificate Escrow Account” means the escrow account in which the Initial Purchase Price and/or any payment due to Sellers pursuant to Sections 2.3(e)(ii) and 7.12(d) will be deposited in the event the Tax Basis Certificates have not been obtained at least five (5) Business Days prior to the date such payment is due (such that it is valid).

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in (i) Tel Aviv, Israel, (ii) New York, New York, United States of America, and (iii) Lima, Peru.

“Buyer 1 Acquired Interests” means the Equity Interests directly held by Seller 1 of the following Acquired Companies as set forth on Schedule 4.2: Inkia Americas Limited.

“Buyer 2 Acquired Interests” means (i) the Equity Interests directly held by Seller 1 of the following Acquired Companies as set forth on Schedule 4.2: IC Power Nicaragua Holdings, Inversiones Waxere S.A., IC Power Nicaragua S.A., Samay III S.A., Pacahuasi Energía S.A., IC Power Southern Terminals S.A., IC Power USA Services Corp., IC Power Argentina I S.A., IC Power Argentina II S.A., and ICPM Development S.A.P.I. de C.V. and (ii) the Equity Interests directly held by Seller 2 of the following Acquired Companies as set forth on Schedule 4.2: Estrella Cooperatief B.A.

“Buyer 3 Acquired Interests” means the Equity Interests directly held by Seller 1 of the following Acquired Companies as set forth on Schedule 4.2: IC Power Jamaica Holdings Ltd.,
IC Power Guatemala Holdings Ltd., Nejapa Holdings Company Ltd., PE Panama Energy S.A., Kanan Overseas IV Inc., Kanan Overseas III Inc., Kanan Overseas I Inc., Kanan Overseas II Inc., and Nejapa Power Company S.A.

“Buyers Cash Extraction Costs” means, the aggregate of, for each Acquired Company or Subsidiary: to the extent that the Proportional Minimum Cash for each Acquired Company or Subsidiary as shown on Schedule 1.1(a) is less than the Proportionally Consolidated Group Cash attributable to such Acquired Company or Subsidiary as of the Effective Time, the Cash Extraction Costs for the excess of such Proportionally Consolidated Group Cash attributable to that Acquired Company or Subsidiary over such Proportional Minimum Cash attributable to that Acquired Company or Subsidiary.

“Buyer Guarantor” means ISQ Global Infrastructure Fund II, L.P.

“Buyers’ Knowledge” means the actual knowledge (after due inquiry of the individuals reporting directly to such individual with responsibility for the relevant subject matter area) of each of the persons listed on Schedule 1.1(b).

“Cash” means, with respect to any Person, all cash and cash equivalent assets (including marketable securities) of such Person determined in accordance with IFRS (excluding, without duplication, all cut but uncashed checks issued by such Person, and including, without duplication, any deposits made by such Person, as of the time of determination), excluding Restricted Cash and any Kanan Insurance Proceeds Held In Cash as of the Closing Date.

“Cash Extraction” means the distribution of Cash by the Acquired Companies or Subsidiaries to Seller 1 by declaring, setting aside, making or paying any dividend or other distribution in respect of the capital stock of, or other ownership interests in, the Acquired Companies or Subsidiaries, by reducing the share capital, repurchasing, redeeming or otherwise acquiring any outstanding shares of the capital stock or other securities of, or other ownership interests in, the Acquired Companies or Subsidiaries, by effecting any recapitalization, capital reduction, reclassification, or like change in the capitalization of the Acquired Companies or Subsidiaries, or otherwise solely on the Closing Date.

“Cash Extraction Costs” means the minimum amount of applicable Taxes that would be incurred by Seller 1 in order to effect a Cash Extraction with respect to a specified amount.

“Closing Accounting Policies” means IFRS using the accounting methods, policies, practices, procedures, judgments and estimation methodology used by Seller 1 in the normal closing process reflected in Seller 1’s audited financial statements and applied consistent with past practice.

“Closing Date Escrow Amounts” means (i) in the case of the Basis Certificate Escrow Account, either (A) all of the Initial Purchase Price, if the Tax Basis Certificate has not been delivered to Buyers not less than five (5) Business Days prior to the Closing Date or (B) in any other case, $0; (ii) in the case of the Casualty and Condemnation Escrow Account, either (A) the Casualty Difference or Condemnation Difference (in each case, if any) in accordance with Section 7.12 or (B) in any other case, $0; (iii) in the case of the Kanan Project Escrow Account, (A) $ 10 million, (B) $20 million, or (C) $0, in each case, subject to and in accordance with Section 7.13(a), and (iv) in case of the Withholding Tax Escrow Amount, such amount shown on the Withholding Tax Statement in accordance with Section 2.4(b)(i). For the avoidance of doubt, the maximum amount that Buyer 1 is to set aside for Closing Date Escrow Amount is the Initial Purchase Price. If the Buyer 1 is obligated to place any amount greater than zero in either the Kanan Project Escrow Account or the Casualty and Condemnation Escrow Account, then such amount(s) would be reduced from the amount (if any) to be deposited into the Basis Certificate Escrow Account.

“Collateral” means all property and assets subject to Liens created pursuant to the Collateral Agreement to secure the Sellers indemnification obligations under Section 10.3;

“Collateral Agreement” means the Collateral Agreement negotiated in good faith by Buyers and Sellers between the date of this Agreement and Closing Date that is consistent with and reflects the terms of the Collateral Agreement Term Sheet;

“Collateral Agreement Term Sheet” means the Collateral Agreement Term Sheet set forth on Exhibit D;

“Commercially Reasonable Efforts” means the efforts, time and costs a prudent Person desirous of achieving a result would use, expend or incur in similar circumstances to achieve such results as expeditiously as possible, provided that such Person is not required to expend funds or assume Liabilities beyond those that are reasonable in nature and amount in the context of the transactions contemplated by this Agreement.

“Company” means Inkia Energy Limited, an exempted company incorporated under the laws of Bermuda.

“Compliance Group Members” means directors (including, without limitation, officers) of the Sellers, Acquired Companies, Subsidiaries, or any Subsidiary thereof.

“Compliance Group Employees and Third Parties” means employees (excluding the directors and officers) representatives, consultants, contractors or agents (in each case, independent contractors) of the Sellers, Acquired Companies, Subsidiaries, or any Subsidiary of any thereof, but in each case, solely to the extent of any activity undertaken on behalf of or in relation to the Sellers, Acquired Companies, Subsidiaries, or any Subsidiary of any thereof whether or not undertaken within the scope of an agreement with of the foregoing or any affiliate thereof.

“Confidentiality Agreement” means the Non-Disclosure and Confidentiality Agreement dated June 1, 2017, between Seller Guarantor and I Squared Capital Advisors (US) LLC.

“Consent” means any consent, approval, authorization, filing, notice, waiver, registration or qualification or similar action of, by, to or with any Person.

“Contracts” means any legally-binding contract, agreement, lease, license, instrument, commitment, evidence of Liabilities, mortgage, indenture, purchase order, binding bid or offer, letter of credit, security agreement or other similar arrangement (including any amendments, supplements and other modifications thereto), other than Permits.

“Copyrights” means all copyrights, whether in published or unpublished works, which include literary works, and any other original works of authorship fixed in any tangible medium of expression; databases, data collections and rights therein, software, web site content; rights to compilations, collective works and derivative works of any of the foregoing; and registrations and applications for registration for any of the foregoing.

“CPAA Agreement” means the Contingent Payment and Assignment Agreement, substantially in the form set forth in Exhibit E.

“Debt” means, with respect to any Person, as of any date, without duplication: (a) any indebtedness for borrowed money; (b) any obligations evidenced by bonds, notes, debentures or other similar instruments (c) any obligations to pay the deferred purchase price of property, goods or services (other than trade accounts payable arising in the ordinary course of business); (d) any obligations that would be properly classified as and accounted for as capitalized leases in accordance with IFRS and applicable accounting principles; (e) any obligations, contingent or otherwise, under bonds, acceptances, letters of credit or similar facilities; and (f) any guaranty, pledge or grant of any Lien in respect of any of the foregoing or any obligation substantially the economic equivalent of a guaranty.

“Debt Adjustment” means the amount, which may be a positive or negative number, equal to (i) Closing Proportionally Consolidated Group Debt minus (ii) the Target Proportionally Consolidated Group Debt plus (iii) any accrued but unpaid interest on the Notes issued by Seller
1 on November 9, 2017 (excluding any Additional Notes (as defined under the Note Indenture)).

“Default” means, with respect to any Person, any circumstance, event or condition that, with or without notice or the passage of time or both, would (a) constitute a violation, breach or default under or (b) give any other Person any right of termination, cancellation, suspension, limitation, rescission or revocation of, or purchase, repurchase, or acceleration under, any Contract, Permit or Organizational Document.

“Deferred Payment Agreement” means the Deferred Payment Agreement negotiated in good faith by Buyers and Sellers between the date of this Agreement and Closing Date that is consistent with and reflects the terms of the Deferred Payment Agreement Term Sheet;

“Deferred Payment Agreement Term Sheet” means the Deferred Payment Agreement Term Sheet set forth Exhibit D;

“Deferred Payment Escrow Account” means the escrow account held by the Escrow Agent for the deposit of the Deferred Payment Principal Amount to be paid to Buyers pursuant to the Deferred Payment Agreement immediately following the Closing;

“Deferred Payment Principal Amount” means $175 million;

“Deferred Payment Security” means the security issued pursuant to the Deferred Payment Agreement;

“DEOCSA” means Distribuidora de Electricidad de Occidente, Sociedad Anonima.

“DEORSA” means Distribuidora de Electricidad de Oriente, Sociedad Anonima.

“Development Projects” means the development projects set forth on Schedule 1.1(c).

“Domain Names” means Internet electronic addresses, uniform resource locators and alphanumeric designations associated therewith registered with or assigned by any domain name registrar, domain name registry or other domain name registration authority as part of an electronic address on the Internet and all applications for any of the foregoing.

“EBITDA” means, with respect to any Reference Group, the net income (determined in accordance with IFRS) before interest expense, taxes, depreciation and amortization of that Reference Group.

“Energuate” means, together, DEORSA and DEOCSA.

“Environment” means soil, surface water, groundwater, stream sediments, and ambient air.

“Environmental Law” means all applicable Laws, Permits or Orders of any Governmental Authority concerning pollution or the investigation, restoration, preservation or protection of the Environment (including cultural heritage, indigenous communities, biodiversity, protected natural gas, air, surface water, groundwater, protected species and cultural resources, surface land, subsurface land, plant and animal, soil and other natural resources) or the exposure, presence, treatment, use, storage, recycling, handling, generation, transportation, processing, labeling, production, Release or threatened Release, control, cleanup or disposal of any explosives, controlled substances or Hazardous Materials.

“Equity Interests” means capital stock, partnership or membership interests or units (whether general or limited), and any other interest or participation that confers on a Person the right to receive a share of the profits and/or losses of, or distribution of assets of, the issuing Person.

“Equity Securities” means (a) Equity Interests, (b) subscriptions, calls, warrants, options or commitments of any kind or character relating to, or entitling any Person to acquire, any Equity Interests and (c) securities convertible into or exercisable or exchangeable, directly or indirectly, for Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each Person, trade or business that, together with any Acquired Company, is or was treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the U.S. Tax Code or Section 4001(b) of ERISA.

“Escrow Accrued Interest” means any interest accrued on the Casualty Difference or the Condemnation Difference, as applicable, at a rate of the LIBOR Rate plus a margin of 10.0% per annum (calculated on an actual/actual basis) from the Closing Date until (and excluding) the date that difference is paid to Seller 1 pursuant to Section 7.12(d)(i) or to Buyer 1 pursuant to Section
7.12(d)(iv).

“Escrow Accounts” means the Basis Certificate Escrow Account, the Casualty and Condemnation Escrow Account, the Kanan Project Escrow Account and the Deferred Payment Escrow Account.

“Escrow Agent” means the escrow agent agreed between Buyers and Sellers prior to the Closing Date.

“Escrow Agreement” means the escrow agreement to be executed, by and among Sellers, Buyers, and the Escrow Agent, prior to the Closing, in a form to be reasonably mutually agreed upon by Buyers and Sellers and including the Basis Certificate Escrow Account, the Casualty and Condemnation Escrow Account and the Kanan Project Escrow Account.

“Estimated Debt Adjustment” means the amount, which may be a positive or negative number, equal to the difference of (i) Estimated Closing Proportionally Consolidated Group Debt minus (ii) the Target Proportionally Consolidated Group Debt.

“Estimated Working Capital Adjustment” means the amount, which may be a positive or negative number, equal to the difference of (i) Estimated Proportionately Consolidated Group Working Capital minus (ii) the Target Working Capital.

“Excess Cash Adjustment” means an amount equal to (i) the Excess Cash Amount plus (ii) the Seller Cash Extraction Costs minus (iii) the Buyers Cash Extraction Costs.

“Excess Cash Amount” means an amount equal to (i) the Proportionally Consolidated Group Cash as of the Effective Time minus (ii) the Minimum Cash.

“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977, as amended.

“General Enforceability Exceptions” means (i) applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally from time to time in effect and (ii) the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at law or in equity).

“Good Utility Practices” means any of the practices, methods, techniques, standards, codes, specifications, equipment and activities generally accepted by prudent providers of services in the electric utility industry in the jurisdictions where the Acquired Companies and Subsidiaries operate as good practices applicable to generating and distribution facilities like those operated by the Acquired Companies and Subsidiaries of similar design, size and capacity, in the same sector and in similar circumstances, and consistent with past practice or any of the practices, methods or activities which, in the exercise of reasonable judgment by a prudent Person in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, life-cycle maintenance costs and considerations, continuous improvement and profitability, preservation of goodwill, maintenance of good business relationships, safety, expedition and applicable Laws. Good Utility Practices are not intended to be limited to the optimal practices, methods or acts to the exclusion of all others, but rather to be practices, methods or acts generally accepted in the electric utility industry in the jurisdictions where the Acquired Companies and Subsidiaries operate.

“Governmental Authority” means any government or political subdivision, whether federal, state, local or foreign, or any agency of any such government or political subdivision, or any other regulatory, self-regulatory or administrative body, authority, agency, department, ministry, organization or commission or any federal, state, local or foreign court, tribunal or judicial or arbitral body.

“Group” means the Acquired Companies and the Subsidiaries, taken as a whole.

“Group Intellectual Property” means all Intellectual Property owned by the Acquired Companies or any Subsidiary.

“Hazardous Material” means any material, substance or waste (whether liquid, gaseous or solid) that (a) requires removal, investigation, remediation or reporting under any Environmental Law, or is listed, classified or regulated as a “hazardous waste” or “hazardous substance” (or other similar term) pursuant to any applicable Environmental Law or (b) is regulated under applicable Environmental Laws as being toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous, including any petroleum product or by-product, petroleum-derived substances, wastes or breakdown products, asbestos or polychlorinated biphenyls.

“IFRS” means the International Financial Reporting Standards as published by the International Accounting Standards Board.

“Intellectual Property” means Copyrights, Domain Names, Patents, Trademarks and Trade Secrets.

“Intercompany Balance” means (a) a payable by any Acquired Company or Subsidiary in favor of the Sellers or any of their Affiliates (excluding the Acquired Companies or Subsidiaries) and (b) a receivable held by any Acquired Company or Subsidiary due from the Sellers or any of their Affiliates (excluding the Acquired Companies or Subsidiaries);

“Investment” as applied to any Person means any direct or indirect purchase or other acquisition by such Person of any notes, obligations, Debt, instruments or Equity Securities of any other Person.

“Investment Treaty Claims” means any of the Actions set forth in the notice sent by IC Power Ltd. to the Directorate-General for International Economic Affairs dated June 23, 2017.

“Investor” means ISQ Global Infrastructure Fund II, L.P.

“Kanan Insurance Proceeds Held In Cash” means the amount equal to (a) all Kanan Insurance Proceeds until the Closing Date minus (b) the capital expenditures made by Kanan until the Closing Date, where such capital expenditures have been settled in cash prior to the Closing Date.

“Law” means any law, (including common law), statute, code, ordinance, regulation, rule, guideline or other requirement enacted, promulgated, issued or entered by any competent Governmental Authority or any arbitrator.

“Liability” or “Liabilities” means any and all liabilities or Debt of any nature (whether direct or indirect, absolute or contingent, liquidated or unliquidated, due or to become due, accrued or unaccrued, matured or unmatured, asserted or unasserted, determined ore determinable and whenever or however arising).

“LIBOR Rate” means the per annum rate of interest determined on the basis of the rate for deposits in United States Dollars appearing on Page BBAM of the Bloomberg Financial Markets Information Service as of 11:00 a.m. (New York, New York time) (or as soon thereafter as practical) one (1) Business Day prior to the Closing Date.

“Liens” means any mortgage, lien, security interest (whether arising by operation of Law, Contracts or otherwise), option, pledge, charge, encumbrance, restriction, right of first refusal, right of pre-emption, third-party right or interest, or another type of preferential arrangement, transfer restriction, prohibition, injunction, court order or judicial or administrative proceeding that might affect ownership or unrestricted transfer thereof as well as any restriction arising from contractual obligations, such as shareholders agreements, restriction on voting rights, or any other agreement (including a title transfer or retention arrangement) having similar effect, restrictive covenant, easement, purchase right, hypothecation, assignment or other encumbrance of any kind.

“Local Transfer Agreements” means the local share transfer agreements to transfer the Acquired Interests, substantially in the forms attached hereto as Exhibit B.

“Loss” means all losses, Liabilities, claims, damages, deficiencies, obligations, fines, payments, expenses (including reasonable costs of investigation and defense and reasonable fees and expenses of legal counsel, accountants and other professional advisors), assessments, judgments, amounts paid in settlement, or diminution in value, and other costs and expenses, in each case, actually suffered or incurred.

“Material Adverse Effect” means any change, condition, effect, fact, circumstance, matter, occurrence, event or development that, individually or in the aggregate with any other changes, conditions, effects, facts, circumstances, matters, occurrences, events or developments, (a) in case of the Group, has, or would reasonably be expected to have, any material adverse effect on the business, assets, results of operations or condition (financial or otherwise) of the Acquired Companies and the Subsidiaries, taken as a whole, or (b) in case of Sellers, prevents or materially delays, or would reasonably be expected to prevent or materially delay, the ability of any Seller to consummate the transactions contemplated by this Agreement or perform its obligations as and when due, but, in each case, none of the following, either alone or in combination, shall be deemed to constitute, or be taken into account in determining whether there has been a Material Adverse Effect: any change, conditions effect, fact, circumstance, matter, occurrence, event or development (i) resulting from general economic, political, financial, banking, credit or securities market conditions, (ii) affecting companies in the industries, markets or geographical areas in which it conducts its business generally, (iii) resulting from any changes in applicable Laws or accounting rules or interpretations thereof, (iv) resulting from natural disasters, acts of terrorism or war (whether or not declared), or epidemics or pandemics, (v) the failure, in and of itself, of the Acquired Companies and the Subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics before, on or after the date of this Agreement, (vi) any change in the cost or availability or other terms of any financing necessary or desirable for Buyers to consummate the transactions contemplated hereby and (vii) termination of the Power Purchase Agreements referenced in Section 7.13; except, in the cases of sub-paragraphs (i), (ii), (iv), and (v), to the extent that the Acquired Companies and the Subsidiaries are disproportionately affected thereby as compared with other Persons participating in the industries in which the Company, the Subsidiaries and their respective businesses operate (in which case the incremental disproportionate impact or impacts may be deemed either alone or in combination to constitute, or be taken into account in determining whether there has been, or is reasonably expected to be, a Material Adverse Effect), and (c) in case of Buyers, prevents or materially delays, or would reasonably be expected to prevent or materially delay, the ability of Buyers and the Buyer Guarantor to consummate the transactions contemplated by this Agreement or perform its obligations as and when due.

“Material Permit” means any Permit required to be held by any Acquired Company or Subsidiary (under applicable Law, Contract or otherwise) to conduct its business as presently conducted other than Permits the absence of which would not have a material adverse effect on any such Acquired Company or Subsidiary or the business, operations or condition of such Acquired Company or Subsidiary.

“Materiality Scrape” means, with respect to any representation or warranty that includes any qualification, exception or limitation that use the term “Material Adverse Effect”, “material adverse effect”, “material”, “materially” or “in all material respects”, that none of those qualifications, exceptions or limitations is given any effect and the representation or warranty will be interpreted as if those terms were not included; provided, however, that, for the avoidance of doubt, the Materiality Scrape does not apply to (a) the phrase “in all material respects” with respect to the fair presentation of any financial statement prepared in accordance with IFRS; (b) the representations contained in Section 4.7(a); (c) any defined terms (including “Material Adverse Effect”) and any reference in any defined term to “Material Adverse Effect”, “material adverse effect”, “material”, “materially” or “in all material respects”; or (d) any term or provision of this Agreement that is not a representation or warranty, including any covenant, agreement, condition or rule of construction.

“Mutual Release” means a mutual release by Sellers of the Acquired Companies and the Subsidiaries and by the Acquired Companies and the Subsidiaries of Sellers, substantially in the form attached hereto as Exhibit A.

“Note” has the meaning given to such term in the Note Indenture.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Order” means any order, judgment, ruling, decision, injunction, assessment, award, decree or writ of any Governmental Authority, whether preliminary or final.

“Organizational Documents” means, with respect to any Person, the articles or certificate of incorporation or organization and by-laws, the limited partnership agreement, the partnership agreement or the limited liability company agreement, trust agreement, joint venture agreement, shareholders agreement, members agreement, voting agreement or such other organizational documents of such Person, including those that are required to be registered or kept in the place of incorporation, organization or formation of such Person and which establish the legal personality of such Person.

“Patents” means all patents, industrial and utility models, industrial designs, petty patents, patents of importation, patents of addition, certificates of invention, and any other indicia of invention ownership issued or granted by any Governmental Authority, including all applications for any of the foregoing.

“Pedregal” means Pedregal Power Company S. de R.L.

“Permits” means any license, permit, authorization, waiver, franchise, registration, variance, concession, Consent, order, approval, certificate of authority, qualification or similar document or authority that has been issued or granted, or obtained from, by any Governmental Authority.

“Permitted Liens” means (a) Liens arising under or related to the Debt of the Acquired Companies and the Subsidiaries, (b) Liens for Taxes, assessments and other charges of Governmental Authorities not yet due and payable or being contested in good faith by appropriate proceedings, and for which there are adequate reserves in accordance with IFRS, (c) mechanics’, workmens’, landlords’, repairmen’s, warehousemen’s, carriers’ or other like Liens arising or incurred in the ordinary course of business or by operation of Law if the underlying obligations are not delinquent and such Liens are being contested in good faith by appropriate proceedings and for which there are adequate reserves in accordance with IFRS, (d) any purchase money security interests, equipment leases or similar financing arrangements, (f) customary rights of set off, bankers’ Liens, refunds or charge backs, under deposit agreements or applicable law, of banks or other financial institutions (other than deposits intended as cash collateral) in the ordinary course of business, (g) non-exclusive licenses to Intellectual Property granted in the ordinary course of business, (h) any Liens which are disclosed on the most recent balance sheet included in the Seller Financial Statements, or the notes thereto, (i) with respect to the Real Property, Permitted Liens shall also include, to the extent such items do not materially interfere with the use and enjoyment of the Real Property (i) any conditions that are shown by a current, accurate survey, (ii) easements, encroachments, restrictions, rights-of-way and any other non- monetary title defects, (iii) zoning, building and other similar restrictions, and (iv) gaps in the chain of title evident from the records of the applicable Government Authority maintaining such records, easements, rights-of-way, covenants, restrictions and other encumbrances of record as of the date of this Agreement Acquired Companies, and (j) any Liens arising out of the ordinary course of business or by operation of Law, in each case that are not material in nature or amount and which do not secure Debt.

“Person” means any individual, sole proprietorship, partnership, corporation, limited liability company, joint venture, unincorporated society or association, trust or other legal entity or Governmental Authority.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date.

“Post-Signing Event” means any event, condition or circumstance occurring on or after the date of this Agreement and at or prior to the Closing or earlier termination of this Agreement that is the sole cause of any representation or warranty made by any Seller becoming untrue, incorrect or incomplete when viewing such representation or warranty as if it were made anew at or after the occurrence of such event, condition or circumstance.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date.

“Proportionally Consolidated Group Cash” means the sum of the consolidated Cash for each Acquired Company and Subsidiaries (excluding Pedregal) multiplied by the Relevant Proportion for such Acquired Company or Subsidiary.

“Proportionally Consolidated Group Debt” means sum of the consolidated Debt for each Acquired Company and Subsidiaries (excluding Pedregal and excluding any Agua Clara Debt existing as of the Effective Time) multiplied by the Relevant Proportion for such Acquired Company or Subsidiary (excluding Pedregal), determined in accordance with the adjustments and calculations set forth on Schedule 2.3(a) and with the Closing Accounting Policies.

“Proportionally Consolidated Group Net Working Capital” means the sum of (a) the consolidated current assets of each of the Acquired Companies and the Subsidiaries (excluding Pedregal) minus (b) the consolidated current liabilities of each of the Acquired Companies and the Subsidiaries, multiplied by the Relevant Proportion for such Acquired Company or Subsidiary (excluding Pedregal) determined in accordance with the adjustments and calculations set forth on Schedule 2.3(a) and with the Closing Accounting Policies, as of the Effective Time and without giving effect to the Closing.

“Purchase Price” means (i) the Base Purchase Price plus (ii) any Working Capital Adjustment, minus (iii) any Debt Adjustment minus (iv) the Closing Date Escrow Amount (if any) plus (v) the Excess Cash Adjustment plus (v) the Agua Clara Contribution Amount.

“Real Property” means all the Acquired Companies’ and the Subsidiaries’ real (immovable) property and interests in real (immovable) property, real (immovable) property leaseholds and real (immovable) property subleaseholds, all buildings and other improvements thereon and other real (immovable) property interests currently used in the business or operations of the Acquired Companies and the Subsidiaries.

“Real Property Agreements” means (a) all Contracts relating to authorizations and licenses authorizing any Acquired Company or any Subsidiary to use public domain assets in the operation of their transmission lines, (b) all Permits authorizing any Acquired Company or any Subsidiary to operate its respective power generation plants, transmission lines, hydrocarbons’ facilities and any other business related thereto and (c) all other Contracts under which any Acquired Company or any Subsidiary has, or has granted, any Real Property Rights.

“Real Property Rights” means any leases, easements, land use rights, subsurface rights, water rights, usufructs, access easements, transmission line easements, rights to ingress and egress.

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping of a Hazardous Material into the Environment.

“Relevant Material Contract Amount” means the amount set forth in Schedule 1.1(d).

“Relevant Proportion” means the pro-rata Equity Interest held by Sellers in the relevant Acquired Company or Subsidiary expressed as a percentage, as set forth in Schedule 2.3(a).

“Restricted Cash” means, with respect to any Person, any cash that is not freely usable because it is subject to express contractual restrictions or limitations on use or distribution by Law or Contract.

“Restricted Country” means Cuba, Iran, North Korea, Sudan, Syria, the region of Crimea and/or any other country or region that is the target or subject of any Sanctions.

“Restricted Party” means any Person that is (a) a government of a Restricted Country, (b) located, domiciled, resident, incorporated or formed in a Restricted Country, (c) the subject or target of any Sanctions or on any Sanctions List or (d) directly or indirectly owned or controlled by one or more Persons referred to in clauses (a)-(c).

“Sanctions” means any trade sanctions or economic Law, embargo or other restrictive Law or measure enacted, adopted, administered or enforced by any Sanctions Authority.

“Sanctions Authority” means the United Nations, the European Union, the United States, or the respective Governmental Authorities of any of the foregoing or any Governmental Authorities with laws applicable to the Acquired Companies or Subsidiaries.

“Sanctions List” means the “Specially Designated Nationals and Blocked Persons” list maintained by OFAC or any similar list maintained by, or public announcement of Sanctions designation made by, any of the Sanctions Authorities.

“Schedules” means the disclosure schedules delivered by or on behalf of Sellers prior to or concurrently with the execution and delivery of this Agreement.

“Seller Cash Extraction Costs” means, the aggregate of, for each Acquired Company or Subsidiary: to the extent that the Proportional Minimum Cash for each Acquired Company or Subsidiary as shown on Schedule 1.1(a) is greater than the Proportionally Consolidated Group Cash attributable to such Acquired Company or Subsidiary as of the Effective Time, the Cash Extraction Costs for the excess of such Proportional Minimum Cash attributable to that Acquired Company or Subsidiary over the Proportionally Consolidated Group Cash attributable to that Acquired Company or Subsidiary; provided that the Seller Cash Extraction Costs shall not exceed $1,000,000.

“Seller Guarantee” means the guarantee issued by the Seller Guarantor dated as of the Closing Date, substantially in the form of Exhibit D.

“Seller Guarantor” means Kenon Holdings Ltd.

“Seller Support Agreements” means (i) the Seller Guarantee, (ii) the Collateral Agreement, and (iii) the Deferred Payment Agreement.

“Sellers’ Knowledge” means the actual knowledge (after due inquiry of the individuals reporting directly to such individual with responsibility for the relevant subject matter area) of each of the persons listed on Schedule 1.1(e).

“Solvent” means, with respect to any Person, that (a) the fair value of such Person’s assets are not less than the sum of its liabilities and the present saleable value of such Person’s assets will not be less than the amount required to pay its probable liabilities as they become absolute and matured, (b) such Person has and will have adequate capital with which to engage in its business, (c) such Person is able to pay its Debt, and has not stopped paying its Debt, as such Debt becomes due and (d) such Person is not insolvent or technically bankrupt (nor deemed to be insolvent or bankrupt) under any applicable Law.

“Straddle Period” means any taxable period beginning on or prior to and ending after the Closing Date.

“Subsidiary” means, as of the date hereof and as of the Closing Date, any Person (i) in which any Acquired Company or Subsidiary, or one or more Acquired Companies and any Subsidiaries, individually or collectively, own directly or indirectly, any Equity Interests of such Person, or (ii) for which the Acquired Company is entitled to elect, directly or indirectly (though one or more Subsidiaries), at least one-half of the board of directors or similar governing body of such Person or (iii) for which, if such Person is a limited partnership or limited liability company, the Acquired Company or a Subsidiary is a general partner or managing member or has the power to control such Person. The Parties agree that the term “Subsidiaries” shall include Pedregal; provided, that for purposes of ARTICLE IV, each representation and warranty contained in ARTICLE IV in respect of the Subsidiaries shall be deemed to be qualified by Sellers’ Knowledge solely in respect of Pedregal, except for the representations and warranties set forth in Sections 4.1, 4.2 and 4.3, which representations and warranties shall not be so qualified.

“Support Obligations” means each guaranty, letter of credit, performance or surety bond, pledge, deposit or other credit support arrangement for the benefit of any Person having any business relationship with the Acquired Companies or any Subsidiary or their respective businesses, including any provided by Sellers or any of their Affiliates.

“Target Proportionally Consolidated Group Debt” means $1,667,391,000.

“Target Working Capital” means $94,213,000.

“Tax” means any and all taxes, including any net income, alternative or add-on minimum tax, gross income, gross receipts, taxes on gains, net worth, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, similar governmental fee or other similar assessment or similar charge, together with any interest, fines, penalties, additions to tax imposed by any Taxing Authority.

“Tax Returns” means all Tax returns, declarations, statements, reports, schedules, information returns and forms (and any amendments to any of the foregoing) filed or required to be filed with any Taxing Authority.

“Taxing Authority” means any Governmental Authority responsible for the administration, collection or imposition of any Tax.

“Trade Secrets” means anything that would constitute a “trade secret” under applicable Law.

“Trademarks” means trademarks, service marks, fictional business names, trade names, commercial names, certification marks, collective marks, and other proprietary rights to any words, names, slogans, symbols, logos, devices or combinations thereof used to identify, distinguish and indicate the source or origin of goods or services, and all registrations of the foregoing.

“Transition Services Agreement” means a transition services agreement, dated as of the Closing Date, by and among Sellers and Buyers, substantially in the form of Exhibit F.

“Transfer Taxes” means any and all transfer Taxes (excluding, for the avoidance of doubt, Taxes measured in whole or in part by income or gain, the Peruvian ITF tax (“Impuesto a las Transacciones Financieras”) and withholding Taxes subject to Section 2.4), including sales, use, value added, excise, goods and services, stock, conveyance, registration, real estate transfer, stamp, documentary, notarial, filing, recording, permit, license, authorization and similar Taxes and fees.

“Willful Breach” means a breach of this Agreement by a Party that is a consequence of an act or omission by such Party, taken with the knowledge of such Party that, or in circumstances where such Party should reasonably have known that, taking such act or failure to take such act would be a breach of this Agreement.

“Working Capital Adjustment” means the amount, which may be a positive or negative number, equal to the difference of (i) Closing Proportionately Consolidated Group Working Capital minus (ii) the Target Working Capital.

The following capitalized terms have the meanings ascribed to them in the relevant Section as set forth below:

Defined term	Section
6-Month Consolidation File	4.5(c)
9-Month Consolidation File	4.5(c)
9-Month Financial Statements	4.5(a)
Adjustment Dispute Notice	2.3(c)(i)
Agreement	Preamble
ASEP	7.13(g)(i)
Audited Financial Statements	4.5(a)
Balance Sheet	4.5(a)
Balance Sheet Date	4.5(a)

Base Purchase Price	2.2(a)(i)
Basket Amount	10.5(a)
Benefit Plan	4.13(e)
Buyer	Preamble
Buyer 1	Preamble
Buyer 2	Preamble
Buyer 3	Preamble
Buyer Claim	10.6(b)
Buyer Claims Notice	10.6(b)
Buyer Fundamental Representations	8.1(a)
Buyer Guarantee	Recitals
Buyer Indemnitees	10.3
Buyer Prepared Tax Returns	11.2(b)
Buyers	Preamble
Casualty and Condemnation Escrow Account	7.12(c)
Casualty and Condemnation Escrow Amount	7.12(c)
Casualty Difference	7.12(e)(i)
Casualty Initial Purchase Price Reduction	7.12(a)
Casualty Loss Notice	7.12(a)
Claim	10.6(b)
Closing	3.1
Closing Agua Clara Contribution Amount	2.3(b)(v)
Closing Agua Clara Debt	2.3(b)(iv)
Closing Date	3.1
Closing Excess Cash Adjustment	2.3(b)(iii)
Closing Proportionally Consolidated Group Debt	2.3(b)(ii)
Closing Proportionally Consolidated Group Working Capital	2.3(b)(i)
Closing Statement	2.3(b)
CND	7.13(g)(ii)
COBRA	4.13(g)
COD	7.13(g)(iii)
Condemnation Difference	7.12(e)(ii)
Condemnation Initial Purchase Price Reduction	7.12(b)
Condemnation Loss Notice	7.12(b)
Condemnation Value	7.12(b)
Contracting Parties	12.13
Cure Date	7.13(g)(iv)
Cured	7.13(g)(v)
DISCO	7.13(g)(vi)
EDECHI	7.13(g)(vii)
EDECHI PPA	7.13(g)(viii)
EDEMET	7.13(g)(ix)
EDEMET PPA	7.13(g)(x)
Effective Time	3.1
ENSA	7.13(g)(xi)
ENSA PPA	7.13(g)(xii)

Equity Commitment Letter	6.5
Estimated Agua Clara Contribution Amount	2.3(a)(v)
Estimated Agua Clara Debt	2.3(a)(iv)
Estimated Closing Proportionally Consolidated Group Debt	2.3(a)(ii)
Estimated Closing Proportionally Consolidated Group Working Capital	2.3(a)(i)
Estimated Excess Cash Adjustment	2.3(a)(iii)
Estimated Statement	2.3(a)
Estrella del Norte Barge	7.13(g)(xiii)
Extended Termination Date	9.1(b)
Finally Determined	XI
Financial Statement Assistance	7.2(c)
Financing Source	7.7(a)
Force Majeure Claim Resolution	7.13(g)(xiv)
Future Development Permits	4.12(b)
General Cap Amount	10.5(d)
Impuesto a las Transacciones Financieras	10.3(b)
Indemnifying Party	10.6(c)
Initial Purchase Price	2.2(a)(vi)
Insolvency Proceedings	4.6(a)
Interim Financial Statements	4.5(a)
Kanan	7.13(g)(xv)
Kanan Casualty Event	7.13(g)(xvi)
Kanan Insurance Proceeds	7.13(g)(xxi)
Kanan Project	7.13(g)(xviii)
Kanan Project Escrow Account	7.13(a)
Kanan Recovered Amount	7.13(e)
La Esperanza Barge	7.13(g)(xx)
Leased Real Property	4.9
Material Contracts	4.14(a)
Minimum Cash	0
National Interconnected System	7.13(g)(xxi)
Nonparty Affiliates	12.13
Note Indenture	3.2(h)
Notice	10.6(b)
Owned Real Property	4.9
Parties	Preamble
Party	Preamble
Power Purchase Agreement	7.13(g)(xxiii)
PPA	7.13(g)(xxiii)
Preliminary Statement	2.3(a)
Reference Group	4.14(a)(xvi)
Responsible Party	10.6(c)
Restoration Cost	7.12(a)
Santa Inés Barge	7.13(g)(xxv)
Schedule Update	7.3
Securities Act	7.7(c)

Seller	Preamble
Seller 1	Preamble
Seller 2	Preamble
Seller Claim	10.6(a)
Seller Claims Notice	10.6(a)
Seller Economic Liability	11.8
Seller Financial Statements	4.5(a)
Seller Fundamental Representations	8.2(a)
Seller Indemnitees	10.2
Seller Prepared Tax Returns	11.2(a)
Seller Tax Matter	11.6
Sellers	Preamble
Sellers’ Counsels	12.14
Subsidiary Interests	4.3(a)
Target Project Completion Date	7.14(b)
Tax Basis Certificate	3.2(i)
Tax Claim	11.5(a)
Tax Refund	11.7
Termination Date	9.1(b)
Transaction Dispute	12.9(a)
Trust Agreements	3.2(l)
Withholding Tax Escrow Account	2.4(b)(i)
Withholding Tax Escrow Amount	2.4(b)(i)
Withholding Tax Statement	2.4

EXECUTION VERSION

AMENDMENT AGREEMENT

This AMENDMENT AGREEMENT, dated December 22, 2017 (“Amendment Agreement”) is made and entered into with regards to that certain Share Purchase Agreement, dated as of November 24, 2017 (as amended, the “Purchase Agreement”), by and among Inkia Energy Limited, an exempted company incorporated under the laws of Bermuda (“Seller 1”), IC Power Distribution Holdings, Pte. Ltd., a company organized and existing under the laws of Singapore (“Seller 2”), Nautilus Inkia Holdings LLC, a company organized and existing under the laws of Cayman Islands (“Buyer 1”). Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

WHEREAS, the Parties desire to amend the Purchase Agreement and address certain matters in preparation of Closing of the Transactions.

NOW THEREFORE, in consideration of the agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

1.	Amendment to Purchase Agreement.

(a)	Section 2.2(a) of the Purchase Agreement shall be deleted and replaced in its entirety with the following:

“(a) Subject to the adjustments set forth in Section 2.3, in full consideration for the transfer of the Acquired Interests, Buyer 1 shall pay or cause to be paid to Seller 1 at the Closing, an aggregate amount in cash equal to:

(i)	$1,177,000,000 (the “Base Purchase Price”);

(ii)	plus any Estimated Working Capital Adjustment;

(iii)	minus any Estimated Debt Adjustment;

(iv)	minus the Closing Date Escrow Amount (if any);

(v)	plus the Estimated Excess Cash Adjustment;

(vi)	plus the Estimated Agua Clara Contribution Amount;

(vii)	minus $150,000,000 (being principal amount of Additional Notes issued under the Note Indenture); and

(viii)	plus $8,500,000,

(such resulting amount calculated by clauses (i) through (viii), the “Initial Purchase Price”).”

(b)	The word “and” shall be deleted from Section 2.3(b)(v) and the following shall be added as a new Section 2.3(b)(vi):

“the Proportionally Consolidated Tariff Liability outstanding as of the Effective Time (the “Closing Proportionally Consolidated Tariff Liability”); and”

(c)	The following shall be added as a new Section 2.3(e)(iv) and (v).

“(iv)      if the Closing Proportionally Consolidated Tariff Liability (as finally determined pursuant to Section 2.3(b) or Section 2.3(c)) is greater than $17,842,130, then Seller 1 shall pay to Buyer 1 an amount equal to (i) the difference of the Closing Proportionally Consolidated Tariff Liability minus the Target Proportionally Consolidated Tariff Liability multiplied by (ii) 0.6.

“(v)     if the Closing Proportionally Consolidated Tariff Liability (as finally determined pursuant to Section 2.3(b) or Section 2.3(c)) is less than $15,842,130, then Buyer 1 shall pay to Seller 1 an amount equal to (i) the difference of the Target Proportionally Consolidated Tariff Liability minus the Closing Proportionally Consolidated Tariff Liability multiplied by (ii) 0.6.”

(d)	The following shall be added as new Sections 3.2(s) and (t).

“(s)      an assignment agreement, in form and substance reasonably satisfactory to Seller 1 and Buyer 1, assigning all rights and obligations of Seller 1 to the Kanan Intercompany Loan to Buyer 1 (the “Loan Assignment Agreement”) duly executed by Seller 1.

“(t)       duly executed powers of attorney for IC Power Argentina I S.A. and IC Power Argentina II S.A. in form and substance reasonably satisfactory to Buyer 1.”

(e)	The following shall be added as a new Section 3.3(k).

“(s)      a counterpart to the Loan Assignment Agreement.”

(f)	The phrase “Except for the Kanan Intercompany Loan” shall be added immediately prior to the words (i) “Sellers shall” in Section 7.15(a) and (ii) “The Intercompany Balances” in Section 8.2(h).

(g)	References to “Section 9.1(f)” in Section 7.3 of the Purchase Agreement shall be deleted and replaced with “Section 9.1(e).”

(h)	The following shall be added as a new Section 10.3(c).

“any withholding Taxes actually incurred by Buyer 1 or any of its Affiliates after the Closing Date for the repayment of the Kanan Intercompany Loan with any Cash (in excess of $2 million) held in Kanan at the Effective Time.”
2

(i)	The following definitions shall be added to Annex A:

““CNEE” means the Guatemalan National Energy Commission (Comisión Nacional de Energía Eléctrica).”

““Kanan Intercompany Loan” means the loan with a principal amount of $14,500,000 between Inkia Energy Limited and Kanan pursuant to a loan agreement entered into on or around December 21, 2017.”

““Proportionally Consolidated Tariff Liability” means the sum of the consolidated Tariff Liability for Energuate multiplied by the Relevant Proportion for Energuate calculated in accordance with the definition of “Tariff Liability” and the calculation methodology set forth in Schedule 1.1(g).”

““Target Proportionally Consolidated Tariff Liability” means $16,842,130.”

“Tariff Liability” means the regulatory liability (pasivo regulatorio) as reflected in the records of Energuate, calculated based on CNEE’s quarterly resolutions referring to distribution tariff adjustment in accordance to article 87 of the Guatemalan Reglamento General de Electricidad and the methodology described in Schedule 1.1(f).”

(j)	The definition of “Purchase Price” in Annex I of the Purchase Agreement shall be deleted and be replaced with the following:

““Purchase Price” means (i) the Base Purchase Price plus (ii) any Working Capital Adjustment, minus (iii) any Debt Adjustment minus (iv) the Closing Date Escrow Amount (if any) plus (v) the Excess Cash Adjustment plus (vi) the Agua Clara Contribution Amount minus (vii) $150,000,000 (being principal amount of Additional Notes issued under the Note Indenture) plus (viii) $8,500,000.”

(k)	The following shall be added as a new Section 7.17.

“7.17 Long Term Services Agreements. Prior to Closing, Sellers agree to cause Kallpa Generación S.A. and Samay I S.A. to make all payments under their respective long term services agreements in the ordinary course consistent with past practice.”

(l)	Schedule 1.1(a) of the Purchase Agreement shall be deleted and replaced in its entirety with Schedule 1.1(a) attached hereto.

(m)
Schedule 2.3(a) of the Purchase Agreement shall be amended such that in paragraph 2 under the heading “Proportionally Consolidated Group Net Working Capital” in the definition of “Excluded Liabilities” there shall be added new clauses j. and k. as follows:

“j. All liabilities for any Transaction Closing Bonus and Phantom Equity Payment referred to in columns (c) and (d), respectively, of Schedule 1 to the Agreement Regarding Specified Employees, dated November 24, 2017, among the Sellers and the Buyers.

3

“q. All liabilities for the Kanan Intercompany Loan, provided that such loan is assigned to Buyers at Closing in accordance with Sections 3.2 and 3.3.”

(n)
Schedule 2.3(a) of the Purchase Agreement shall be amended such that in paragraph 1 under the heading “Proportionally Consolidated Group Debt” the phrase “and the Kanan Intercompany Loan” shall be inserted immediately following “and Debt of Inkia Energy Ltd.”.

(o)	Schedule 2.3(a) of the Purchase Agreement shall be amended such all references to “Closing Accounting Principles” shall be replaced by the phrase “Closing Accounting Policies”.

(p)	New Schedule 1.1(f) shall be added to the Purchase Agreement and shall include the information contained in Schedule 1.1(f) hereto.

(q)	New Schedule 1.1(g) shall be added to the Purchase Agreement and shall include the information contained in Schedule 1.1(g) hereto.

2.	Closing Arrangements.

(a)	Notwithstanding any contrary provision in Section 3.1 of the Purchase Agreement:

(i)	On December 22, 2017, Seller 1 shall deliver the Estimated Statement.

(ii)
On December 26, 2017, Buyer 1 shall make an advance payment on the Initial Purchase Price of an amount equal to $175,000,000 (the “Advanced Payment”). The Advanced Payment shall be made into a deferred payment account maintained by the Escrow Agent and upon receipt of the Advanced Payment by the Escrow Agent, such funds shall be deemed to have been received by Seller 1, effective as of the Closing if it occurs on December 28, 2017, pursuant to Section 2(a)(v) below.

(iii)
On December 26, 2017, the Escrow Agent shall pay the Advanced Payment to Buyer 1 pursuant to instructions delivered by Buyer 1 in accordance with the Escrow Agreement. In the event that the Closing occurs on December 28, 2017, pursuant to Section 2(a)(v) below, the payment of the Advanced Payment to Buyer 1 pursuant to this Section 2(a)(iii) shall be deemed to be the grant of Loan (as defined in the Deferred Payment Agreement) effective as of the Closing Date pursuant to the Deferred Payment Agreement. In the event that the Closing does not occur on December 28, 2017, pursuant to Section 2(a)(v) below, the payment of the Advanced Payment to Buyer 1 pursuant to this Section 2(a)(iii) shall be deemed a repayment of the Advanced Payment by Seller
1 to Buyer 1.

4

(iv)	On December 28, 2017, Buyer 1 shall pay to Seller 1, in accordance with Section 3.3(a) of the Purchase Agreement, an amount equal to (i) the Initial Purchase Price minus (ii) the Advanced Payment.

(v)
Closing (including the purchase by, and legal transfer and conveyance to, Buyer 1 of the Acquired Interests) shall occur on December 28, 2017 if all of the conditions set forth in ARTICLE VIII of the Purchase Agreement have been satisfied or waived (other than any that are to be satisfied and are satisfied at the Closing) on that date; that date will be the “Closing Date” for all purposes of the Purchase Agreement and this Amendment Agreement, except that the Transaction shall be deemed effective once it can no longer be unwound in accordance with clause (d) below

(vi)	All other transactions contemplated in Sections 3.2 and 3.3 of the Purchase Agreement shall take place on the Closing Date (as amended hereby) as contemplated therein.

(b)
If Closing occurs on the Closing Date, the conditions set forth in ARTICLE VIII shall not be subject to any further satisfaction or waiver between the Closing Date and the Effective Time and shall be of no other force or effect following completion of the transactions set forth in Sections 3.2 and 3.3 of the Purchase Agreement as provided therein.

(c)	Buyers shall procure that between the Closing Date and the Effective Time:

(i)
(A) no dividend, return of capital (whether by reduction of capital, redemption or purchase of shares or otherwise) or other distribution of profits, reserves or assets shall be declared, paid or made by any Acquired Company or Subsidiary and (B) no loans, advances or similar payments shall be made by any Acquired Company or Subsidiary (other than to another Acquired Company or Subsidiary in the ordinary course of business consistent with past practice);

(ii)	no securities of any Acquired Company or Subsidiary (or any interest therein) shall be created, issued or allotted;

(iii)
Except as otherwise permitted under Section 2(c)(iv), (A) no Debt shall be created, incurred or assumed, other than short-term borrowings under existing lines of credit, or lines of credit renewed or extended consistent with past practice on substantially the same terms as those existing as of the date hereof, utilized in the ordinary course of business and Debt between the Acquired Companies and the Subsidiaries, (B) no Support Obligations shall be incurred or entered into, except in the ordinary course of business consistent with past practice and to replace existing Support Obligations (or other Debt), without any increase in the aggregate amount of Support Obligations (or other Debt) incurred and (C) no Investment shall be made in any Person (other than the Acquired Companies and the
Subsidiaries);

5

(iv)
no transaction shall be entered into between any Acquired Company or Subsidiary, on the one hand, and Buyers or their Affiliates (excluding the Acquired Companies and Subsidiaries), on the other hand, except for any that may be terminated immediately at will by any Acquired Company or any Subsidiary, without penalty, premium or other Liability of any kind if the Effective Time does not occur and that does not otherwise change, or have any effect on, the Proportionally Consolidated Group Net Working Capital, Proportionally Consolidated Group Debt, or the Excess Cash Amount, in each case as of the Effective Time;

(v)	the Acquired Companies and Subsidiaries shall be operated in the ordinary course of business consistent with past practice in all material respects;

(vi)	The Kanan Intercompany Loan shall not be repaid; and

(vii)	no agreement shall be entered into that would be in breach of the foregoing clauses (i) through (vi);

(d)
If, between the Closing Date and 11:59p.m. on December 31, 2017 (such time, the “Effective Time”), a change, condition, effect, fact, circumstance, matter, occurrence, event or development shall have occurred that has had or would reasonably be expected to have a Material Adverse Effect on (i) the Acquired Companies and Subsidiaries that conduct their respective businesses in the Republic of Peru, (ii) Energuate or (iii) the Group, taken as a whole, then Buyers shall have the right, exercisable prior to the Effective Time, upon giving written notice to Sellers (the “Right to Unwind Notice”) in the manner provided in Section 12.4 of the Purchase Agreement (which will be effective when given, notwithstanding any contrary provision in Section 12.4) to unwind the Transaction (the “Right to Unwind”). In the event that the Buyers exercise their Right to Unwind, Buyers and Seller shall take all actions necessary in order to cause, within ten (10) Business Days of exercise of the Right to Unwind: (A) all Acquired Interests to be transferred back to the Sellers, (B) the Initial Purchase Price to be transferred back to Buyers, (C) any amounts lent to Buyers pursuant to the Deferred Payment Agreement to be repaid to Sellers and the Deferred Payment Agreement to be terminated, (D) the obligations under the Note Indenture to be transferred back to Sellers, (E) the Trust Agreements to be terminated and all voting rights held by such trusts to be assigned back to the relevant Acquired Company or Subsidiary, (F) all other agreements entered into in connection with the Closing to be terminated (other than the Purchase Agreement and any other agreement entered into upon the signing of the Purchase Agreement), and (G) all other actions reasonably necessary to place Buyers and Sellers in a position as if the Closing had not occurred. Upon delivery of the Right to Unwind Notice to Sellers, Sellers shall be obligated to perform the actions set forth in immediately preceding sentence, notwithstanding any dispute as to whether a Material Adverse Effect on (i) the Acquired Companies and Subsidiaries that conduct their respective businesses in the Republic of Peru, (ii) Energuate or (iii) the Group, taken as a whole, has occurred. For the avoidance of doubt, in the event that the Right of Unwind is exercised, (A) Buyers and Sellers each retain all rights and obligations under the Purchase Agreement and no rights of Buyers or Sellers shall be deemed waived or forfeited under the Purchase Agreement as a result of the Right to Unwind and (B) Sellers performance of their obligations in this Section 2(d) shall not be deemed as any waiver or agreement that any Material Adverse Effect on (i) the Acquired Companies and Subsidiaries that conduct their respective businesses in the Republic of Peru, (ii) Energuate or (iii) the Group, taken as a whole, has occurred.

6

3.
References. Except as specifically modified in this Amendment Agreement, all of the terms and conditions of the Purchase Agreement shall remain in full force and effect. All references to the Purchase Agreement in any document, instrument, agreement, or writing delivered pursuant to the Purchase Agreement (as amended hereby) shall hereafter be deemed to refer to the Purchase Agreement as amended hereby.

4.
Counterparts. This Amendment Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

5.	Governing Law. This Amendment Agreement is to be governed by, and construed and enforced in accordance with, the laws of the State of New York.

[Signature Page Follows]
7

IN WITNESS WHEREOF, the Parties have caused this Amendment Agreement to be executed as of the date first written above.

SELLER 1:

INKIA ENERGY LIMITED

By:
Name: Alberto Triulzi
Title: Director

SELLER 2:

IC POWER DISTRIBUTION HOLDINGS PTE. LTD

By:
Name: Alberto Triulzi
Title: Authorized Signatory

[Signature Page – Amendment Agreement]

BUYER 1:

NAUTILUS INKIA HOLDINGS LLC

By:
Name: Thomas Lefebvre
Title: Authorized Signatory

[Signature Page – Amendment Agreement]